  As filed with the Securities and Exchange Commission on August 10, 1999

                                                         File No. 333-78359
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                            MANNATECH, INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

         Texas                      2833                   75-2508900
    (State or other          (Primary Standard          (I.R.S. Employer
    Jurisdiction of              Industrial           Identification No.)
    Incorporation or        Classification Code
     Organization)                Number)

                          600 S. Royal Lane, Suite 200
                              Coppell, Texas 75019

                              (972) 471-7400
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Charles E. Fioretti
               Chairman of the Board and Chief Executive Officer
                            Mannatech, Incorporated
                          600 S. Royal Lane, Suite 200
                              Coppell, Texas 75019

                              (972) 471-7400
         (Name, and address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                    Copy To:

                          J. Kenneth Menges, Jr., P.C.
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            1700 Pacific, Suite 4100
                              Dallas, Texas 75201
                                 (214) 969-2800

                                ---------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

                                ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                1,519,542 Shares


                 [LOGO OF MANNATECH INCORPORATED APPEARS HERE]
                                  Common Stock

                               ----------------

  Shareholders of Mannatech, Incorporated are offering 1,519,542 shares of our common stock for sale.

  Our common stock is traded on the Nasdaq National Market System under the symbol "MTEX."

                   Investing in these shares involves risks.
                    See "Risk Factors" beginning on page 7.

                               ----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    Price to    Number of    Proceeds to Selling
                                    Public(1) Shares Offered   Shareholders(1)
--------------------------------------------------------------------------------
Per Share..........................  $10.125        1              $10.125
Total..............................  $10.125    1,519,542        $15,385,362
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               ----------------

(1) Shares will be sold at the market price available on the date of sale on the Nasdaq National Market System. These amounts are based on the closing price for our common stock on the Nasdaq National Market System on August 6, 1999.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                              August 11, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Forward-Looking Statements...............................................  19
Dividend Policy..........................................................  20
Price Range of Common Stock..............................................  20
Selected Financial Data..................................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Our Business.............................................................  39
Management...............................................................  59
Certain Transactions.....................................................  68
Principal and Selling Shareholders.......................................  69
Description of Capital Stock.............................................  71
Shares Eligible for Future Sale..........................................  75
Plan of Distribution.....................................................  77
Legal Matters............................................................  78
Experts..................................................................  78
Additional Information...................................................  78
Index to Consolidated Financial Statements............................... F-1

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from or additional to that contained in this prospectus. The selling shareholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

  Until November 9, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments.

Trademarks

  The tradename Mannatech(TM) and our logo are Texas trademarks of Mannatech. Product names used in this prospectus are, in certain cases, trademarks, and in certain instances registered trademarks, and are also our property, including:
Ambroderm(TM); Ambrostart(TM); Ambrotose(R); Bulk Ambrotose(R); Bulk Em.Pact(TM); Em.Pact(TM); Bulk Phyt.Aloe(R); Man.Aloe(R); Manna-C(TM); MannaBAR(TM) (carbohydrate formula); MannaBAR(TM) (protein formula); MVP(TM); Phyt.Aloe(R); Phyto.Bears(R); MannaCleanse(TM); Emprizone(R); Firm(TM); Mannatonin(TM); Plus(TM); Profile 1(TM); Profile 2(TM); Profile 3(TM); and Sport with Ambrotose(R). Manapol(R) is a registered trademark of Carrington Laboratories, Inc. All other tradenames and trademarks appearing in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

  The following summary does not contain all the information that may be important to you. You should read this entire prospectus carefully, especially "Risk Factors" and the consolidated financial statements and related notes included elsewhere in this prospectus, before deciding to invest in shares of our common stock. This prospectus contains forward-looking statements that are based upon the beliefs of our management and upon information currently available to our management, but involve risks and uncertainties. Our actual results or experience could differ significantly from the results discussed in the forward-looking statements.

                                   Mannatech

  Mannatech develops and sells nutritional supplements and topical products through a network marketing system of approximately 246,000 active independent distributors, known as "associates." We currently sell our products in the United States, Canada and Australia. We plan to begin operations in the United Kingdom on November 15, 1999. We plan to expand into Japan in 2000. We also plan to begin operations of our wholly-owned subsidiary, Internet Health Group, Inc. in the fourth quarter of 1999. We are currently evaluating whether to expand into other foreign markets.

  From our incorporation on November 4, 1993, marking the start of our operations, our net sales have grown from approximately $8.4 million in 1994 to approximately $164.9 million in 1998. We attribute much of our growth to our business strategy, which involves:

  . developing a line of nutritional supplements having both health benefits and mass appeal to the increasing number of people who are becoming more health conscious; and

  . providing an opportunity for people interested in our products to establish a direct sales business.

  Our product development efforts have focused on creating a company-owned ingredient, Ambrotose(R)Complex, which we include in our products. Ambrotose(R)Complex is made from naturally-occurring sugars. We believe it improves the way the human body works and feels by improving cell-to-cell communication. We also make products using ingredients derived from various plants, known as "phytochemicals" which we believe are fundamental to optimal health.

  We market our products exclusively through our network of associates. Our associates may sell our products to retail customers and recruit other individuals to become associates. This marketing method has proven successful because it allows our associates to personally educate our customers on the health and nutritional benefits of our products. This marketing method is also popular with a broad cross-section of people because it is flexible and it provides a means to supplement family income or start a home-based business.

                                                              Prospectus Summary

                         Our Address/How to Contact Us

  Our principal executive office is located at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019 and our telephone number is (972) 471-7400. Our main website address is www.mannatech-inc.com.

                                  The Offering

Common stock offered by the selling shareholders..............  1,519,542 shares
Common stock outstanding after the offering................... 24,564,593 shares
Nasdaq National Market System Symbol.......................... MTEX

                              Recent Developments

  In April 1999 we formed a new subsidiary, Mannatech Ltd., under the laws of the United Kingdom, as a first step in our expansion into the United Kingdom. On May 1, 1999, we formed another new subsidiary, Mannatech Foreign Sales Corporation, under the laws of Barbados, to act as a "foreign sales corporation" as defined in the United States Internal Revenue Code. On May 7, 1999, we formed a third new subsidiary, Internet Health Group, Inc., a Texas corporation, in order to take advantage of the growth in Internet commerce. This new subsidiary will market our proprietary products, specially-developed nutritional supplements and sports nutrition products over the Internet. These new subsidiaries are in addition to Mannatech Australia Pty, Limited, our limited service provider subsidiary operating in Australia.

  Recently, questions have arisen relating to one of the studies that we use to promote our glyconutrional products as to the source of funding and authorization. We are investigating these allegations and will follow the recommendations of our senior management concerning a remedial action if the allegations prove true.

Prospectus Summary

                   Summary Consolidated Financial Information

                                                                                (unaudited)
                                                                             ------------------
                                                                             Six Months Ended
                                   Year Ended December 31,                       June 30,
                          -------------------------------------------------- ------------------
                          1994(1)     1995       1996        1997     1998     1998      1999
                          -------    -------    -------    -------- -------- --------  --------
                                   (in thousands, except per share amounts)
Consolidated Statement
 of Income Data:
Net sales...............  $ 8,445    $32,071    $86,311    $150,570 $164,933 $ 83,725  $ 87,651
Cost of sales...........    1,499      4,880     13,406      24,735   27,139   13,544    14,060
Commissions.............    3,256     12,339     35,155      61,677   66,650   33,872    35,981
                          -------    -------    -------    -------- -------- --------  --------
 Gross profit...........    3,690     14,852     37,750      64,158   71,144   36,309    37,610
                          -------    -------    -------    -------- -------- --------  --------
Operating expenses:
 Selling and
  administrative
  expenses..............    2,063      7,012     17,764      27,846   31,881   14,941    17,360
 Other operating costs..    2,115      5,253     11,746      19,402   22,359   10,038    12,108
 Cancellation of
  incentive compensation
  agreements............      --         --         --        2,192      --       --        --
 Writeoff of deferred
  offering costs........      --         --         --          --       847      --        --
                          -------    -------    -------    -------- -------- --------  --------
 Total operating
  expenses..............    4,178     12,265     29,510      49,440   55,087   24,979    29,468
                          -------    -------    -------    -------- -------- --------  --------
Income (loss) from
 operations.............     (488)     2,587      8,240      14,718   16,057   11,330     8,142
Other (income) expense,
 net....................       22        181       (116)       (43)      260      (21)      137
                          -------    -------    -------    -------- -------- --------  --------
Income (loss) before
 income taxes...........     (510)     2,406      8,356      14,761   15,797   11,351     8,005
Income tax (benefit)
 expense................     (168)        67      1,194       4,139    5,743    4,370     2,922
                          -------    -------    -------    -------- -------- --------  --------
Net income (loss).......  $  (342)   $ 2,339    $ 7,162    $ 10,622 $ 10,054 $  6,981  $  5,083
                          =======    =======    =======    ======== ======== ========  ========
Earnings (loss) per
 common share:(2)
 Basic..................  $ (0.02)   $  0.11    $  0.35    $   0.50 $   0.45 $   0.31  $   0.22
                          =======    =======    =======    ======== ======== ========  ========
 Diluted................  $ (0.02)   $  0.11    $  0.35    $   0.47 $   0.42 $   0.29  $   0.20
                          =======    =======    =======    ======== ======== ========  ========
Weighted average common
 and common equivalent
 shares outstanding:(2)
 Basic..................   20,627     20,627     20,627      21,449   22,102   22,102    23,640
                          =======    =======    =======    ======== ======== ========  ========
 Diluted................   20,627     20,627     20,627      22,400   23,659   23,698    25,142
                          =======    =======    =======    ======== ======== ========  ========
Pro Forma
 Information:(3)
Income (loss) before
 income taxes, as
 reported...............  $  (510)   $ 2,406    $ 8,356    $ 14,761
Pro forma provision for
 income tax (benefit)
 expense................     (191)       902      3,134       5,683
                          -------    -------    -------    --------
Pro forma net income
 (loss).................  $  (319)   $ 1,504    $ 5,222    $  9,078
                          =======    =======    =======    ========
Pro Forma Earnings
 (Loss) Per Common
 Share:(2)
 Basic..................  $ (0.02)   $  0.07    $  0.25    $   0.42
                          =======    =======    =======    ========
 Diluted................  $ (0.02)   $  0.07    $  0.25    $   0.41
                          =======    =======    =======    ========
Other Financial Data:
Depreciation and
 amortization...........  $     4    $    75    $   414    $  1,189 $  2,227 $    959  $  1,449
Capital
 expenditures(4)........  $    72    $   769    $ 2,660    $  9,135 $  6,098 $  3,726  $    593
Dividends declared per
 common share...........  $  1.00(5) $  1.00(5) $ 10.00(5) $   0.37 $   0.39 $   0.30  $   0.06
Balance Sheet Data:
Total assets............  $ 1,577    $ 5,712    $11,410    $ 19,558 $ 26,874 $ 22,764  $ 39,545
Long-term obligations
 excluding current
 portion................  $   --     $    33    $   --     $    110 $  1,056 $    483  $    699

--------
(1) Statement of Income data for the year ended December 31, 1994 includes the period from November 4, 1993 (inception) through December 31, 1994. For the two months of operations ended December 31, 1993, our financial data consisted of net sales of $0, selling and administrative expenses of $43,049, other operating costs of $68,683 and a net loss of ($112,733).

                                                              Prospectus Summary

(2) Computed on the basis described in Note 1 in the notes to consolidated financial statements.
(3) The pro forma information shows our net income and earnings per share as if all income earned by us and related partnerships, which no longer exist, was taxable at federal and state statutory rates.

(4) Capital expenditures include assets acquired through capital lease obligations of $397,402, $1,471,986 and $592,772 for 1997, 1998 and the six
    months ended June 30, 1999, respectively.
(5) Dividends were calculated based upon the 10,000 shares that were outstanding prior to our 1000-to-1 stock split and the reorganization of our corporate structure, each of which took place in 1997. Aggregate dividends declared amounted to $10,000, $10,000 and $100,000 in 1994, 1995 and 1996, respectively.

Prospectus Summary

                                  RISK FACTORS

  The shares of common stock being offered involve a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before you buy shares of our common stock.

If the price of our common stock continues to fluctuate significantly, you could lose all or part of your investment.

  The market price of our common stock has fluctuated significantly since the initial public offering in response to various factors, some of which are beyond our control, including:

  . broad market fluctuations, as well as general economic conditions, in the United States or internationally;

  .   quarterly fluctuations in our financial results;

  .   our earnings;

  .   financial and business announcements by us and our competitors;

  .   the overall economy; and

  .   the condition of the financial markets.

  The table below illustrates the volatility of our stock price since the initial public offering.

                                                               Percentage change
     Date                      Closing price               from previous date listed
     ----                      -------------               -------------------------
     February 12, 1999            $  8.00*                            N/A
     February 17, 1999            $31.750                        Increase 297%
     March 2, 1999                $10.500                        Decrease 67%
     April 13, 1999               $23.875                        Increase 127%
     April 27, 1999               $15.250                        Decrease 36%
     May 12, 1999                 $20.625                        Increase 35%
     June 30, 1999                $10.125                        Decrease 51%
     July 13, 1999                $13.625                        Increase 35%
     August 5, 1999               $10.188                        Decrease 25%

    --------
    * initial public offering price.

If our operating results and quarterly revenues fluctuate, the price of our common stock may be volatile.

  Our operating results and revenues are likely to vary significantly from quarter to quarter. Factors likely to cause these variations include:

  .   the timing of our company-sponsored associate events;

  .   new product introductions;

  . the timing and cost of opening new product and geographic markets and our level of success in doing so;

  . the timing of holidays, especially in the summer months and the fourth quarter, which may reduce the amount of time associates spend selling our products or recruiting new associates;

                                                                    Risk Factors

  . the adverse effect of our associates' or our failure, and allegations of their failure, to comply with applicable government regulations;

  . the negative impact of changes in or interpretations of regulations that may limit or restrict the sale of any of our products;

  .   the operation of our network marketing system;

  .   the introduction of our products into each market;

  .   the recruitment and retention of associates;

  . our inability to introduce new products or the introduction of new products by our competitors;

  . general conditions in the nutritional supplement and personal care industries or the network marketing industry; and

  . consumer perceptions of our operations and the safety, quality and effectiveness of our products.

Accordingly, our quarterly results could vary significantly in the future and investors should not rely on period-to-period comparisons as an indication of future performance. We may not be able to increase our revenues in future periods or sustain our level of revenue or rate of revenue growth on a quarterly or annual basis. Our rate of growth has been decreasing in recent periods and we expect this trend to continue as we mature. We cannot assure you that our revenue growth rate in new markets where operations have not commenced will follow this pattern. As a result of the factors discussed above, our future operating results could be below the expectations of public market analysts and investors, which could cause the market price of our common stock to decline severely.

If our international expansion is not successful, our business may suffer.

  As a part of our growth we must expand into new geographical markets, especially international markets. We may experience problems entering new international markets because of greater or different legal and regulatory barriers in foreign countries. We may also experience difficulties in adapting to foreign cultures and business customs. If we do not adequately address these problems, our international expansion may not add as much revenue or as many new associates as we anticipate, and this would hurt our overall business. Our international operations and future expansion plans are subject to political, economic and social uncertainties, including, among other things:

  .   inflation;

  . the risk of renegotiation or modification of (1) existing agreements or (2) arrangements with governmental authorities;

  .   transportation difficulties;

Risk Factors

  .   increases in tariffs;

  .   changes and limits in export controls;

  .   government regulations and laws;

  .   trademark availability and registration issues;

  .   changes in exchange rates;

  .   restrictions on our ability to exchange foreign currencies for U.S.
      dollars;

  .   adverse changes in taxation;

  .   wars and other hostilities;

  .   confiscation of our property; and

  .   perception of or changes in the direct selling business.

Any changes related to these factors could have a material adverse effect on our business, profitability and growth prospects. Further, we may spend large amounts of time and money in distributing and selling our products in international markets, which will be lost if these efforts are not successful.

If a substantial amount of our common stock is sold in the public market, our stock price could sharply decline.

  Sales of a substantial number of shares of our common stock in the public market, or the anticipation of such sales, could cause a sharp decline in the market price of our common stock. There are currently 24,564,593 shares of our common stock outstanding. Of these shares, 5,416,141 shares, including the 1,519,542 shares sold in this offering, will generally be freely tradeable without restriction. The remaining 19,148,452 shares are currently able to be sold in the open market, all under and subject to the restrictions contained in Rules 144 and 701 under the Securities Act of 1933. For more information on these rules, please refer to "Shares Eligible for Future Sale" on page 75.

  We have granted options to purchase 2,518,000 shares of our common stock, 50,000 of which were later cancelled and 504,148 of which have been exercised, leaving 1,963,852 outstanding as of the date of this prospectus. An additional 50,000 shares and 582,000 shares are available for future option grants under the 1997 Stock Option Plan and the 1998 Incentive Stock Option Plan, respectively. As of August 9, 1999, 1,693,852 of the outstanding options we have granted are exercisable. The remaining outstanding stock options become exercisable as follows:

  . 15,000 in equal portions over a three-year period with the first one-third having vested on July 31, 1999;

  . 100,000 in equal portions over a three-year period with the first one-third vesting on November 25, 1999;

  . 75,000 in equal portions over a three-year period with the first one-third vesting on January 31, 2000; and

  .   80,000 on May 14, 2000.

                                                                    Risk Factors

  Earlier this year, we registered 642,000 shares of our common stock issuable upon the exercise of options issued under the 1997 Stock Option Plan. Of these shares, 504,148 shares have been issued upon the exercise of the underlying options and 137,852 remain available for future exercises. We intend to register, on Form S-8 under the Securities Act of 1933, the offering and sale of the remaining shares of our common stock issuable under our stock option plans as soon as practicable. For more information on our stock option plans, please refer to "Stock Option Plans" on page 65.


If we are unable to attract and retain associates, our business may suffer.

  Our success depends largely upon our ability to attract, maintain, motivate and retain a large base of associates, who, in turn, recruit additional associates to purchase and sell our products. We cannot assure you that the number or productivity of our associates will be sustained at current levels or increase in the future. Several factors affect our ability to retain a sufficient number of associates, including:

  .   the motivation of our associates;

  .   general economic conditions;

  .   changes in the amount of commissions we pay;

  .   public perception of us and our products;

  . the limited number of people who are interested in pursuing direct selling as a business; and

  . competition in recruiting and retaining associates from other direct selling organizations.

  Competition by other direct selling companies for new associates interested in direct selling is intense. We expect that competition will continue to intensify as direct selling becomes more popular and more direct selling organizations enter the marketplace. The pool of individuals interested in direct selling tends to be limited in each market. Every time another network marketing company successfully recruits an individual, our potential pool of associates is reduced.

  Our sales and profits could suffer if:

  .   we are unable to attract and retain a sufficient number of associates;

  . we find it necessary to terminate a significant number of associates or those associates who play a key role in our distribution system;

  .   other network marketing companies recruit our existing associates; or

  . other network marketing companies deplete the pool of potential associates in a given market.

If we incur substantial liability from litigation, complaints or enforcement actions resulting from associate misconduct, our financial condition could suffer.

  Although we have policies and procedures in place to govern the conduct of our associates, it is still difficult to detect and correct all instances of associate misconduct.

Risk Factors

Violations of policies and procedures by our associates can lead to litigation, formal or informal complaints and enforcement actions, and inquiries by various federal, state or foreign regulatory authorities. As we expand to additional foreign countries, we are faced with the challenge and risk of coordinating our existing associate policies and procedures to conform to the legal requirements of a growing number of countries. Litigation, complaints or enforcement actions involving us and our associates could consume considerable amounts of money and other corporate resources and generally have a negative impact on our business, profitability and growth prospects.

If government regulations regarding network marketing systems are changed, interpreted or enforced in a manner adverse to our business, we may be subject to enforcement actions and material limitations on our business operations.

  Our network marketing system is subject to extensive governmental regulation, including federal and state regulation regarding network marketing plans and the offer and sale of business franchises, business opportunities and securities. Any change in legislation and regulations may hurt our business. Further, significant penalties may be imposed upon us if we or our associates do not comply with existing statutes or regulations. Violations may result from:

  .   misconduct by associates;

  .   the ambiguous nature of statutes;

  .   regulations and related court decisions;

  . the considerable discretion granted to regulatory authorities and the courts with regard to interpreting and enforcing laws; and

  .   regulations affecting our business.

If we are unable to manage our rapid growth effectively, our business may suffer.

  Over the past few years, our business has grown rapidly and we have expanded our operations to accommodate this growth. This expansion places a significant strain on our personnel, management, operating systems and other resources. Our management has had limited experience in managing this type of growth and this could hurt our business. If our current resources are inadequate to support further growth, our management may not be able to identify, manage and capitalize on existing and potential market opportunities successfully.

If we are unable to successfully compete in the nutritional supplements market, our business may suffer.

  Competition in the nutritional supplements market is very intense. We compete with numerous companies that have longer operating histories, more products and greater name recognition and financial resources than we do. Our competitors may be able to devote greater resources to marketing, promotional and pricing campaigns that may influence our existing and potential customers to buy their products rather than ours.

                                                                    Risk Factors

  Our primary competitors include:

  .   General Nutrition Companies, Inc.;

  .   Herbalife International, Inc.;

  .   Nu Skin Enterprises, Inc.;

  .   Rexall Showcase International;

  .   Rexall Sundown;

  .   Solgar Vitamin and Herb Company, Inc.;

  .   Twinlab Corporation; and

  .   Weider Nutrition International, Inc.

These companies market nutritional supplements in a wide variety of distribution channels. Although many consumers appreciate the convenience of ordering products from their homes through a salesperson, we may have difficulty attracting consumers accustomed to purchasing products in the traditional retail setting. Our business, profitability and growth prospects could be hurt if we are unable to compete successfully against our competitors.

If our business or our products are subject to adverse publicity, our business may suffer.

  We are very dependent upon our associates' perception of the overall integrity of our business, as well as the safety and quality of our products and similar products distributed by other companies. The number and motivation of our associates could decline and our business could suffer as a result if we or our products are subject to adverse publicity regarding:

  .   the nutritional supplement industry;

  .   our competitors;

  . the legality of network marketing systems generally or our network marketing system specifically;

  .   the safety and quality of our products and product ingredients;

  . the safety and quality of our competitors' products and product ingredients;

  .   regulatory investigations of Mannatech or our products;

  .   regulatory investigations of our competitors and their products;

  .   the actions of our associates;

  .   our management of our associates;

  .   the public's perception of our associates; and

  .   the direct selling business.

  Our products contain vitamins, minerals, herbs and other ingredients that are generally regarded as safe when taken as directed, and that many scientific studies have suggested may offer health benefits. We try to avoid negative publicity by conducting quality control testing on our products and by conducting or sponsoring scientific studies from time-to-time that relate to the benefits of our products.

Risk Factors

If we lose our key associates, our business may suffer.

  Because of the design of our network marketing distribution system, the loss of a key associate together with a related group of leading associates could adversely affect sales of our products and impair our ability to attract new associates. Our compensation plan allows associates to sponsor new associates, which creates multiple associate levels in the network marketing structure. Under a network marketing distribution system, associates develop relationships with other associates. If we lose a high-level sponsoring associate, we may also lose a sizable number of other associates within the high-level associate's downline network, which could adversely affect our business, profitability and growth prospects.

If we lose our key personnel, or cannot recruit additional qualified personnel, our business may suffer.

  We depend substantially on the continued services and performance of our senior management. Our business may be hurt if one or more of our senior management or key employees leave Mannatech. Although we have employment agreements with initial terms of five years with several members of our management team, this does not guarantee that they will remain with us for the entire term. If we lose the services of any of these executive officers or other key employees, we may not be able to attract and retain additional qualified personnel to fill their positions in the future.

If our outside manufacturers fail to supply our products in sufficient quantities and in a timely fashion, our business may suffer.

  All of our products are manufactured by outside manufacturers. Our profit margins and ability to deliver our products on a timely basis are dependent upon the ability of our outside manufacturers to supply quality products in a timely and cost-efficient manner. Three large manufacturers produce substantially all of our products. Our ability to enter new markets and sustain satisfactory levels of sales in each market is dependent upon the ability of these or other suitable outside manufacturers to reformulate existing products, if necessary to comply with local regulations or market environments. Further, the development of new products in the future will depend in part on these outside manufacturers. The failure of any manufacturer to supply the products or ingredients of products that we require could have an adverse effect on our business, profitability and growth prospects.

  We believe we have dependable alternative suppliers for all our ingredients except Manapol(R) and arabinogalactan, which are components of our proprietary raw material. We believe that we can produce or replace any of our ingredients if our current suppliers are unable to supply our ingredients. However, any delay in replacing or substituting such ingredients could also hurt our business.

                                                                    Risk Factors

If we are unable to protect our proprietary rights to our ingredients, our business may suffer.

  Proprietary rights are important to our success and our competitive position. Our success largely depends on our ability to protect and promote our proprietary rights for two of our ingredients:

  . Ambrotose(R)Complex, a glyconutritional dietary supplement consisting of a blend of plant polysaccharides, which is a component of each of our products; and

  .  Dioscorea Complex, a blend of herbal extracts.

We have filed a composition of matter and use patent application for Ambrotose(R)Complex and have entered into confidentiality agreements with its manufacturers and suppliers to protect our proprietary rights. Nevertheless, we face the risks (1) of not being granted a patent for Ambrotose(R)Complex, (2) of being granted a patent much narrower in scope than we requested and (3) that we have not properly protected our proprietary rights. Our business, profitability and growth prospects will be hurt if we fail to protect our proprietary rights.

If we violate various government regulations and do not obtain necessary regulatory approvals, our business will be hurt.

  We are subject to and affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints at the federal, state and local level in both our United States and foreign markets. These regulations involve, among other things:

  . the formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products;

  .  health and safety and food and drugs;

  .  trade practice laws and direct selling laws;

  . product claims and advertising by us and by our associates for which we may be held responsible;

  .  our network marketing system;

  . restrictions on pricing in transactions with our foreign subsidiaries or other related parties and similar regulations that affect our level of foreign taxable income;

  .  the amount of customs duties we may have to pay;

  . taxation of associates, which in some cases may obligate us to collect the taxes and maintain appropriate records; and

  .  import restrictions.

New regulations could be adopted or existing regulations may change at any time in a manner that could severely restrict our ability to continue to operate our business in the same manner as we have in the past and would hurt our business. We may experience complications regarding health and safety and food and drug regulations for nutritional

Risk Factors
products. Our products may need to be reformulated to comply with local requirements. In some foreign countries, nutritional products may be considered foods, while other countries may consider them drugs. Present or future health and safety or food and drug regulations could delay or prevent our introduction of new products or suspend or prohibit the sale of existing products into a given country or marketplace. As we expand into foreign markets, we will be affected by the general stability of foreign governments and the regulatory environment relating to network marketing generally, and nutritional supplements and our other products, specifically.

  If our products are subject to high customs duties, our sales and competitive position may suffer as compared to locally produced goods. In addition, import restrictions in certain countries and jurisdictions will limit our ability to import products from the United States.

If our direct selling activities do not comply with government regulations, our business may suffer.

  Our direct selling activities are regulated by various governmental agencies. If a government agency determines that we violated a law or regulation governing our direct selling activities, our business, profitability and growth prospects will be hurt. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as "pyramid" or "chain sales" schemes, that promise quick rewards for little or no effort or risk, require high entry costs, use high pressure recruiting methods and/or do not involve legitimate products. We could be in violation of existing regulations as a result of, among other things, the considerable interpretive and enforcement discretion given to regulators or misconduct by our associates. In addition, the adoption of new laws or regulations, changes in the interpretation of existing laws or regulations and inquiries by government agencies into our operations could generate negative publicity, which could have a negative impact on the motivation and recruitment of associates and on our business.

If we are exposed to product liability claims, we may be liable for damages and expenses which could hurt our financial condition.

  We face financial exposure to product liability claims if the use of our products results in an allegation of loss or injury. To date, we have not been the subject of significant product liability claims. We may be exposed to future product liability claims, including, among other things, that our products contain contaminants or include inadequate instructions regarding use or inadequate warnings concerning side effects and interactions with other substances. Although we maintain product liability insurance, potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy, which could hurt our financial condition.

  One of our products, MVP(TM), contains country mallow, a plant that contains an ephedra. Products containing ephedrine have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. The Food and Drug Administration is proposing regulations that, if adopted, would subject MVP(TM) to its labeling requirements and possibly require it to be reformulated.

                                                                    Risk Factors

Any negative publicity or product liability claims that stem from this product could hurt our business. Moreover, depending on claims made for MVP(TM), the Food and Drug Administration could regulate it as a drug, thus requiring product approval prior to marketing. In addition, certain states, including Texas and Nebraska, have begun to regulate products containing ephedrine, including labeling requirements. Our sales of MVP(TM) were $3.8 million, $5.5 million, $5.9 million and $4.9 million in 1995, 1996, 1997 and 1998, respectively.

If our newly-introduced products and ingredients have harmful side effects or do not have the healthful effects intended, our business may suffer.

  Although many of the ingredients in our products are vitamins, minerals, herbs and other substances that have been consumed by individuals for many years, some of our products contain newly-introduced ingredients or combinations of ingredients. We believe all of our products are safe when taken as directed by Mannatech, but there may be little long-term experience with individuals consuming our newly-introduced product ingredients or combinations of ingredients in concentrated form. We perform research and tests when we formulate and produce our products and we occasionally conduct or sponsor clinical studies, but we cannot assure you that our products, even when used as directed, will have the healthful effects intended or will not have harmful effects to you. If any of our products were shown to be harmful or negative publicity resulted from an individual who was allegedly harmed by one of our products, it could hurt our business, profitability and growth prospects.

If our officers and directors continue to own the majority of our common stock, they will have the ability to significantly influence our business.

  At the end of this offering, Charles E. Fioretti, Samuel L. Caster and our other directors and officers, together with members of their families and affiliates, will beneficially own approximately 51.0% of the common stock outstanding. As a result, these individuals will be able to significantly influence our company, including the election of a majority of the board of directors and approval of significant corporate transactions. As a result, various transactions may be delayed, deferred or prevented without the approval of these shareholders, including:

  .  another company or other individuals taking control of Mannatech;

  .  mergers and acquisitions;

  .  tender offers; and

  .  proxy contests.

If this happens, our shareholders may not have the opportunity to sell their shares for more than the then-prevailing market price of our common stock and the market price of our common stock may decline. For more information regarding beneficial ownership of our common stock, please refer to "Principal and Selling Shareholders" on page 69.

Risk Factors

If the board of directors authorizes preferred stock, the rights and market price of our common stock may be adversely affected.

  The board of directors has the authority to issue one or more classes or series of preferred stock without shareholder approval. The board of directors may also change the number of shares constituting any series of preferred stock and may fix and determine the designation and preferences, limitations and relative rights, including voting rights, of these shares of preferred stock, in each case without shareholder approval. Accordingly, preferred stock may be given preference over the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Undesignated preferred stock may enable the board of directors to discourage a change in control by means of a tender offer, proxy contest, merger or otherwise, and thereby protect our management, which may adversely affect the market price and rights of holders of our common stock.

If our information technology systems fail, our operations could suffer.

  Our business is very dependent upon information technology and its related systems to manage and operate many of our key business functions, including:

  .  order processing;

  .  customer service;

  .  distribution of products;

  .  commission processing; and

  .  cash receipts and payments.

If our information technology system fails, we would not be able to conduct our day-to-day business. Depending upon the severity and duration of the failure and our ability to remedy the cause, our business could be hurt.

  We recently implemented an internally developed computer software system, which could create problems with our operations. There have and will continue to be:

  . periods when the software system does not perform well and is not efficient while adjustments and corrections are made to the software;

  .  diminished access to significant business information and reports; and

  .  natural resistance to change among operators of the system.

During this period of transition, we may have to revert to alternate or manual methods, such as written ordertaking and computation, which would substantially decrease the efficiency and possibly increase the costs of our operations.

If provisions of our articles of incorporation, bylaws and Texas law relating to the purchase or sale of a large amount of our common stock or assets are triggered, the price investors might be willing to pay for your common stock in the future could be limited.

  Provisions of our current articles of incorporation, our current bylaws and the Texas Business Corporation Act may discourage unsolicited proposals to acquire Mannatech, even

                                                                    Risk Factors
if the proposal is beneficial to our shareholders. Our bylaws provide for a classified board of directors, serving staggered terms of three years. Additionally, our board of directors is authorized, without shareholder approval, to issue up to 1,000,000 shares of preferred stock having such rights, preferences and privileges as the board of directors designates. Moreover, the Texas Business Corporation Act restricts, subject to exceptions, business combinations with any "affiliated shareholder." These provisions may delay, deter or prevent a takeover of Mannatech and could limit the price investors might be willing to pay for our common stock in the future.

If we do not adequately address Year 2000 issues, our business may suffer.

  The risks posed by Year 2000 issues could hurt our business in a number of significant ways. Our information technology system is designed to comply with Year 2000 consideration. Our information technology system could be substantially impaired or cease to operate due to Year 2000 problems if unforeseen or unpreventable circumstances occur. Additionally, we rely on the information technology of our vendors, associates and other third parties, which may not be Year 2000 compliant. Year 2000 problems experienced by us, our associates, our vendors or other third parties could hurt our business.

  We are evaluating our building and utility systems for any Year 2000 issues and will test and remediate these systems if necessary. If significant remediation is necessary, the costs related to Year 2000 compliance could be significant. If any or all of our applications fail to perform on January 1, 2000, we will resort to temporary manual processing which would disrupt our operations and decrease our efficiency.

  We have begun contacting our vendors and other third parties to ascertain their Year 2000 status. Failure to achieve Year 2000 readiness by any of our vendors or other third parties could disrupt our operations and hurt our business. For more information on our risks, preparations and status relating to Year 2000 issues, please see "Year 2000" on page 37.

Risk Factors

                           FORWARD-LOOKING STATEMENTS

  Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Business" and elsewhere in this prospectus constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, that are subject to certain events, risk and uncertainties that may be outside our control. These forward-looking statements include statements of:

  . management's plans and objectives for our future operations and future economic performance;

  .  our capital budget and future capital requirements;

  .  meeting our future capital needs;

  .  realization of our deferred tax assets;

  .  the level of future expenditures; and

  . the outcome of regulatory and litigation matters, and the assumptions described in this prospectus underlying such forward-looking statements.

  Actual results and developments could differ materially from those expressed in or implied by such statements due to a number of factors, including, without limitation:

  .  those described in the context of such forward-looking statements;

  .  future product development and manufacturing costs;

  .  timely development and acceptance of new products;

  .  our entry into new countries and markets;

  .  the impact of competitive products and pricing;

  .  the political and economic climate in which we conduct operations; and

  . the risk factors described from time to time in our other documents and reports filed with the Securities and Exchange Commission.

  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                                      Forward-Looking Statements

                                DIVIDEND POLICY

  Before the completion of our initial public offering, we paid dividends to our shareholders, including $6,928,547 and $9,936,882 in 1997 and 1998, respectively and $1,326,104 from January 1, 1999 until February 11, 1999. We have not paid dividends since the completion of the initial public offering. In the future, our board of directors intends to reevaluate this policy based on our operating results, financial condition, cash requirements and other factors they consider important. Any future payments of dividends will be based on the judgment of the board of directors and limited by the Texas Business Corporation Act.

                          PRICE RANGE OF COMMON STOCK

  Our common stock has been traded on the Nasdaq National Market System under the symbol "MTEX" since February 16, 1999, the first trading day after the completion of our initial public offering. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock on the Nasdaq National Market System.

                                                                 High     Low
                                                                ------- -------
Fiscal 1999
Quarter ended March 31, 1999................................... $31.750 $  8.00
Quarter ended June 30, 1999.................................... $23.875 $10.125

*  initial public offering price

  On August 6, 1999, the closing price of our common stock on the Nasdaq National Market System was $10.125 per share. As of August 6, 1999, there were approximately 5,432 record holders of our common stock.

Dividend Policy . Price Range of Common Stock

                            SELECTED FINANCIAL DATA

  The Selected Financial Data below for each of the five years ended December 31, 1998 are drawn from our consolidated financial statements. The consolidated financial statements for 1997 and 1998 were audited by PricewaterhouseCoopers LLP and for 1994, 1995 and 1996 by Belew Averitt LLP. The reports of these two independent public accounting firms appear elsewhere in this prospectus. The Selected Financial Data below for the six months ended June 30, 1998 and 1999 are drawn from our unaudited consolidated financial statements. We believe these unaudited financial statements are prepared on the same basis as the audited statements, including all adjustments, consisting of normally recurring adjustments necessary for a fair presentation of our financial position and results of operations. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," beginning on page 23, and the consolidated financial statements and related notes beginning on page F-1 of this prospectus.

                                                                                (unaudited)
                                                                             ------------------
                                                                             Six Months Ended
                                  Year Ended December 31,                        June 30,
                         --------------------------------------------------- ------------------
                         1994(1)     1995       1996        1997      1998     1998      1999
                         -------    -------    -------    --------  -------- --------  --------
                                  (in thousands, except per share amounts)
Statement of Income
 Data:
Net sales............... $8,445     $32,071    $86,311    $150,570  $164,933 $ 83,725  $ 87,651
Cost of sales...........  1,499       4,880     13,406      24,735    27,139   13,544    14,060
Commissions.............  3,256      12,339     35,155      61,677    66,650   33,872    35,981
                         ------     -------    -------    --------  -------- --------  --------
 Gross profit...........  3,690      14,852     37,750      64,158    71,144   36,309    37,610
                         ------     -------    -------    --------  -------- --------  --------
Operating expenses:
Selling and
 administrative
 expenses...............  2,063       7,012     17,764      27,846    31,881   14,941    17,360
 Other operating costs..  2,115       5,253     11,746      19,402    22,359   10,038    12,108
Cancellation of
 incentive compensation
 agreements.............    --          --         --        2,192       --       --        --
Writeoff of deferred
 offering costs.........    --          --         --          --        847      --        --
                         ------     -------    -------    --------  -------- --------  --------
 Total operating
  expenses..............  4,178      12,265     29,510      49,440    55,087   24,979    29,468
                         ------     -------    -------    --------  -------- --------  --------
Income (loss) from
 operations.............   (488)      2,587      8,240      14,718    16,057   11,330     8,142
Other (income) expense,
 net....................     22         181       (116)        (43)      260      (21)      137
                         ------     -------    -------    --------  -------- --------  --------
Income (loss) before
 income taxes...........   (510)      2,406      8,356      14,761    15,797   11,351     8,005
Income tax (benefit)
 expense................   (168)         67      1,194       4,139     5,743    4,370     2,922
                         ------     -------    -------    --------  -------- --------  --------
Net income (loss)....... $ (342)    $ 2,339    $ 7,162    $ 10,622  $ 10,054 $  6,981  $  5,083
                         ======     =======    =======    ========  ======== ========  ========
Earnings (loss) per
 common share:(2)
 Basic.................. $(0.02)    $  0.11    $  0.35    $   0.50  $   0.45 $   0.31  $   0.22
                         ======     =======    =======    ========  ======== ========  ========
 Diluted................ $(0.02)    $  0.11    $  0.35    $   0.47  $   0.42 $   0.29  $   0.20
                         ======     =======    =======    ========  ======== ========  ========
Weighted average common
 and common equivalent
 shares outstanding:(2)
 Basic.................. 20,627      20,627     20,627      21,449    22,102   22,102    23,640
                         ======     =======    =======    ========  ======== ========  ========
 Diluted................ 20,627      20,627     20,627      22,400    23,659   23,698    25,142
                         ======     =======    =======    ========  ======== ========  ========
Pro Forma
 Information:(3)
Income (loss) before
 income taxes, as
 reported............... $ (510)    $ 2,406    $ 8,356    $ 14,761
Pro forma provision for
 income tax (benefit)
 expense................   (191)        902      3,134       5,683
                         ------     -------    -------    --------
Pro forma net income
 (loss)................. $ (319)    $ 1,504    $ 5,222    $  9,078
                         ======     =======    =======    ========
Pro Forma Earnings
 (Loss) Per Common
 Share:(2)
 Basic.................. $(0.02)    $  0.07    $  0.25    $   0.42
                         ======     =======    =======    ========
 Diluted................ $(0.02)    $  0.07    $  0.25    $   0.41
                         ======     =======    =======    ========
Other Financial Data:
Depreciation and
 amortization........... $    4     $    75    $   414    $  1,189  $  2,227 $    959  $  1,449
Capital
 expenditures(4)........ $   72     $   769    $ 2,660    $  9,135  $  6,098 $  3,726  $    593
Dividends declared per
 common share........... $ 1.00(5)  $  1.00(5) $ 10.00(5) $   0.37  $   0.39 $   0.30  $   0.06

                                                         Selected Financial Data

                                                                      (unaudited)
                                                                      -----------
                                      December 31,
                         -------------------------------------------   June 30,
                          1994    1995     1996     1997      1998       1999
                         ------  -------  -------  -------  --------  -----------
                              (in thousands, except per share amounts)
Balance Sheet Data:
Cash and cash
 equivalents............ $  283  $   953  $ 1,160  $    61  $    763    $14,001
Working capital.........   (423)  (1,228)  (2,580)  (9,239)  (12,419)     8,419
Total assets............  1,577    5,712   11,410   19,558    26,874     39,545
Total liabilities.......  1,928    6,103   10,579   18,015    23,891     18,640
Redeemable warrants.....    --       --       --       300       300        --
Total shareholders'
 equity (deficit).......   (351)    (391)     831    1,244     2,683     20,905

--------
(1) Statement of Income data for the year ended December 31, 1994 includes the period from November 4, 1993 (inception) through December 31, 1994. For the two months of operations ended December 31, 1993, our financial data consisted of net sales of $0, selling and administrative expenses of $43,049, other operating costs of $68,683 and a net loss of ($112,733).
(2) Computed on the basis described in Note 1 in the notes to consolidated financial statements.
(3) The pro forma information shows our net income and earnings per share as if all income earned by us and related partnerships, which no longer exist, was taxable at federal and state statutory rates.

(4) Capital expenditures include assets acquired through capital lease obligations of $397,402, $1,471,986 and $592,772 in 1997, 1998 and for the
    six months ended June 30, 1999, respectively.
(5) Dividends were calculated based upon the 10,000 shares outstanding prior to our 1,000-to-1 stock split and the reorganization of our corporate structure, each of which took place in 1997. Aggregate dividends declared amounted to $10,000, $10,000 and $100,000 in 1994, 1995 and 1996,
    respectively.

Selected Financial Data

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the consolidated financial statements and related notes beginning on page F-1 of this prospectus. Unless we state otherwise, all financial information presented below and in the consolidated financial statements and related notes includes Mannatech and all of our subsidiaries on a consolidated basis.

Overview

  Since beginning operations in November 1993, we have achieved year-to-year growth in net sales. Our growth is mainly attributable to increases in new product sales, growth in the number of associates and expansion into new geographic markets in the United States, Canada and, beginning in October 1998, Australia. In 1998, the growth rate of net sales generated in the United States was lower than prior years, while the growth rate of net sales generated in Canada and Australia was higher than prior years. The earnings per share for the second quarter of 1999 was below the comparable period in 1998 due to an increase in wages, the introduction of a new bonus program for our associates, the buyout of the remaining incentive compensation contract, expenses incurred related to the secondary offering and our international expansion. However, our results of operations in Australia have exceeded our expectations over the last two quarters.

  We receive revenues primarily from sales of our products and sales of associate starter and renewal packs, which include some combination of products, promotional materials and $50 credit toward admission to our national events. Some of the packs offer our associates a choice of different combinations of products and promotional materials to be included in the purchased pack. To become an associate, a person may enroll as a Preferred Customer and later execute an associate application, sponsor new associates or purchase an associate starter pack. Each pack also allows the associate to purchase products at wholesale prices. We will offer a comparable associate starter pack in each country in which we do business. All pack prices stated in this prospectus are in United States currency.

                               Management's Discussion and Analysis of Financial
                                             Condition and Results of Operations

  In May 1998, we introduced a new starter and renewal pack for associates in the United States and Canada, priced at $29.00. Historically, the starter packs for associates in the United States and Canada could be purchased at $49.00, $229.00, $339.00, $568.00 and $1,000.00 levels. Beginning in June 1998, starter packs for associates in the United States and Canada could be purchased at $29.00, $49.00, $289.00, $664.00 and $1,000.00 levels. The average wholesale values of the starter packs for associates in the United States and Canada are approximately $16.12, $44.62, $322.81, $817.32 and $1,138.83, respectively.
Beginning in April 1999, the average wholesale values of the starter packs in the United States and Canada were approximately $15.05, $43.25, $319.50, $814.95 and $1,153.95. In Australia, only one associate starter pack is available and is priced at $31.00 and has an approximate wholesale value of $19.06. The items included in a particular pack, purchase price of the pack and wholesale value of the included items for the periods for which financial data is presented are detailed in the table below:

                         Packs Sold Prior to June 1998

                                     Master
                                    Associate
                                     and All
                          All Star    Star    All Star Master  Associate Preferred
                          Business  Training  Training Starter   Promo   Customer
                            Pack      Pack      Pack    Pack     Pack      Pack
                          --------- --------- -------- ------- --------- ---------
Associate Cost..........  $1,000.00  $568.00  $339.00  $229.00  $49.00    $29.00
Number of Nutritional
 Products Included......         27       15        9        6       1       --
Wholesale Value of
 Nutritional Products...  $  736.00  $412.50  $253.00  $166.00  $28.50    $  --
Number of Promotional
 Materials Included.....        108       26        3       23      15        15
Wholesale Value of
 Promotional Materials..  $  345.99  $298.04  $186.90  $111.14  $12.59    $14.50
Event Admission
 Included...............        Yes      Yes      Yes       No      No        No
Implied Admission
 Value..................  $   50.00  $ 50.00  $ 50.00  $   --   $  --     $  --
Total Wholesale and
 Implied Value..........  $1,131.99  $760.54  $489.90  $277.14  $41.09    $14.50

Management's Discussion and Analysis of Financial
Condition and Results of Operations

               Packs Sold From June 1998 Through March 1999

                                    Master
                                   Associate
                                    and All                               Australia
                         All Star    Star     Master  Associate Preferred Preferred
                          Career   Training  Starter    Promo   Customer  Customer
                         Pack*(1)    Pack*   Pack*(2)   Pack*     Pack*     Pack
                         --------- --------- -------- --------- --------- ---------
Associate Cost.......... $1,000.00  $664.00  $289.00   $49.00    $29.00    $31.00
Average Number of
 Nutritional Products
 Included...............        24       17        8        1       --        --
Average Wholesale Value
 of Nutritional
 Products............... $  767.75  $491.00  $224.81   $28.50    $  --     $  --
Average Number of
 Promotional Materials
 Included...............       236       26       41       14        14        12
Average Wholesale Value
 of Promotional
 Materials.............. $  321.08  $276.32  $ 98.00   $16.12    $16.12    $16.12
Event Admission
 Included...............       Yes      Yes       No       No        No        No
Implied Admission
 Value.................. $   50.00  $ 50.00  $   --    $  --     $  --     $  --
Average Total Wholesale
 and Implied Value...... $1,138.83  $817.32  $322.81   $44.62    $16.12    $16.12

--------
 * Packs offered only to associates in the United States and Canada. Some of the packs offer our associates a choice of different combinations of products and promotional materials to be included in the purchased pack. Therefore, the average between the lowest and highest number of products and promotional items to be included was used to show the average wholesale value of the packs.
(1) Prior to March 22, 1999, we sold the Career Pack as the All Star Business Pack. For the All Star Business Pack, the associate cost remained the same; however, the number of nutritional products included in the Business Pack was 26 at a wholesale value of $750.50. The number of promotional materials included in the Business Pack was 131 at a wholesale value of $357.52 for a total wholesale and implied value of $1,158.02.
(2) Prior to March 22, 1999, we sold the Master Pack at the same associate cost; however, the number of nutritional products included in the Master Pack was 9 at a wholesale value of $216.74. The number of promotional materials included in the Master Pack was 23 at a wholesale value of $115.37 for a total wholesale and implied value of $332.11.

  We also require associates to renew their status each year by either (1) renewing as a Preferred Customer and continuing to sponsor new associates; (2) purchasing a renewal pack; or (3) earning enough personal points volume from product sales to automatically renew their associate status for one year. Prior to June 1998, associates in the United States and Canada could renew their associate status for $49.00, $229.00 or $568.00. Since the introduction of the $29.00 Preferred Customer Pack in May 1998, associates in the United States and Canada have been able to renew their associate status for $29.00, $200.00 or $350.00. Associates who do not renew their associate status may continue to purchase our products at the wholesale price and resell the products; however, they would not earn commissions under our compensation plan.

                               Management's Discussion and Analysis of Financial
                                             Condition and Results of Operations

  Associates are also eligible to purchase upgrade packs. Historically, associates in the United States and Canada could purchase upgrade packs at approximately $229.00, $339.00, $568.00 and $1,000.00 levels. Beginning in June 1998, associates in the United States and Canada have been able to purchase upgrade packs at the $289.00, $375.00, $664.00 and $1,000.00 levels. Beginning in April 1999, Australian associates can purchase upgrade packs at $289.00, $375.00 and $664.00 levels. Upgrade packs are accounted for as renewal packs, as they renew an associate's membership for one year from the time of upgrade.

  We generally recognize revenues when products or promotional materials are shipped. Our revenues are based primarily on the wholesale prices of the products sold. We defer revenue received from the sale of promotional packs to the extent that it is greater than the wholesale value of the individual items included in such packs. Revenues from promotional packs are allocated between products and events admission based on the proportionate fair value of these items. Allocated event revenues are also deferred. All deferred revenue is amortized over a 12-month period. Total deferred revenue was approximately $521,000, $809,000 and $662,000 at December 31, 1996, 1997 and 1998,
respectively, and was $679,000 and $778,000 for the six-month periods ended June 30, 1998 and 1999, respectively. All of our products are made by outside manufacturers and all of our ingredients are supplied by outside vendors.

  Associates are compensated by commissions, which are directly related to their placement and position within our compensation plan, volume of direct sales and number of new enrolled associates. In October 1998, we revised portions of our compensation plan to perfect the global seamless downline compensation concept and ensure compliance with common international standards of paying commissions. The commission pool, as a whole, remains unchanged and we do not intend for commissions, under our existing and revised compensation plan, to materially exceed 42% of commissionable net sales.

  Our United States federal statutory tax rate was 34% for 1997 and prior years, and 35% beginning in 1998. We pay taxes in Australia at a statutory tax rate of 36%. We pay taxes in various state jurisdictions at an approximate average statutory tax rate of 3%. As our international expansion continues, a portion of our income will be subject to taxation in the countries in which we operate.We may receive foreign tax credits that would reduce the amount of U.S. taxes we owe, based upon the amount of foreign taxes paid. We may not be able to use all of such foreign tax credits in the United States. The use of the foreign tax credits is based upon the proportionate amount of net sales in each country. Because many of the countries that we may expand to during 1999 and beyond have maximum statutory tax rates higher than the United States tax rate, we could pay a higher overall effective tax rate on our consolidated operations.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

Results of Operations

  The following table summarizes our consolidated operating results as a percentage of net sales for each of the periods indicated:

                                                                 (unaudited)
                                                                --------------
                                                                 Six Months
                                                                    Ended
                                     Year Ended December 31,      June 30,
                                     -------------------------  --------------
                                      1996     1997     1998     1998    1999
                                     -------  -------  -------  ------  ------
Net sales...........................   100.0%   100.0%   100.0%  100.0%  100.0%
Cost of sales.......................    15.5     16.4     16.5    16.2    16.0
Commissions.........................    40.7     41.0     40.4    40.5    41.1
                                     -------  -------  -------  ------  ------
  Gross profit......................    43.8     42.6     43.1    43.3    42.9
Operating expenses:
  Selling and administrative
   expenses.........................    20.6     18.5     19.3    17.8    19.8
  Other operating costs.............    13.6     12.9     13.6    12.0    13.8
  Cancellation of incentive
   compensation agreements..........     --       1.5      --      --      --
  Write-off of deferred offering
   costs............................     --       --       0.5     --      --
                                     -------  -------  -------  ------  ------
Income from operations..............     9.6      9.7      9.7    13.5     9.3
Other (income) expense, net.........    (0.1)    (0.0)     0.2    (0.0)    0.2
                                     -------  -------  -------  ------  ------
Income before income taxes..........     9.7      9.7      9.5    13.5     9.1
Income tax expense..................     1.4      2.7      3.4     5.2     3.3
                                     -------  -------  -------  ------  ------
Net income..........................     8.3%     7.0%     6.1%    8.3%    5.8%
                                     =======  =======  =======  ======  ======
Number of starter packs sold........  97,813  133,461  117,003  59,437  65,809
Number of renewal packs sold........  19,875   41,219   58,476  22,528  27,793
                                     -------  -------  -------  ------  ------
Total number of packs sold.......... 117,688  174,680  175,479  81,965  93,602
                                     =======  =======  =======  ======  ======
Total associates cancelling
 associate status...................   2,503    5,163    6,142   2,973   2,784
                                     =======  =======  =======  ======  ======

Six months ended June 30, 1999 compared with the six months ended June 30, 1998


  Net Sales. Net sales increased 4.8% to $87.7 million for the six months ended June 30, 1999 from $83.7 million for the comparable period in 1998. This increase was primarily composed of the following:

  . A $7.8 million increase from the sale of several new products introduced after June 30, 1998, and from existing products which were not available for sale in Canada and Australia prior to January 1, 1999.

  . A decrease of ($4.3 million) in existing product sales, which primarily resulted from decreases in the volume of existing products sold as associates are buying new products and products which historically were not available in Canada and Australia.

                               Management's Discussion and Analysis of Financial
                                             Condition and Results of Operations

  . An increase of $500,000 from associate pack sales. Of this $500,000 increase, approximately ($300,000) resulted from a change in the mix of associate packs sold to new associates and $800,000 resulted from an increase in associate renewal packs sold. We changed the contents of some of our associate packs during this period and are continuing to explore new strategies to increase associate pack sales and renewal pack sales.

  Cost of Sales. Cost of sales increased 4.4% to $14.1 million for the six months ended June 30, 1999 from $13.5 million for the comparable period in 1998. As a percentage of net sales, cost of sales decreased to 16.0% for the six months ended June 30, 1999 from 16.2% for the comparable period in 1998. The dollar amount of the increase in cost of sales was due to a net decrease of ($45,000) related to the decreased volume and the product mix of finished goods sold, a net increase of $120,000 in freight costs. For the first six months of 1998, we recorded $160,000 for recovery of inventory which was written off in December 1997 after we discovered that the manufacturer had improperly converted some of our inventory held by the manufacturer for another customer.

  Commissions. Commissions consist of payments to associates for sales activity and downline growth. Commissions increased 6.2% to $36.0 million for the six months ended June 30, 1999 from $33.9 million for the comparable period in 1998. As a percentage of net sales, commissions increased to 41.1% for the six months ended June 30, 1999 from 40.5% for the comparable period in 1998. The slight increase as a percentage of net sales was the direct result of an increase in revenue from associate packs sold and the start up of our operations in Australia in October 1998.

  Gross Profit. Gross profit increased 3.6% to $37.6 million for the six months ended June 30, 1999 from $36.3 million for the comparable period in 1998. As a percentage of net sales, gross profit decreased to 42.9% for the six months ended June 30, 1999 from 43.3% for the comparable period in 1998. These changes resulted from the factors described above.

  Selling and Administrative Expenses. Selling and administrative expenses consist of human resource expenses, including wages, bonuses and marketing expenses, and are a mixture of both fixed and variable expenses. Selling and administrative expenses increased 16.8% to $17.4 million for the six months ended June 30, 1999 from $14.9 million for the comparable period in 1998. As a percentage of net sales, selling and administrative expenses increased to 19.8% for the six months ended June 30, 1999 from 17.8% for the comparable period in 1998. The dollar amount increase was due primarily to a $2.3 million increase in wages and contract labor expenses resulting from pay raises for corporate officers and the hiring of personnel for the Australian operations, expenses of $300,000 related to the Bali incentive program for associates and $700,000 in freight out for the Australian operations which began in October 1998. This $3.2 million increase was partially offset by a ($900,000) decrease in expenses related to a reduction in freight out expense for United States and our national associate event.

  Other Operating Costs. Other operating costs include utilities, depreciation, travel, office supplies and printing expenses. Other operating costs increased 19.0% to $11.9 million

Management's Discussion and Analysis of Financial
Condition and Results of Operations
for the six months ended June 30, 1999 from $10.0 million for the comparable period in 1998. As a percentage of net sales, other operating costs increased to 13.6% for the six months ended June 30, 1999 from 12.0% for the comparable period in 1998. The dollar amount increase was primarily due to a $750,000 charge for the agreement to cancel the remaining incentive compensation contract as described in the notes to the consolidated financial statements, $900,000 for consulting services related to our international expansion, $200,000 for settlement of a lawsuit and $200,000 for additional research and development costs related to the opening of our new laboratory facility.

  Other (Income) Expense, Net. Other (income) expense, net, primarily consists of interest income, interest expense and royalties from vendors. Other (income) expense, net, increased to $137,000 for the six months ended June 30, 1999 from ($21,000) for the comparable period in 1998. As a percentage of net sales, other (income) expense, net, increased to 0.2% for the six months ended June 30, 1999 from (0.0%) for the comparable period in 1998. For the six months ended June 30, 1999, other (income) expense, net, consisted primarily of ($173,000) of interest income and $78,000 of interest expense compared to ($50,000) of interest income and $3,000 of interest expense for the six months ended June 30, 1998. The increase in other (income) expense related primarily to an increase in income tax penalties of $70,000, a decrease in royalty income of approximately $50,000 and an increase in miscellaneous expenses, offset by an increase in interest income.

  Income Tax Expense. Income tax expense decreased (34.1%) to $2.9 million for the six months ended June 30, 1999 from $4.4 million for the comparable period in 1998. Our effective tax rate decreased to 36.5% for the six months ended June 30, 1999 from 38.5% for the comparable period in 1998. Our effective tax rate decreased as our international sales, which are not subject to state income taxes averaging 3%, increased.

  Net Income. Net income decreased (27.1%) to $5.1 million for the six months ended June 30, 1999 from $7.0 million for the comparable period in 1998. As a percentage of net sales, net income decreased to 5.8% for the six months ended June 30, 1999 from 8.3% for the comparable period in 1998. This decrease occurred because the amounts we spent on our international expansion and cancellation of the remaining incentive compensation contract were only partially offset by the increase in net sales and the decrease in income tax expense, in addition to the other factors described above.

Year ended December 31, 1998 compared with the year ended December 31, 1997

  Net sales. Net sales increased 9.5% to $164.9 million in 1998 from $150.6 million in 1997. This increase was primarily composed of the following:

  . A $10.8 million increase from the sale of several new products introduced during 1998 and from existing products which were not available for sale during the first nine months of 1997. Also contributing to the increase was the opening of our Australian operation in October 1998.

  . An increase of $10.8 million in existing product sales. This increase resulted solely from increases in the volume of products sold.

                               Management's Discussion and Analysis of Financial
                                             Condition and Results of Operations

  . A decrease of ($7.3 million) due to an overall decrease in associate pack sales. A decrease of approximately ($8.6 million) in associate pack sales related to the enrollment of new associates and was partially offset by a $1.3 million increase in packs sold to associates renewing their association with us. The wholesale prices of our associate packs changed in May and June 1998 as we added some additional packs to our existing line. Associate pack sales decreased due to a delay in introducing the new associate packs until May 1998. As the new associate packs were not available until May 1998, it is not possible to determine if the overall decrease in associate pack sales was indicative of a short-term deferral of such revenue or a permanent loss. In addition, we believe the slowdown was caused by associates focusing on the pre-opening activities in Australia, resulting in a decrease in domestic recruiting and pack sales. We are currently exploring new strategies to increase associate pack sales and renewals.

  Cost of sales. Cost of sales increased 9.7% to $27.1 million in 1998 from $24.7 million in 1997. As a percentage of net sales, cost of sales increased to 16.5% for 1998 from 16.4% in 1997. The increase in cost of sales was due to a $2.7 million increase in net sales of finished goods and a slight increase in the price of raw materials due to using a new vendor. These increases were partially offset by a ($200,000) decrease in freight due to a change in vendors and a ($100,000) decrease in normal costs of spoilage and shrinkage of inventory.

  Commissions. Commissions consist of payments to associates for sales activity and downline growth. Commissions increased 8.1% to $66.7 million in 1998 from $61.7 million in 1997. As a percentage of net sales, commissions decreased to 40.4% in 1998 from 41.0% in 1997. The slight decrease as a percentage of net sales was the direct result of a decrease in the number of associate packs sold and of our operations beginning in Australia.

  Gross profit. Gross profit increased 10.9% to $71.1 million in 1998 from $64.2 million in 1997. As a percentage of net sales, gross profit increased to 43.1% in 1998 from 42.6% in 1997. These changes resulted from the factors described above.

  Selling and administrative expenses. Selling and administrative expenses consist of human resource expenses, including wages, bonuses and marketing expenses, and are a mixture of both fixed and variable expenses. Selling and administrative expenses increased 14.5% to $31.9 million in 1998 from $27.8 million in 1997. As a percentage of net sales, selling and administrative expenses increased to 19.3% in 1998 from 18.5% in 1997. The dollar amount increase was a result of increased labor costs due to sales volume increases, $1.0 million spent on our first large-scale national associate meeting and $400,000 related to the opening of our Australian operations.

  Other operating costs. Other operating costs include utilities, depreciation, travel, office supplies and printing expenses. Other operating costs increased 15.2% to $22.4 million in 1998 from $19.4 million in 1997. As a percentage of net sales, other operating costs increased to 13.6% in 1998 from 12.9% in 1997. The dollar amount increase was primarily due to the $1.5 million in additional expenses related to our expansion into Australia,

Management's Discussion and Analysis of Financial
Condition and Results of Operations
research into the potential expansion into other international markets, a $1.0 million increase in depreciation expense and a $500,000 increase in rent, repair and maintenance due to the addition of our new laboratory and the relocation of our Texas distribution center.

  Cancellation of incentive compensation agreements. Cancellation of incentive compensation agreements consists of a one-time charge in 1997 totalling approximately $2.2 million. This charge resulted from the exchange of shares of our common stock for the cancellation of certain incentive compensation agreements.

  Write-off of deferred offering costs. During August 1998, we withdrew our original underwritten institutional/retail offering and expensed $847,000 related to the offering, which included printing, legal, accounting and roadshow costs. In September 1998, we began the initial public offering, which was not underwritten and was completed on February 12, 1999.

  Other (income) expense, net. Other (income) expense consists of interest income, interest expense, royalties from vendors and litigation settlements. Other (income) expense increased to $260,000 in 1998 from ($43,000) in 1997. As a percentage of net sales, other (income) expense increased to 0.2% in 1998 from (0.0%) in 1997. The 1998 increase in expense was primarily due to our write-off of abandoned fixed assets of $250,000 and an increase in interest expense of $50,000.

  Income tax expense. Income tax expense increased 38.8% to $5.7 million in 1998 from $4.2 million in 1997. Our effective tax rate increased to 36.4% in 1998 from 28.0% in 1997. The increase in our effective tax rate was primarily the result of reorganizing our corporate structure, effective as of June 1, 1997. Prior to that date, the income from partnerships related to Mannatech was subject to income tax only at the individual partners' level.

  Net income. Net income decreased (5.3%) to $10.1 million in 1998 from $10.6 million in 1997. As a percentage of net sales, net income decreased to 6.1% in 1998 from 7.0% in 1997. The decrease was due to the increase in net sales offset by a one-time charge of approximately $847,000 for the cancelled initial public offering, costs incurred in connection with the international expansion, income tax expense and the other factors described above.

Year ended December 31, 1997 compared with the year ended December 31, 1996

  Net sales. Net sales increased 74.4% to $150.6 million in 1997 from $86.3 million in 1996. This increase was primarily composed of the following:

  . An increase of $46.9 million in existing product sales. This increase resulted solely from increases in the volume of products sold.

  . An increase of $11.1 million in associate pack sales. Approximately $5.9 million of the increase in associate pack sales related to the enrollment of new associates and $5.2 million related to the renewal of existing associates. The wholesale prices of our associate packs did not change throughout this period.

                               Management's Discussion and Analysis of Financial
                                             Condition and Results of Operations

  . An increase of $6.3 million due to the introduction in July 1997 of MannaCleanse(TM), an intestinal support product, and Bulk Ambrotose(R), a cell-to-cell communication support product.

  Cost of sales. Cost of sales increased 84.3% to $24.7 million in 1997 from $13.4 million in 1996. As a percentage of net sales, cost of sales increased to 16.4% for 1997 from 15.5% in 1996. The increase in cost of sales was due to a $10.8 million increase in net sales of finished goods, a $600,000 increase in shipping costs due to increased sales volume, a $300,000 increase in shipping costs for Canadian finished goods and a ($400,000) decrease in normal costs of spoilage and shrinkage of inventory.

  Commissions. Commissions increased 75.4% to $61.7 million in 1997 from $35.2 million in 1996. As a percentage of net sales, commissions increased to 41.0% for 1997 from 40.7% in 1996.

  Gross profit. Gross profit increased 70.0% to $64.2 million in 1997 from $37.8 million in 1996. As a percentage of net sales, gross profit decreased to 42.6% in 1997 from 43.8% in 1996. These changes resulted from the factors described above.

  Selling and administrative expenses. Selling and administrative expenses increased 56.8% to $27.8 million in 1997 from $17.8 million in 1996. As a percentage of net sales, selling and administrative expenses decreased to 18.5% in 1997 from 20.6% in 1996. The dollar amount increase resulted from an increase in bonuses and compensation paid and an increase in number of employees to support our growth in net sales. The decrease in the percentage of net sales resulted from cutting labor costs, including reducing executive salaries beginning in June 1997 by approximately $600,000. Executive salaries were reduced to the level paid by similar public companies. We do not expect increases in executive salaries in the near future other than those increases necessary to recruit, reward and retain qualified executives.

  Other operating costs. Other operating costs increased 65.2% to $19.4 million in 1997 from $11.7 million in 1996. This increase was primarily due to costs associated with relocating our worldwide headquarters to its current location in March 1997. We had capital expenditures related to the relocation of approximately $9.1 million resulting in an increase in depreciation expense of approximately $900,000. In addition, other expenses comprised of supplies, rent and miscellaneous equipment purchases increased by approximately $1.8 million. Utility and telephone expense increased by approximately $2.0 million because increased sales volumes lead to increased telephone usage resulting in higher costs. As a percentage of net sales, other operating costs decreased to 12.9% in 1997 from 13.6% in 1996. This decrease resulted from sales volumes rising rapidly without causing us to have similar increases in costs.

  Cancellation of incentive compensation agreements. Cancellation of incentive compensation agreements consisted of a one-time charge in 1997 totaling approximately $2.2 million. This charge resulted from the exchange of shares of our common stock for the cancellation of certain incentive compensation agreements.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

  Other (income) expense, net. Other (income) expense decreased 62.9% to ($43,000) in 1997 from ($116,000) in 1996. As a percentage of net sales, other (income) expense decreased to (0.0%) in 1997 from (0.1%) in 1996. In 1997 we settled various lawsuits for a total of $110,000 compared to settlement expenses of $59,000 in 1996.

  Income tax expense. Income tax expense increased to $4.1 million in 1997 compared to $1.2 million in 1996. Our effective tax rate increased significantly to 28.0% in 1997 from 14.3% in 1996. The increase in our effective tax rate was primarily the result of reorganizing our corporate structure effective as of June 1, 1997. Prior to that date, the income from partnerships related to Mannatech were subject to income tax only at the individual partners' level.

  Net income. Net income increased 48.3% to $10.6 million in 1997 from $7.2 million in 1996. As a percentage of net sales, net income decreased to 7.0% in 1997 from 8.3% in 1996. This decrease was due to the cancellation of incentive compensation agreements, additional income tax expense, the reorganization of these related partnerships and the other factors described above.

                               Management's Discussion and Analysis of Financial
                                             Condition and Results of Operations

Selected Quarterly Statements of Income

  The following table sets forth unaudited quarterly statement of income data for the periods indicated. In our opinion, this information has been prepared on the same basis as the audited consolidated financial statements set forth in this prospectus and includes all necessary adjustments, consisting only of normal recurring adjustments, that we consider necessary to present fairly this information in accordance with generally accepted accounting principles. You should read this information in conjunction with the consolidated financial statements and related notes beginning on page F-1 of this prospectus. Our operating results for any one quarter are not necessarily indicative of results for any future period.

                                                             Three Months Ended
                         ------------------------------------------------------------------------------------------
                         Mar. 31 June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30,
                          1997   1997(1)    1997    1997(2)    1998     1998    1998(3)  1998(4)    1999   1999(5)
                         ------- -------- --------- -------- -------- -------- --------- -------- -------- --------
                                                           (in millions)
Net sales............... $ 33.4   $ 38.0   $ 39.8    $ 39.5   $ 41.1   $ 42.6   $ 39.1    $ 42.1   $ 42.6   $ 45.0
Gross profit............   14.2     16.3     17.2      16.4     18.1     18.2     17.0      17.8     18.4     19.2
Income before income
 taxes..................    4.5      1.7      6.3       2.3      5.8      5.5      2.7       1.8      4.6      3.4
Income tax expense......    1.3      0.5      1.8       0.6      2.2      2.2      1.0       0.3      1.7      1.2
                         ------   ------   ------    ------   ------   ------   ------    ------   ------   ------
Net income.............. $  3.2   $  1.2   $  4.5    $  1.7   $  3.6   $  3.3   $  1.7    $  1.5   $  2.9   $  2.2
                         ======   ======   ======    ======   ======   ======   ======    ======   ======   ======
Earnings per share(6)
 Basic.................. $ 0.16   $ 0.06   $ 0.20    $ 0.08   $ 0.16   $ 0.15   $ 0.08    $ 0.06   $ 0.13   $ 0.09
                         ======   ======   ======    ======   ======   ======   ======    ======   ======   ======
 Diluted................ $ 0.16   $ 0.06   $ 0.19    $ 0.07   $ 0.15   $ 0.14   $ 0.07    $ 0.06   $ 0.12   $ 0.08
                         ======   ======   ======    ======   ======   ======   ======    ======   ======   ======
Pro Forma
 Information:(7)
Income before income
 taxes, as reported..... $  4.5   $  1.7   $  6.3    $  2.3
Pro forma provision for
 income tax expense.....    1.7      0.7      2.4       0.9
                         ------   ------   ------    ------
Pro forma net income.... $  2.8   $  1.0   $  3.9    $  1.4
                         ======   ======   ======    ======
Pro Forma Earnings per
 share(6)
 Basic.................. $ 0.01   $ 0.05   $ 0.18    $ 0.06
                         ======   ======   ======    ======
 Diluted................ $ 0.01   $ 0.05   $ 0.17    $ 0.05
                         ======   ======   ======    ======
Number of starter packs
 sold................... 32,547   36,134   34,881    29,899   30,261   29,176   17,183    40,383   32,530   33,279
Number of renewal packs
 sold...................  8,000   10,922   10,675    11,622   13,892    8,636   21,629    14,319   14,604   13,189
                         ------   ------   ------    ------   ------   ------   ------    ------   ------   ------
Total number of packs
 sold................... 40,547   47,056   45,556    41,521   44,153   37,812   38,812    54,702   47,134   46,468
                         ======   ======   ======    ======   ======   ======   ======    ======   ======   ======
Total associates
 cancelling associate
 status.................  1,178    1,280    1,187     1,518    1,376    1,597    1,683     1,486    1,448    1,336
                         ======   ======   ======    ======   ======   ======   ======    ======   ======   ======

--------
(1) In June 1997, we recorded a one-time charge to operations for the issuance of our common stock in exchange for the cancellation of certain incentive compensation agreements. An additional incentive compensation agreement was cancelled in December 1997.
(2) For the fourth quarter of 1997, cost of sales included an adjustment for the abnormal conversion of approximately $133,000 of raw materials by a manufacturer and a write-off of obsolete inventory. We now sell raw materials to our manufacturers and repurchase finished goods, which should prevent future losses on abnormal conversions. Selling and administrative expenses included accruals for (1) discretionary bonuses for all employees,
    (2) termination expenses and (3) disputed freight expenses. Other operating costs increased for the accrual of various attorney and consulting fees and compensation expenses related to the issuance of stock options and warrants to non-employees.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

(3) In September 1998, we recorded a charge of approximately $941,000 for the write-off of various deferred offering costs. In December 1998, we recovered $94,000 of these costs.
(4) During the fourth quarter of 1998, we began operations in Australia and incurred approximately $1.0 million in start-up costs. In addition, we expensed $500,000 for ongoing modification costs associated with our internally developed software.

(5) For the second quarter of 1999, income before income taxes has been reduced by a $750,000 charge for the cancellation of an incentive compensation contract, $400,000 for consulting services related to our international expansion, $200,000 for settlement of a lawsuit and $100,000 for additional research and development costs related to the opening of our new laboratory facility.

(6) Computed on the basis described in Note 1 in the notes to the consolidated financial statements.

(7) The pro forma information shows our net income as if all income earned by us and the partnerships was taxable at federal and statutory rates.

  The following table sets forth certain unaudited quarterly results of operations expressed as a percentage of net sales for each of the ten quarters ending with the period ended June 30, 1999.

                                                             Three Months Ended
                         -------------------------------------------------------------------------------------------
                         Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30,
                           1997     1997     1997      1997     1998     1998     1998      1998     1999     1999
                         -------- -------- --------- -------- -------- -------- --------- -------- -------- --------
Net sales...............  100.0%   100.0%    100.0%   100.0%   100.0%   100.0%    100.0%   100.0%   100.0%   100.0%
Gross profit............   42.5     42.8      43.2     41.5     44.0     42.6      43.4     42.2     43.2     42.6
Income before income
 taxes..................   13.4      4.5      16.0      5.8     14.3     13.0       7.0      4.2     10.8      7.6
Income tax expense......    3.8      1.2       4.4      1.6      5.3      5.0       2.7      0.7      4.0      2.7
                          -----    -----     -----    -----    -----    -----     -----    -----    -----    -----
Net income..............    9.6%     3.3%     11.6%     4.2%     9.0%     8.0%      4.3%     3.5%     6.8%     4.9%
                          =====    =====     =====    =====    =====    =====     =====    =====    =====    =====

Liquidity and Capital Resources

  In February 1999, we received approximately $9.2 million in net proceeds from the sale of our common stock in the initial public offering. In the initial public offering, we sold 1,500,000 shares of our common stock and existing shareholders sold 1,556,016 shares of their common stock at $8.00 per share. We intend to use approximately $6.3 million of the proceeds of the initial public offering for international expansion, primarily for product registration, initial inventory requirements and similar items. The remaining $2.9 million was used to fund working capital and for general corporate purposes. In February 1999, we received $641,271 from the exercise of 475,015 outstanding warrants at $1.35 per share. In May and June 1999, we received $378,000 from the exercise of 280,000 stock options at $1.35 per share.

  Our primary capital requirement is to fund working capital to support our growth. In the past, we financed our operations mostly through cash flows from operating activities and capital leases. As a result of our expenditures on the facilities, equipment and personnel necessary to support our growth and international expansion, we had working capital deficiencies of $9.2 million and $12.4 million as of December 31, 1997 and 1998, respectively, compared to working capital of $8.4 million at June 30, 1999. We invested

                               Management's Discussion and Analysis of Financial
                                             Condition and Results of Operations
approximately $9.1 million, $6.1 million and $600,000 during 1997, 1998 and the first six months of 1999, respectively, in our leased properties and equipment. These projects were funded primarily through operating cash flow and capital leases in 1997 and 1998 and primarily from operating cash flow in the first six months of 1999.

  We paid approximately $4.0 million during 1997 to our related partnerships, which ceased to exist on June 1, 1997. We paid approximately $6.9 million, $9.9 million and $1.3 million in dividends to our shareholders in 1997, 1998 and the first six months of 1999, respectively. In 1997 and 1998, current liabilities increased due to an increase in payables, income taxes and inventory purchases. These increases are primarily related to increased sales volume in 1997 and 1998, the costs of the initial public offering, our expansion into Australia and research into future planned expansion into other international markets. For the six months ended June 30, 1999, current liabilities decreased due to the reduction in accounts payable and accrued expenses and an income tax benefit related to the exercise of the warrants and stock options. These decreases are primarily related to the receipt of proceeds from the initial public offering and increases in sales volume. We believe our current facilities are sufficient to support our near-term growth.

  In March and August 1998, we entered into two capital leases with principal amounts of $631,000 and $841,000, respectively. These capital leases bear interest at 9.3%, are collateralized by the leased assets and are payable in thirty-six monthly installments. In July 1998, we entered into a thirty-six month, unsecured note payable with a finance company to finance our three-year product liability insurance premium. The initial principal amount of this note was $435,670, the interest rate is 8.0% and monthly installments are due through December 2000.

  Net cash provided by operating activities was $9.6 million, $19.8 million, $18.2 million and $3.5 million in 1996, 1997, 1998 and the six months ended June 30, 1999, respectively. Throughout these periods, we increased net sales, which were partially offset by increases in inventories, expenses from international expansion and a decrease in income tax payable of approximately $3.3 million from the tax benefit related to the exercise of the warrants and options. In 1999, we expect to spend up to $4.5 million for start-up costs and $2.6 million for initial inventory for our planned expansion into the United Kingdom on November 15, 1999 and Japan in 2000.

  Net cash (used in) investing activities was ($3.2 million), ($8.9 million), ($4.5 million) and ($1.0 million) in 1996, 1997, 1998 and the six months ended June 30, 1999, respectively. In 1997 these activities consisted primarily of purchases of equipment and build-out of leased facilities in connection with our relocation to our new headquarters facility, and in 1998, the relocation of our Texas distribution center, the build-out of our research and development facility and the development and implementation of our proprietary software program. The new facilities and software program should be sufficient for our immediate needs. However, in the near future, we intend to spend up to an estimated $3.8 million for additional modifications to the software program for international expansion, Internet access and additional purchases of equipment and build-out of leased facilities for our planned international expansion into the United Kingdom on November 15, 1999 and

Management's Discussion and Analysis of Financial
Condition and Results of Operations

Japan in 2000. In February 1999, certain shareholders repaid notes receivable due to us of approximately $974,000.

  Net cash provided by (used in) financing activities totaled ($6.2 million), ($11.9 million), ($12.9 million) and $10.7 million in 1996, 1997, 1998 and the six months ended June 30, 1999, respectively. In 1996 and through the reorganization of our corporate structure in June 1997, we made distributions to the partners of the partnerships. Following the reorganization, we paid dividends on a monthly basis to our shareholders in the amount of $0.02-$0.06 per share and paid dividends each month until the completion of the initial public offering on February 12, 1999. Our board of directors intends, from time-to-time, to reevaluate this policy after considering relevant factors, including the level of our net income and alternative uses of retained earnings. In February 1999, the gross initial public offering proceeds of approximately $12.0 million were received and in May and June 1999, proceeds of $378,000 were received from the exercise of stock options.

  Our existing capital resources, including cash provided by operating activities, bank borrowings, together with the proceeds from the initial public offering and suspension of dividend payments to shareholders, should be adequate to fund our operations for at least the next 12 months. We have no present commitments or agreements with respect to any acquisitions or purchases of manufacturing facilities or new technologies. Changes could occur that would consume available capital resources faster than anticipated. Our capital requirements depend on numerous factors, including:

  .  the timing and pace of our entry into international markets;

  .  growth in the number of associates; and

  .  our research and development efforts.

  If our existing capital resources, together with the net proceeds of the initial public offering, are insufficient to meet our capital requirements, we will be required to raise additional funds. We cannot assure you that additional funding, if necessary, will be available on favorable terms, if at all.

Year 2000

  We recognize the need to ensure that our operations and relationships with vendors, associates and other third parties will not be adversely impacted by software processing errors arising from calculations using the Year 2000 and beyond. Many existing computer programs and databases use only two digits to identify a year in the date field (i.e., 01 would represent 1901, not 2001). If not corrected, many computer systems could fail or create erroneous results before, during and after the Year 2000. We believe all of our internal information systems currently in use will be Year 2000 ready, largely due to our short operating history. The majority of our critical business applications have been developed internally, in the past two years, with Year 2000 ready tools. We have formalized, structured activities in progress to test for and ensure compliance of all hardware and software used. With respect to non-information technology systems issues, we are in the process of identifying, assessing and remediating, if necessary, our building and utility systems for any Year 2000 issues relating to the functionality of our facilities. We are evaluating the Year

                               Management's Discussion and Analysis of Financial
                                             Condition and Results of Operations

2000 readiness of vendors and third parties whose system failures could have an impact on our operations. The potential materiality of any such impact is not known at this time and we cannot determine the extent to which such failures would impact us.

  Management expects the total cost associated with Year 2000 identification, remediation and testing to be between $100,000 and $250,000. We believe that we have allocated adequate resources for this purpose and expect our Year 2000 date compliance program to be completed before December 1999. Based on current estimates, costs of addressing these issues, which are expensed as they occur, are not expected to have a material impact on our results of operations, financial condition or cash flows. This expectation is subject to uncertainties that could cause actual results to differ materially. Should any of the applications fail to perform properly on January 1, 2000, we will resort to temporary manual processing, which is not expected to have a material adverse impact on our short-term operations.

  All remaining remediation and testing of non-information technology systems is expected to be performed and completed by December 1999. Failure to achieve Year 2000 readiness by any of our vendors, while expected to cause some disruption to operations in the short-term, is not expected to have a material impact on our operations.



Impact of Inflation

  We believe that inflation historically has not had a material impact on our operations or profitability. In 1998, we expanded into Australia, we plan to start operations in the United Kingdom on November 15, 1999 and we plan to expand into Japan in 2000. Revenues and expenses in foreign markets are currently translated using historical and weighted-average currency exchange rates; therefore a weakening United States dollar should have a positive impact whereas a strengthening United States dollar should have a negative impact on translations of our foreign operations. The planned expansion into Japan may not proceed as planned if there is a further economic downturn or fluctuation in Asian currencies. We intend to proceed cautiously with the Japanese expansion in order to help minimize any material impact on our operations or profitability.

Recent Financial Accounting Standards Board Statements

  In June 1998, the Financial Accounting Standards Board issued Financial Accounting Standard No. 133, "Accounting for Derivatives, Investments and Hedging Activities." This statement establishes accounting and reporting standards for derivative financial instruments, including certain derivative financial instruments imbedded in other contracts and for hedging activities. During 1999, the Financial Accounting Standards Board issued Financial Accounting Standard 137 which defers the effective date of Financial Accounting Standard No. 133 to fiscal years beginning after June 15, 2000. As we do not have any derivative financial instruments, this pronouncement is not expected to impact us.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

                                  OUR BUSINESS

Industry Overview

  The nutritional supplements industry includes manufacturers and distributors of products that are generally intended to enhance the body's performance and well being. Nutritional supplements include:

  .  vitamins;

  .  minerals;

  .  dietary supplements;

  .  herbs;

  .  botanicals; and

  .  compounds derived from the above.

  The nutritional supplements industry has experienced substantial growth since the adoption of the Dietary Supplement Health and Education Act of 1994. This act allows vendors of dietary supplements to educate consumers regarding the effects of certain ingredients. According to the Nutrition Business Journal Annual Industry Overview, 1997 dietary supplement sales in the United States increased by 13% and totaled approximately $12.6 billion. With respect to our planned expansion into the United Kingdom, the October/November 1998 Nutrition Business Journal noted that 1997 European dietary supplement sales were approximately $11.9 billion, of which 12% was derived from sales in the nutrition industry. Further, with respect to our planned expansion into Japan, the Nutrition Business Journal noted that Japanese dietary supplement sales were approximately $6.4 billion, of which 54% was derived from direct sales in the nutrition industry. We believe the growth in the nutritional supplement market is driven by several factors, including:

  . the general public's heightened awareness and understanding of diet and health;

  . the aging population, particularly the baby-boomer generation, is more likely to consume nutritional supplements;

  .  product introductions in response to new scientific research; and

  .  the nationwide trend toward preventive medicine.

Nutritional supplements are sold primarily through:

  . mass market retailers, including drug stores, supermarkets and discount stores;

  .  health food stores;

  .  mail order companies; and

  .  direct sales organizations.

In the past decade, direct selling has grown as a means to distribute products due to advancements in technology and communications. Network marketing is a type of direct selling. The distribution of products through network marketing has grown significantly in

                                                                    Our Business
recent years. According to the "Survey of Attitudes toward Direct Selling," prepared by Wirthlin Worldwide, food, nutrition and wellness products are among the three categories experiencing the greatest gains in the direct selling industry since 1976. According to this survey, approximately 51% of the American public has purchased products or services from a direct selling company at some point in the past, with 29% of those having made such a purchase in the last twelve months. Further, four in ten adult Americans have expressed an interest in direct selling as a method of buying products and services and 23% of those who have never purchased products and services from direct selling companies are interested in direct selling. We believe we can take advantage of growth in both direct sales and the demand for nutritional supplement products.

Operating Strengths

  We attribute much of our success to our two-fold business strategy:

  . to develop a line of nutritional supplements having both health benefits and mass appeal to the increasing number of people who are becoming more health conscious; and

  . to provide an opportunity for people interested in our products to establish a direct sales business.

  We believe this business strategy will enable us to continue our growth by capitalizing on our following strengths:

  Proprietary product offerings. We offer an innovative line of products based upon our proprietary, patent-pending research. We believe that the discovery and development of products containing the carbohydrates necessary to optimum health represents an expanding business opportunity for Mannatech. We recognized the nutritional need for the eight known monosaccharides to support optimal health and developed and filed a patent application on a compound, Ambrotose(R) Complex, which contains these monosaccharides. We include this compound in each of our products. We believe that maintaining a proprietary line of products is important for two reasons: (1) it is a marketing factor that differentiates us from our competitors; and (2) the limited availability helps drive demand and allows premium pricing.

  Research and development capability. We believe that our experienced personnel and new research and development facilities will allow us to develop and market additional new proprietary products. Our research and development efforts are led by two scientists with an aggregate of 35 years of experience designing products based on emerging carbohydrate technology. In March 1998, we completed construction of our new laboratory, which is equipped with gas and liquid chromatographs and mass spectrometers. The laboratory will be used to:

  .  maintain quality standards;

  . support our research and development commitment in the area of new herbal complexes; and

  .  support the development of both new and existing products.

Our Business

To complement our in-house staff and facilities, we have sought, and will continue to seek, strategic alliances with several large manufacturers of nutritional supplements. These companies work with us to create, develop and manufacture our proprietary products and lend additional guidance, which is helpful to our strategic planning. We also work with other smaller companies to identify and develop new innovative products.

  Associate support philosophy. We are committed to providing the highest level of support services to our associates. We believe that we meet the needs of, and build loyalty with, our associates through our highly personalized and responsive customer service. We sponsor several associate events throughout the year to provide education and motivation for thousands of associates. These events offer information, aid in business development and are a venue for associates to interact with the leading distributors and researchers of Mannatech.

  Flexible operating strategy. Flexibility is a key part of our existing and ongoing success. We outsource our production and form strategic alliances to minimize capital expenditures where practicable. We believe we can enter international markets in an efficient and cost-effective manner by using the expertise and resources of our strategic allies in the areas of distribution and logistics, call center operations, product registration and export requirements. Information technology also plays a key role in our operating flexibility. Our proprietary technology systems can be adapted to support expansion into new markets. By developing this operating strategy, we believe we reduce the operational problems typically encountered by network marketing companies during periods of rapid growth.

  Experience and depth of management team. Our management team consists of experienced individuals drawn from a variety of backgrounds and having expertise in various fields, including:

  .  product research and development;

  .  marketing;

  .  direct sales;

  .  legal and compliance;

  .  information technology; and

  .  product distribution.

All of our principal managers have substantial business experience, most with larger businesses. These managers are able to bring the perspective of traditional business to our network marketing system. Our management team's goal is to provide a sound, systematic and reliable framework within which each associate can fit his or her personal style of conducting business.

Growth Strategy

  Our primary growth strategy is to:

  .  increase associate product sales;

  .  continue to expand operations in existing markets;

                                                                    Our Business

  .  expand into new markets; and

  .  continue to evaluate whether to expand into additional foreign markets.

  We believe that our future growth will be based on the following factors:

  Introduce new products. Since our inception, we have and currently intend to continue to introduce new products each year. We expect each new product to contain one or more proprietary components and to complement existing products. We believe that our new laboratory will help us develop these new products.

  Attract new associates and enhance associate productivity. We have enjoyed significant growth in our number of associates by focusing on our operating strengths and creating a business climate which recognizes associates for their achievements. This strategy increases the retention, motivation and productivity of associates. We plan to continue to introduce new associate achievement levels in part to encourage greater retention, motivation and productivity. In addition, we will continue to modify associate events and recognition programs to encourage growth in the number of associates.

  Enter new markets. We believe that growth potential exists in international markets. In October 1998, we opened our Australian headquarters in St. Leonards, Australia. We plan to start up operations in the United Kingdom on November 15, 1999. We plan to expand into Japan in 2000, while continuing to assess the potential of other foreign markets. By employing our flexible operating strategy in the international sector, we believe we will be able to enter new markets in a cost-effective and efficient manner. We will base our decision to expand into new markets on, (1) size of the market, (2) anticipated demand, and (3) ease of entry.

Products

  We market a line of quality, proprietary products, including 20 different nutritional products and three topical products. We also offer a variety of sales aids, including enrollment and renewal packs, brochures and videotapes. These sales aids accounted for approximately 29.3%, 24.7% and 18.9% of net sales in 1996, 1997 and 1998, respectively. We believe our focused product line contributes to efficient distribution and inventory management.

  We believe that the discovery and use of certain carbohydrates offers significant potential for nutritional benefits. Healthy bodies, comprised of many sophisticated components working together, must have accurate internal communication to function at an optimal level. In its most basic form, this communication occurs at the cellular level and is referred to by molecular biologists as cell-to-cell communication. To maintain a healthy body, cells must "talk" to other cells. Scientists have learned that certain molecules found on the surface of all cells called glycoproteins, play a key role in all cell-to-cell communication. The name, glycoprotein, is derived from the molecules' composition of sugar, known as glyco, and protein. The body's need for these carbohydrates is important because up to 85% of glycoproteins are composed of specific monosaccharides that are necessary to support optimal health.

Our Business

  Harper's Biochemistry, a leading biochemistry reference source, lists eight known monosaccharides commonly found in human glycoproteins, which are important to the healthy functioning of cell-to-cell communications in the human body. These known monosaccharides are:

  .  fucose;

  .  galactose;

  .  glucose;

  .  mannose;

  .  N-acetylgalactosamine;

  .  N-acetylglucosamine;

  .  N-acetylneuraminic acid; and

  .  Xylose.

Ambrotose(R)Complex is composed of these monosaccharides. These monosaccharides belong to a universe of approximately 200 monosaccharides found in nature.

                                                                    Our Business

  The following chart lists our products, and the body systems targeted by each, as of July 31, 1999.

                         Cell-to-Cell  Immune Endocrine Intestinal Dermal   Sports    Nutritional
                         Communication System  System     System   System Performance    Needs
-------------------------------------------------------------------------------------------------
  Ambroderm(TM)(1)                                                    X
-------------------------------------------------------------------------------------------------
  Ambrostart(TM)                X                            X                  X
-------------------------------------------------------------------------------------------------
  Ambrotose(R)                  X
-------------------------------------------------------------------------------------------------
  Bulk Ambrotose(R)             X
-------------------------------------------------------------------------------------------------
  Bulk Em.Pact(TM)                                                              X
-------------------------------------------------------------------------------------------------
  Em.Pact(TM)                                                                   X
-------------------------------------------------------------------------------------------------
  Emprizone(R)                                                        X
-------------------------------------------------------------------------------------------------
  Firm(TM)                                                            X
-------------------------------------------------------------------------------------------------
  Man.Aloe(R)                   X
-------------------------------------------------------------------------------------------------
  MannaBAR(TM)
   Carbohydrate Formula         X         X        X
-------------------------------------------------------------------------------------------------
  MannaBAR(TM)
   Protein Formula              X         X        X
-------------------------------------------------------------------------------------------------
  Manna-C(TM)                             X
-------------------------------------------------------------------------------------------------
  MannaCleanse(TM)                                           X
-------------------------------------------------------------------------------------------------
  Mannatonin(TM)                                   X
-------------------------------------------------------------------------------------------------
  MVP(TM)                                          X
-------------------------------------------------------------------------------------------------
  Bulk PhytAloe(R)                        X
-------------------------------------------------------------------------------------------------
  Phyt.Aloe(R)                            X
-------------------------------------------------------------------------------------------------
  PhytoBears(R)                           X
-------------------------------------------------------------------------------------------------
  Plus(TM)                                         X
-------------------------------------------------------------------------------------------------
  Profile 1(TM)                                                                             X
-------------------------------------------------------------------------------------------------
  Profile 2(TM)                                                                             X
-------------------------------------------------------------------------------------------------
  Profile 3(TM)                                                                             X
-------------------------------------------------------------------------------------------------
  Sport with
   Ambrotose(R)                                                                 X

(1) Formerly Naturalizer.

Product Development

  Our overall product strategy is to develop proprietary nutritional supplements that capitalize on existing and emerging scientific knowledge and the growing worldwide interest in alternative healthcare and optimal health. We focus on bringing new proprietary and, where possible, patentable products to market that can be developed into new product lines, while expanding our existing product lines. Research and development costs related to

Our Business
specific clinical studies, quality assurance programs and new product development were approximately $283,000, $381,000 and $391,000 in 1996, 1997 and 1998, respectively. Research and development costs related to designing new products, enhancing existing products, Food and Drug Administration compliance studies, general supplies, internal salaries and consulting fees were approximately $1,204,000, $3,008,000 and $3,365,000 in 1996, 1997 and 1998,
respectively.

  Our product launches typically occur at our corporate events. We will base our selection of the products developed on:

  .  the marketability and proprietary nature of the product,

  .  regulatory considerations,

  .  the availability of ingredients, and

  .  the existence of data supporting claims of functionality.

To support and validate the proprietary nature of our products, our research and development department conducts appropriate research both before and after product launch.

  We introduced the following new products in 1998:

  . MannaBAR(TM), a nutritional supplement bar in two versions containing the equivalent of our recommended minimum daily supply of Ambrotose(R)Complex, Phyt.Aloe(R) and Plus(TM);

  . Manna-C(TM), a nutritional support for nasal and sinus health containing Ambrotose(R) Complex, monosaccharides necessary to the manufacture of glycoproteins and an herbal blend of Vitamin C and other nutrients which support most cell functions; and

  .  Ambrostart(TM), a nutritional support fiber drink containing
     Ambrotose(R)Complex, and Bulk Phyt.Aloe(R).

  The following chart indicates the year that our products were introduced:

   Year                         Products Introduced
   ----                         -------------------
   1994 Man.Aloe(R), Plus(TM), MVP(TM), Sport, Ambroderm(TM) (formerly
         Naturalizer), Phyt.Aloe(R), Firm(TM)

   1995 PhytoBears(R), Em.Pact(TM), Emprizone(R)

   1996 Ambrotose(R), Mannatonin(TM), Profile 1(TM), Profile 2(TM), Profile
         3(TM), Sport with Ambrotose(R)

   1997 Bulk Ambrotose(R), Bulk Em.Pact(TM), MannaCleanse(TM)

   1998 MannaBAR(TM) Carbohydrate Formula, MannaBAR(TM) Protein Formula,
         Manna-C(TM), Ambrostart(TM), Bulk Phyt.Aloe(R)

                                                                    Our Business

Product Distribution System

  Overview. The foundation of our sales philosophy and distribution system is network marketing. We believe network marketing is an effective vehicle to distribute our products for the following reasons:

  . it is easier to explain the benefits of our products in a person-to-person, educational setting;

  .  it is more direct than television and print advertisements;

  .  direct sales allow potential consumers to actually test our products;

  . there is greater impact on the consumer from associate and consumer testimonials;

  . continues to build a base of potential consumers for additional products;

  . associates can provide high levels of customer service and attention by following up on sales to ensure proper product usage and customer satisfaction; and
  .  associates' contact with customers generates repeat purchases.

  We encourage, but do not require, associates to use our products, nor do we require a person to be an associate in order to purchase our products. We believe our network marketing system is particularly attractive to prospective associates for the following reasons:

  .  the potential for supplemental income;

  .  no requirement to purchase inventory;

  .  no need to collect money from customers;

  .  there is very little paperwork involved in our sales process; and

  .  a flexible work schedule.

  We suggest associates enroll new associates with whom the associates have relationships: family members; friends; business associates; neighbors or otherwise. We believe that associates will be more likely to remain with us if they are enrolled by someone with whom they have an ongoing relationship.

  Associates pay for products prior to shipment. We carry no accounts receivable from our associates, except for minor amounts owing due to check returns or other exceptions. Associates generally pay for products by credit card, with cash, money orders and checks representing a small portion of all payments. Associates may automatically order product on a continuous basis and receive a discount. Automatic orders accounted for approximately 36.9% and 44.9% of net sales for the years ended December 31, 1997 and 1998, respectively.

  Advancements in communications, including telecommunications, and the increasing use of videotape players, fax machines and personal computers have enhanced the effectiveness of direct selling as a distribution channel in the past decade. We produce high-quality video tapes and audio tapes for use in product education, demonstrations and sponsoring sessions. We believe that these sales aids play an important role in the success of associate efforts. We are committed to using current and future technological advances to enhance the effectiveness of direct selling.

Our Business

  Associate development. We believe the key contributing factors to our long-term growth and success are the recruitment of new associates and retention of existing associates. We are active in the development of associates, including in the areas of recruitment, support, motivation and compensation.

  We primarily rely on existing associates to enroll new associates. The enrollment of new associates creates multiple levels in the network marketing structure. These new associates are referred to as "downline" or "sponsored" associates. Associates can purchase products directly from us at wholesale prices and can sponsor other associates in order to build a network of associates and product users.

  We also rely heavily on existing associates to train new associates. Master Associate training course, an advanced training program for associates, was developed using both the expertise of experienced corporate trainers and the experience of seasoned associates. While we provide brochures, magazines and other sales materials, advanced training is specially designed to provide systematic and uniform training to associates about us, our products, our methods of doing business and our compensation plan. As of January 1998, only those associates who have attained All-Star status are eligible to receive compensation for training other associates.

  The needs of our associates are a priority and we believe that providing a high level of support for our associate's efforts has been and will continue to be important to our success. We provide a large number of support services tailored to the needs of our associates, including:

  .  motivational meetings;

  .  educational and informative conference calls;

  .  automated fax services;

  .  ordering and distribution system;

  .  personalized customer service via telephone, the Internet and e-mail;

  . 24-hour, seven days per week access to information through touch-tone phones;

  .  a liberal product return policy;

  . a current database of all associates and their upline and downline associates; and

  . business development materials that we believe will increase product sales and recruitment.

  We currently recognize associate performance with four levels of associate leadership achievement: (1) Regional; (2) National; (3) Executive; and (4) Presidential. Each leadership level provides the opportunity for additional compensation, excluding generation bonus, ranging from 15% of commissionable sales at the regional director level to 9% of commissionable sales at the presidential level. In addition, associates are eligible for a "generation bonus," which is an additional achievement level specially designed to motivate sales and downline growth. The additional achievement levels are available to the associates once the associate has achieved Presidential leadership status. The associate can then achieve four levels of Presidential status: (1) Bronze;
(2) Silver; (3) Gold; and (4) Platinum. Each of

                                                                    Our Business
these achievement levels provides associates with the opportunity for additional compensation. We intend to expand our program of associate recognition as necessary in the future to reward increased levels of performance and to further motivate associates.

  Associate compensation. All associate compensation is paid directly by us and is based on: (1) product sales; and (2) the achievement of certain leadership levels. We offer a compensation plan that combines the aspects of two widely used multilevel marketing compensation plans. Our compensation plan pays commissions based on a percentage of the associate's wholesale prices and also pays additional compensation based upon attainment of certain associate leadership levels. The elements of our compensation plan are similar to other multilevel marketing compensation plans. Associates may, at their discretion, determine the resale price of products purchased at wholesale. The compensation plan includes bonuses or commissions for qualified associates ranging from $20.00 to $180.00 earned based on downline growth. Associates who have completed advanced training can receive $25.00 for each eligible associate they train. Bonuses or commissions ranging from $10.00 to $200.00 are also earned on products included in starter or introductory packs. Our compensation plan is designed to compensate both associates in the early stages of building their business and associates with more established organizations, by rewarding associates for breadth as well as depth in their downline organizations. In addition to the compensation plan discussed above, associates can earn compensation for retail sales of products and educating other associates.

  Based upon our knowledge of other industry-related network marketing compensation plans, we believe that our compensation plan is among the most financially rewarding plans offered in the industry. Commissions as a percentage of net sales were 40.7%, 41.0%, 40.4% and 41.1% for 1996, 1997, 1998 and the six months ended June 30, 1999, respectively.

  Mannatech does not employ its existing compensation plan outside of the United States and Canada. In the international sector, we use a similar plan with regard to product sales, but each plan is tailored to fit the laws and considerations governing compensation of associates in each country and includes compensation for the attainment of leadership levels. We have integrated our international compensation plans across all markets in which our products are, or will be, sold, thereby allowing associates to receive commissions for global product sales, rather than merely local product sales. We refer to this as our "global seamless downline structure" and we hope it will allow associates to build global networks by creating downlines in international markets. Associates will not be required to establish new downlines or requalify for higher levels of commissions within each new country in which they begin to operate. Our international compensation plan is designed to pay approximately the same percentage compensation as in the United States and Canada. We expect this compensation plan to stimulate both product sales as well as the development of width and breadth in downline organizations.

  Management of associates. We take an active role in the management of our associates. Many multilevel marketing companies encounter difficulties with regulatory

Our Business
authorities due to lack of oversight of associate activities. Any oversight process is complicated because our associates are independent contractors and not legally employees of Mannatech. However, we seek to restrict the statements and conduct of associates regarding our business by contractually binding associates to abide by our associate policies and procedures. Each associate receives a copy of the policies and procedures that must be followed in order to maintain the associate's status with us. Associates are expressly forbidden from making any representation as to the possible earnings of any associate, other than through statements of Mannatech indicating the range of actual earnings by all associates. We also monitor associate websites and Internet conduct on a regular and continuing basis. In March 1999, we introduced Mannapages, a personal Internet website program established for our associates, whereby we produce an Internet website for an associate for a $49.00 fee. We hope Mannapages will not only assist associates in their sales efforts but also help us monitor associate websites on a regular basis. We currently anticipate that we will replace all associate websites with Mannapages by the end of the year 2000.

  We have established, and enforce as much as possible, a compliance program for disciplining associates who do not comply with our policies and procedures. We have developed formal steps for proceeding if a complaint is filed against an associate. Our primary goal is to educate the associate to ensure that he or she understands the policy or procedure in question and will follow all of our policies and procedures in the future. Also, our compliance and legal departments, in cooperation with our other departments, regularly evaluate associate conduct and the need for new and revised rule making. We believe that the compliance program reflects positively on Mannatech, helps in the maintenance of associate ethics and aids our recruiting activities.

  Product return policy. Our product return policy provides that retail customers may return the unused portion of any product to the selling associate and receive a full cash refund. Any associate who provides a refund to a customer is reimbursed with product by Mannatech upon providing proper documentation and the remainder of the product. Our product return policy for associates is to refund 90% of the cost for any returned, unopened, restockable products and any up-to-date corporate literature that is in good, usable condition. Historically, product returns have not been significant. Returns as a percentage of net sales were 1.2%, 1.5%, 1.7% and 1.1% in 1996, 1997, 1998 and the six months ended June 30, 1999, respectively.

Information Technology and Systems

  We believe that maintaining sophisticated and reliable transaction processing systems is essential to our long-term success. Our systems are designed to:

  . reduce the time required to supply an associate or customer with our products;

  .  provide detailed and customized billing information;

  .  respond quickly to associate needs and information requests;

  . provide detailed and accurate information concerning qualification and downline activity;

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                                                                    Our Business

  .  provide detailed and customized associate commission payments;

  .  support our customer service department; and

  .  monitor, analyze and report financial and operating trends.

  In order to meet these needs and expand transaction processing systems to accommodate our expected growth, expenditures for information technology operations and development activities are expected to be approximately $9.1 million during 1999, of which $3.8 million are expected to be capital expenditures. We believe that our significant investment in software, hardware and personnel will enable us to:

  . respond rapidly to our business needs for information technology assessment and development;

  .  manage international growth and our seamless downline structure; and

  .  reduce expenses as a percentage of net sales as revenues increase.

  Our suppliers of computer hardware are Dell Computer Corporation, Hewlett-Packard Company, Compaq Computer Corporation, and Digital Equipment Corp. Digital Equipment Corp.'s hardware systems are linked to provide a high level of availability for critical business applications. We believe the global presence of these suppliers will be an important factor in supporting our expansion plans.

  Our financial software was upgraded at the end of 1996 with the acquisition of a sophisticated financial system capable of operating on several platforms. We have also purchased a report writing system, which interfaces with our financial systems. These systems, used together, enable us to track and analyze financial information and operations, as well as create and produce custom reports.

Production and Distribution

  All of our products are manufactured by outside contractors, providing us with the production capacity necessary to respond to fluctuations in sales and limiting our investment in capital equipment. We believe that we currently have in place the manufacturers necessary to meet our inventory requirements over the next several years, including expansion into foreign markets. Nonetheless, we continue to identify new quality-driven manufacturers to supply the products necessary to our success. We also seek to save money by periodically reviewing pricing considerations and by requiring competitive bids from various manufacturers meeting our quality and performance requirements.

  We currently acquire our ingredients solely from suppliers that we consider to be the superior suppliers of such ingredients. We believe we have developed dependable alternative sources for all of our ingredients except Manapol(R) and arabinogalactan, which are components of Ambrotose(R)Complex. We believe that we could produce or replace these ingredients if we cannot purchase ingredients from our current suppliers.

  We have two proprietary ingredients: (1) Ambrotose(R) Complex and (2) Dioscorea Complex. We eventually plan to bring the blending of all proprietary formulas in-house, further protecting the confidential nature and quality standards of our proprietary formulations. In the meantime, we continue to seek high-quality suppliers for our ingredients.

Our Business

  In January 1998, our Texas distribution operation relocated to a new $1.3 million, 75,000 square foot facility in Coppell, Texas. The facility includes an automated system capable of processing 18,000 orders per day. We believe this system will enhance our productivity and support sales volume growth. The facility also contains a warehouse, distribution offices and an ingredient mixing area that is currently not being utilized. We also have contract distribution facilities in Canada and Australia. For further information on these contract facilities see "Properties" on page 57.

Government Regulation

  In addition to regulation of our direct selling activities, we are controlled by a large number of laws, governmental regulations, administrative determinations, court decisions and similar legal requirements at the federal, state and local levels in both our United States and foreign markets. These regulations address, among other things:

  .  our network marketing system;

  . transfer pricing and similar regulations affecting the amount of foreign taxes and customs duties we pay;

  . taxation of associates, which requires us to collect taxes and maintain appropriate records;

  . how we make, package, label, distribute, import, sell and store our products:

  .  what we put in our products;

  .  what we claim our products do for the human body;

  .  how we advertise; and

  . the degree to which we can be liable for associates' claims about our products.

  Products. One or more of these governmental agencies regulate our business or our products:

  .  Food and Drug Administration;

  .  Federal Trade Commission;

  .  Consumer Product Safety Commission;

  .  Department of Agriculture;

  .  Environmental Protection Agency;

  .  Postal Service; and

  . various agencies of the states, localities and foreign countries in where products are manufactured, distributed and sold.

  The Food and Drug Administration regulates the formulation, manufacture, packaging, storage, labeling, promotion, distribution and sale of the foods, dietary supplements and over-the-counter drugs distributed by us. Food and Drug Administration regulations require both our suppliers and us to meet good manufacturing practice regulations for the preparation, packing and storage of our products. The Food and Drug Administration has published a Notice of Advanced Rule Making for good manufacturing practices for dietary supplements, but it has not yet issued a proposed rule.

                                                                    Our Business

  The Dietary Supplement Health and Education Act of 1994 revised the provisions of the Federal Food, Drug and Cosmetic Act concerning the composition and labeling of dietary supplements. We believe this act is generally favorable to the dietary supplement industry. The legislation creates a new class, by statute, of "dietary supplements." This new class includes vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet. This legislation grandfathers, with certain limitations, dietary ingredients that were on the market before October 15, 1994. A dietary supplement which contains a dietary ingredient that was not on the market before October 15, 1994 must provide evidence establishing that the supplement is reasonably expected to be safe. Manufacturers of dietary supplements which make a "statement of nutritional support," thereby describing certain types of product performance characteristics, must:

  .  have evidence that the statement is truthful and not misleading;

  .  make a disclaimer in the statement itself; and

  . notify the Food and Drug Administration of the statement no later than 30 days after the statement is first made.

  The majority of the products that we market are classified as dietary supplements under the Federal Food, Drug and Cosmetic Act. In September 1997, the Food and Drug Administration issued regulations governing the labeling and marketing of dietary supplement products. These regulations cover:

  . the identification of dietary supplements and their nutrition and ingredient labeling;

  . the wording used for claims about nutrients, health claims and statements of nutritional support;

  . labeling requirements for dietary supplements for which "high potency" and "antioxidant" claims are made;

  .  notification procedures for statements on dietary supplements; and

  . premarket notification procedures for new dietary ingredients in dietary supplements.

The notification procedures became effective in October 1997, while the new labeling requirements did not become effective until March 23, 1999. We revised our product labels as necessary to reflect the new requirements prior to the effective date. In addition, we will be required to continue our ongoing program of providing evidence for our product performance claims, and of notifying the Food and Drug Administration of certain types of performance claims made for our products. Our substantiation program involves compiling and reviewing the scientific literature pertinent to the ingredients contained in our products.

  In certain markets, including the United States, claims made with respect to dietary supplements, personal care or any of our other products may change the regulatory status of the products. For example, in the United States, the Food and Drug Administration could possibly take the position that claims made for some of our products make those products new drugs requiring preliminary approval. The Food and Drug Administration could also place those products within the scope of a Food and Drug Administration over-the-counter

Our Business
drug monograph. Over-the-counter monographs dictate permissible ingredients, appropriate labeling language and require the marketer or supplier of the products to register and file annual drug listing information with the Food and Drug Administration. Emprizone(R) is the only product we sell that is labeled as an over-the-counter monograph drug. If the Food and Drug Administration asserts that product claims for our other products caused them to be new drugs or fall within the scope of over-the-counter monographs, we would be required to either file a New Drug Application, comply with the applicable monographs or change the claims made in connection with the products.

  Dietary supplements are subject to the Nutrition, Labeling and Education Act which regulates health claims, ingredient labeling and nutrient content claims characterizing the level of a nutrient in the product. This Act prohibits the use of any health claim for dietary supplements unless the health claim is supported by significant scientific agreement and is pre-approved by the Food and Drug Administration.

  We may be required to obtain an approval, license or certification from a foreign country's ministry of health or comparable agency prior to entering a new foreign market. We will work with local authorities in order to obtain the requisite approvals, license or certification before entering such market. The approval process generally requires us to present each product and product ingredient to appropriate regulators and, in some instances, arrange for testing of products by local technicians for ingredient analysis. Such approvals may be conditioned on reformulation of our products or may be unavailable with respect to certain products or certain ingredients. We must also comply with product labeling and packaging regulations that are different from country to country. In markets where a formal approval license or certification is not required we will rely upon the advice of local counsel to make sure that we comply with the law. We will use our resources to gain required licenses and approvals to operate our business legally.

  The Federal Trade Commission regulates the marketing practices and advertising of all our products. In the past several years, the Federal Trade Commission instituted enforcement actions against several dietary supplement companies for false and misleading marketing practices and advertising of certain products. These enforcement actions have resulted in consent decrees and monetary payments by the companies involved. The Federal Trade Commission has increased its review of the use of testimonials, which we use in our business. The Federal Trade Commission requires reasonable evidence proving product claims at the time that such claims are first made. The failure to have this evidence when product claims are first made violates the Federal Trade Commission Act. Although the Federal Trade Commission has never threatened an enforcement action against us for the advertising of our products, we cannot assure you that the Federal Trade Commission will not question our advertising or other operations in the future.

  We cannot predict the content of any future laws, regulations, interpretations or applications, nor can we predict how new or different governmental regulations or orders could hurt our business in the future. These regulations could, however:

  .  require us to change the contents of our products;

                                                                    Our Business

  .  make us keep additional records;

  . make us increase the available documentation of the properties of our products; or

  . make us increase or use different labeling and scientific proof of product ingredients, safety or usefulness.

Any or all of such requirements could be a burden and cost us more money.

  Network marketing system. Our network marketing system, which includes our compensation plan, is controlled by a number of federal and state statutes and regulations, and administered by the Federal Trade Commission and various state agencies. The legal requirements controlling network marketing organizations are in part directed to make certain that product sales are ultimately made to consumers. In addition, achievement within these organizations must be based on sales of products rather than compensation from the recruitment of additional associates, investments in the organizations or other non-retail sales related criteria. For instance, various markets limit how much associates may earn from commission on sales of associates who were not directly sponsored by the associate. We have and will continue to obtain regulatory approval of our network marketing system in jurisdictions that require such approval. If regulatory approval is not required we will rely on the advice of local counsel to ensure our regulatory compliance.

  We entered into a consent decree in February 1997 as a result of negotiation with the Attorney General of the State of Michigan. Under the consent decree, we agreed to monitor product purchases by our associates in Michigan. The purpose of the monitoring is to identify and correct any instances of coerced sales. We also conduct a number of random audits of associates in Michigan for evidence of stockpiling. To date, we have not found evidence of coerced sales or stockpiling by our associates in Michigan. Further, our associate policies and procedures are designed to provide no incentive or reward to associates for engaging in such activities. Recently, we were contacted by the Michigan Attorney General's Office which asked us to provide data that we maintain under the consent decree because of an associate's self-generated solicitation literature used in Michigan. We were further asked to respond in what manner we would address the associate's conduct, and in what manner we would proceed to prevent such associate conduct in violation of the consent decree in the future.

  In Canada, our network marketing system is regulated by both federal and provincial law. Under Canada's Federal Competition Act, we must make sure that any representations relating to associate compensation to prospective associates constitute fair, reasonable and timely disclosure and that it meets other legal requirements of the Federal Competition Act. Our compensation plan has been reviewed and a positive opinion was received from the appropriate Canadian authorities. All Canadian provinces and territories other than Ontario have legislation requiring that we register or license as a direct seller within that province. Licensing is designed to maintain the standards of the direct selling industry and to protect the consumer. Some provinces require that both Mannatech and our associates be licensed. We currently hold any required provincial or territorial direct sellers' licenses.

Our Business

  In Australia, our network marketing system is subject to both federal and state regulation. Our compensation plan in Australia is designed to meet state requirements and the requirements of Australia's Trade Practices Act. Business and trade practices of Mannatech and our associates are regulated by state law and the Trade Practices Act. Claims and representations relating to products are regulated by both the Trade Practices Act and Australia's Therapeutic Goods Act.

  Other regulations. We are also subject to a variety of other regulations in various foreign markets, including:

  .  social security assessments and taxes;

  .  value added taxes;

  .  goods and services taxes;

  .  sales taxes;

  .  customs duties;

  .  employee/independent contractor issues;

  .  employment and severance pay requirements;

  .  import/export regulations; and

  .  antitrust issues.

For example, in many markets we are restricted in the amount and types of rules and termination criteria that we can contractually impose on our associates. If we do not comply with these restrictions, we may be required to pay social security or other tax or tax-type assessments on behalf of associates and we may incur severance obligations to the terminated associates. In some countries, we may be subject to such taxes or payment requirements in any event.

  In some countries, including the United States, we may also be governed by regulations concerning the activities of our associates. In some countries we are, or regulators may find that we are, responsible for our associates' conduct. Regulators may request or require that we take steps to make certain that our associates comply with these regulations. The types of conduct governed by regulations include, in part:

  .  claims made about our products;

  .  promises of income by us or our associates; and

  . sales of products in markets where the products have not been approved, licensed or legally allowed for sale.

In some markets, including the United States, improper product claims by our associates could cause our products to be reviewed or re-reviewed by regulatory authorities. This kind of review could result in our products being classified or placed into another category with stricter regulations or requiring labeling changes.

                                                                    Our Business

  Compliance procedures. To comply with the many regulations that apply to our business, we have developed formal compliance measures, including:

  .  our associate disciplinary procedures; and

  . internal policies for compliance with Food and Drug Administration and Federal Trade Commission rules and regulations.

  We continue to conduct research into the specific foreign laws and regulations before entering any new international market. We will continue to use our resources to operate legally. We will also research laws governing associate conduct and revise or alter our business system, compensation plan, associate requirements and other materials and programs as required by laws and regulations in each market. We attempt to educate associates about acceptable business conduct in each market through our policies, procedures, manuals, seminars and other training materials and programs. We are not able to fully monitor our associates effectively to make certain that they comply with existing policies, procedures and regulations, and that they do not distribute our products in countries where we have not commenced operations. We do not devote great resources to monitoring and cannot promise you that associates comply with existing policies, procedures and regulations.

Competition

  The nutritional supplements industry is large and intensely competitive. We compete directly with companies that manufacture and market nutritional products in each of our product lines, including:

  .  Rexall Showcase International;

  .  Rexall Sundown;

  .  General Nutrition Companies, Inc.;

  .  Solgar Vitamin and Herb Company, Inc.;

  .  Twinlab Corporation; and

  .  Weider Nutrition International, Inc.

Many of our competitors in the nutritional supplements market have longer operating histories, are more well-known and have greater financial resources than us. Also, nutritional supplements are offered for sale in a wide variety of ways. While we believe that consumers appreciate the convenience of ordering products from home through a sales person, the buying habits of many consumers who are used to purchasing products through traditional retail methods are difficult to change. The number of our products in each product category is also relatively small compared to the wide variety of products offered by many other nutritional product companies.

  We also compete for new associates with other retail, multilevel marketing and direct selling companies in the nutritional supplements industry. Many of these direct selling organizations have longer operating histories and are more well-known and have greater financial resources than us. These competitors include:

  .  Amway Corporation;

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

  .  Nu Skin Enterprises, Inc.;

  .  Body Wise International, Inc.;

  .  ENVION International;

  .  Herbalife International, Inc.;

  .  Enrich International;

  .  Rexall Showcase International;

  .  Rexall Sundown;

  .  Forever Living Products, Inc.; and

  .  Melaleuca, Inc.

  We compete for new associates by stressing the ease of our delivery system, the superiority of our compensation plan and our proprietary and quality products. We believe that many more direct selling organizations will enter the market as the number of direct sellers expands over the next several years. Because the pool of individuals interested in direct selling is limited in each market, the potential pool of associates for our products is reduced when other network marketing companies successfully recruit these people into their businesses.

Employees

  As of July 31, 1999, we employed 307 people in the United States, 13 of whom occupy executive positions, ten people in Australia and three people in the United Kingdom. This number does not include associates, who are independent contractors and not employees of Mannatech. Our employees are not unionized and we believe we have a good relationship with our employees.

Properties

  We lease approximately 110,000 square feet in Coppell, Texas for our headquarters. We lease an additional 75,000 square feet in Coppell, Texas for our warehouse and distribution center. Each lease is for a term of 10 years, expiring in January 2007 and January 2008, respectively. We also lease approximately 9,000 square feet in St. Leonards, Australia for our Australian corporate headquarters. The lease term is for five years, expiring in August 2003. We have also entered into a lease for a facility in the United Kingdom that commences on June 1, 2000. The lease term runs until May 31, 2001 with an automatic extension for three month intervals. We believe these leased facilities are adequate for our operations in the immediate future. The United States distribution facility is capable of filling 18,000 orders per day and is currently operating at 34% of its full capacity. The Canadian distribution center, located in Calgary, Alberta, is a contract operation occupying 6,000 square feet of a 100,000 square foot building and is capable of filling 3,200 orders per day. The Australian distribution center, located in Botany, Australia, is a contract operation occupying 3,000 square feet of a 100,000 square foot building and is capable of filling approximately 20,000 orders per day. Currently, the Canadian and Australian contract facilities are operating at 25% and 2% of their full capacity, respectively.

                                                                    Our Business

Legal Proceedings

  In February 1998, we received a demand letter from Dr. Joe Glickman, Jr., one of our associates, stating that we had, among other things, breached various contracts, agreements and promises. Dr. Glickman stated an intention to pursue these claims in the United States District Court for Montana. In March 1998, we started arbitration proceedings against Dr. Glickman individually and as trustee of the Dr. Joe Glickman, Jr. Phyto Trust d/b/a/ Alotek, for the recovery of funds and the cancellation of associate positions claimed by Alotek. Dr. Joe Glickman, Jr. Phyto Trust d/b/a Alotek and Mannatech have settled Dr. Glickman's lawsuit. The settlement of this lawsuit will not have a material effect on our business, profitability or growth prospects.

  In October 1997, we filed an objection to the issuance of a registered trademark being issued to IntraCell Nutrition, Inc., which had filed a trademark application for the name, "Manna." In our objection, we state that, among other things, "Manna" is a general descriptive term often applied to nutritional products, and is for that reason not entitled to trademark protection. Discovery was completed in this case and briefs were filed. The case is now pending an oral hearing before the Trademark Trial and Appeal Board of the United States Patent and Trademark Office. We believe that we have a substantial likelihood of prevailing in our objection to the granting of the tradename.

  In March 1998, Johnnie Hill d/b/a Taylor Enterprises, one of our associates, filed a lawsuit in the 44th Judicial District Court, Dallas County, Texas, alleging that we breached the contract with Mr. Hill as an associate. Mr. Hill further alleges that we committed fraud, conversion, conspiracy and that we failed to properly account for the payments owed to him. In May 1998, the suit was ordered into arbitration by the District Court. In March 1999, Mr. Hill filed an arbitration claim with the American Arbitration Association in Dallas, Texas, alleging that we breached our contract with him, interfered with his business relationships, did not pay him money owed to him, and committed fraud, damaging him in the amount of $3.0 million. The American Arbitration Association has set arbitration for November 1999. We believe we have valid defenses to any and all claims filed by Mr. Hill. A decision against Mannatech in this matter could hurt our business.

Our Business

                                   MANAGEMENT

Executive Officers and Directors

  Our executive officers and directors and their ages as of August 9, 1999 are as follows:

            Name            Age                   Position
            ----            ---                   --------
 Charles E. Fioretti.......  53 Chairman of the Board and Chief Executive
                                Officer
 Samuel L. Caster..........  49 President and Director
 Anthony E. Canale.........  47 Executive Vice President and Chief Operating
                                Officer
 Patrick D. Cobb...........  47 Vice President, Chief Financial Officer,
                                Secretary and Director
 Deanne Varner.............  46 General Counsel and Vice President of
                                Compliance
 Jeffrey P. Bourgoyne......  37 Vice President of Operations
 Peter E. Hammer...........  44 Vice President of New Business and
                                International Development
 Donald W. Herndon.........  48 Vice President of Marketing
 Bill H. McAnalley, Ph.D...  55 Vice President of Research and Product
                                Development
 Ronald D. Norman..........  40 Vice President and Treasurer
 Eoin Redmond..............  34 Vice President of Information Technology
 Stephen D. Fenstermacher..  47 Vice President of Accounting and Controller
 Eileen M. Vennum..........  52 Vice President of Regulatory Affairs
 Steven A. Barker..........  50 Director
 Chris T. Sullivan.........  51 Director

  Charles E. Fioretti is one of our founders, has been our Chairman of the Board and Chief Executive Officer since May 1997, and has been a director since November 1993. His current term as director expires in 2001. Mr. Fioretti was our Chief Operating Officer from November 1993 to July 1996. From June 1990 until April 1995, Mr. Fioretti was an owner and operator of several Outback Steakhouse, Inc. restaurants in Arizona, Indiana and Kentucky. Mr. Fioretti is Peter E. Hammer's brother-in-law and William C. Fioretti's cousin.

  Samuel L. Caster is one of our founders and has served as our President and as a director since November 1993. His current term as director expires in 2000. From April 1992 until August 1993, Mr. Caster served as co-founder, owner and President of Funds-4-Kids, Inc., a multilevel marketing company that sold healthy candy bars for children. Mr. Caster is Donald W. Herndon's brother-in-law.

  Anthony E. Canale joined us in January 1997 and since then has served as our Executive Vice President and Chief Operating Officer. From February 1993 until October 1996, Mr. Canale was President of Canale and Associates, an Outback Steakhouse, Inc. joint venture partnership. Before that, Mr. Canale served as Regional Vice President and Vice President of Franchise Operations and Food/Beverage Development for ChiChi's, Inc., Regional General Manager and National Director of Operation Services for Kentucky Fried Chicken Corporation and Executive Vice President and Chief Operating Officer of Kenny Rogers Roasters Restaurants, Inc., all national restaurant chains. Mr. Canale received a B.S. in Management from American International College in Springfield, Massachusetts.

                                                                      Management

  Patrick D. Cobb joined us in August 1994 and since then has served as Chief Financial Officer and Vice President. Mr. Cobb has served as our corporate Secretary since February 1997 and as a director since November 1997. His current term as director expires in 2000. From January 1994 until August 1994, Mr. Cobb was President of Industrial Gasket, Inc., a metal stamping facility in Oklahoma City. From August 1989 until October 1993, he was head of a Small Business Management Program with the Oklahoma VO-Tech System. From May 1981 until October 1993, Mr. Cobb was employed by General Motors Corporation as a Senior Accountant and Financial Forecaster. Mr. Cobb received a B.S. in Finance from the University of Oklahoma and is a Certified Public Accountant.

  Deanne Varner joined us in January 1996 and since May 1996 has served as our General Counsel and Vice President of Compliance. From 1986 until January 1996, Ms. Varner maintained a law practice in Dallas, Texas focusing on business law and related transactions. Ms. Varner has over 20 years of experience in business, corporate and transactional law. Ms. Varner received a B.A. in Social Sciences and a J.D. from Southern Methodist University.

  Jeffrey P. Bourgoyne joined us in December 1996 and since February 1998 has served as Vice President of Operations. From May 1995 until December 1996, Mr. Bourgoyne served as facility manager for DSC Logistics, Inc., a third-party logistics provider. From June 1993 until May 1995, Mr. Bourgoyne was a Transportation Services Manager for Abbott Laboratories, a pharmaceutical company. Mr. Bourgoyne received a B.S. in Management from University of New Orleans and an M.B.A. from Lake Forest Graduate School of Management.

  Peter E. Hammer joined us in March 1995 and since January 1998 has served as our Vice President of New Business and International Development. From November 1991 until February 1995, Mr. Hammer served as the Vice President and Chief Information Officer of The Network, Inc., a business solutions company in Atlanta, Georgia. Mr. Hammer received a B.A. in Liberal Arts from State University College at Buffalo and an A.A.S. in Electronics from Suffolk Community College. Mr. Hammer is Charles E. Fioretti's brother-in-law.

  Donald W. Herndon joined us in November 1993 and until December 1996 served as our Vice President of Distribution. Since December 1996 Mr. Herndon has served as our Vice President of Marketing. From January 1993 through November 1993, Mr. Herndon served as the Vice President of Operations for Funds-4-Kids, Inc. a multilevel marketing company that sold healthy alternative candy bars for children. Mr. Herndon is the brother-in-law of Mr. Samuel L. Caster.

  Bill H. McAnalley, Ph.D. joined us in July 1996 and has served as our Vice President of Research and Product Development and Chief Scientific Officer since December 1997. From March 1995 until July 1996, Dr. McAnalley served us as a consultant. From March 1987 until February 1995, Dr. McAnalley was Vice President of Research and Product Development at Carrington Laboratories, Inc., a pharmaceutical research, development and manufacturing company. Dr. McAnalley received a Ph.D. in Pharmacology and Toxicology from the University of Texas Health Science Center in Dallas, Texas.

Management

  Ronald D. Norman joined us in May 1996 and from August 1997 until September 1998 served as Controller. In September 1998, Mr. Norman began serving as our Treasurer. In June 1998, Mr. Norman was promoted to Vice President. From September 1994 until April 1996 Mr. Norman was a tax manager with Belew Averitt LLP, a public accounting firm in Dallas, Texas. From January 1989 until September 1994 Mr. Norman worked for Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP), an international public accounting firm. Mr. Norman received an M.A. in Tax and a B.B.A. in Accounting from Baylor University and is a Certified Public Accountant.

  Eoin Redmond joined us in July 1997 and since then has served as our Vice President of Information Technology. From August 1996 through June 1997, Mr. Redmond was employed by us as a computer systems consultant. From October 1995 until August 1996, Mr. Redmond was Head of Client Services for Tate Bramald Ltd., an accounting software provider. From December 1993 until September 1995, Mr. Redmond was employed as Technology Services Manager--Europe for SSA Europe Ltd., an industrial software provider. From October 1987 until October 1993, Mr. Redmond was employed as a Senior Software Manager for Team Systems Group, Ltd., a reseller of turn-key software systems. Mr. Redmond matriculated at Presentation College, County Wicklow, Ireland and subsequently attended AnCo Technology Center, County Dublin, Ireland.

  Stephen D. Fenstermacher joined us in November 1998 and since then has served as our Vice President of Accounting and Controller. From January 1998 until October 1998, Mr. Fenstermacher was a consultant for Kibel, Green, ISSA, Inc., a crisis management firm specializing in turnaround strategy and execution consulting. From April 1995 until October 1997, Mr. Fenstermacher served as Executive Vice President and Chief Financial Officer for The Johnny Rockets Group, Inc., from May 1994 until April 1995, as Vice President for Brinker International, Inc., from September 1991 until May 1994, as Chief Executive Officer and Chief Financial Officer for On the Border Cafes, Inc., all international restaurant chains. Mr. Fenstermacher received an M.B.A. from the University of Pittsburgh and a B.A. from the University of Notre Dame.

  Eileen M. Vennum joined us in January 1997 and until January 1998 served as Director of Regulatory Affairs. From January 1998 until June 1999, Ms. Vennum served as Executive Director of Regulatory Affairs and since July 1999, she has served as Vice President of Regulatory Affairs. From 1988 until December 1996, Ms. Vennum was a Director of Regulatory Affairs, Document Control and Technical Editor for Carrington Laboratories, Inc., a pharmaceutical research, development and manufacturing company. Ms. Vennum attended David Lipscomb University, Harding University and the University of Dallas. Ms. Vennum holds a Regulatory Affairs Certified designation from the Regulatory Affairs Professional Society.

  Steven A. Barker became one of our directors in January 1998. His current term as director expires in 2002. Dr. Barker has been a full professor of Physiology, Pharmacology and Toxicology at Louisiana State University since April 1990. Dr. Barker received a B.S. and an M.S. in Chemistry and a Ph.D in Chemistry/Neurochemistry from the University of Alabama-Birmingham.

                                                                      Management

  Chris T. Sullivan became one of our directors in October 1997. His current term as director expires in 2001. Mr. Sullivan has been the Chairman of the Board and Chief Executive Officer of Outback Steakhouse, Inc. since founding that company in 1988. Mr. Sullivan serves on the executive committee for The Outback/Gary Koch Pro-Am, the Tampa Bay Devil Rays, the Employment Policies Institute and the Presidents Conference. Mr. Sullivan received a degree in Business and Economics from the University of Kentucky.

Classes of our Board of Directors

  Our board of directors is divided into three classes that serve staggered three-year terms expiring at the annual meeting of shareholders as follows:

     Class                                         Expiration       Member
     -----                                         ----------       ------
     Class I......................................    2000    Caster, Cobb
     Class II.....................................    2001    Fioretti, Sullivan
     Class III....................................    2002    Barker

Committees of the Board of Directors

  Our board of directors has three committees: (1) the audit committee; (2) the compensation committee; and (3) the option commitee. Each committee is composed solely of our two independent directors, Messrs. Barker and Sullivan. The audit committee is charged with reviewing our annual audit and meeting with our independent accountants to review our internal controls and financial management practices. The compensation committee is responsible for establishing salaries, bonuses and other compensation for our executive officers. The option committee has the authority to determine the terms and conditions of each option to be issued under our stock option plans and the responsibility for administration of each such plan.

Director Compensation

  Each of our independent directors who is not an officer or employee receives an annual fee of $30,000 for serving on our board of directors. In addition, our directors are reimbursed for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of our board of directors or its committees.

Management

Executive Compensation

  The following table summarizes the amount of compensation we paid, for each of the three years ended December 31, 1998, to each person who served as our chief executive officer during 1998 and our four most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers at the end of 1998.

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                                                   ------------
                                                                    Number of
                               Annual Compensation                    Shares
                               -------------------      Other       Underlying
   Name And Principal                                  Annual        Options
        Position          Year  Salary    Bonus    Compensation(1)   Granted
   ------------------     ---- -------- ---------- --------------- ------------
Charles E. Fioretti(2)..  1998 $433,517 $  750,000    $  9,044           --
Chairman of the Board
 and                      1997  403,434    760,000     109,765(3)        --
Chief Executive Officer   1996  325,962  1,268,197     110,580(3)        --

Samuel L. Caster........  1998  433,517    500,000       2,942           --
President                 1997  403,434    760,000      16,012(4)        --
                          1996  317,374  1,307,200      25,362(4)        --

Anthony E. Canale.......  1998  287,500    326,293      11,925(5)    250,000
Executive Vice President
 and                      1997  221,978    190,172         --        250,000
Chief Operating Officer   1996      --         --          --            --

Patrick D. Cobb.........  1998  245,055    250,000       2,077       100,000
Vice President, Chief
 Financial                1997  214,011    171,666      43,000(6)    100,000
Officer and Secretary     1996  169,712    269,999         --            --

Deanne Varner...........  1998  225,275    323,793       1,644       228,000
General Counsel and       1997  187,019    159,884         --        228,000
Vice President of
 Compliance               1996  120,442     55,500      16,500           --

--------
(1) Includes our matching contribution to the 401(k) plan.
(2) Mr. Fioretti became our Chief Executive Officer on May 1, 1997.
(3) Represents the amounts paid to Mr. Fioretti under his incentive compensation agreement.
(4) Represents the amount paid to Mr. Caster under his incentive compensation agreement.
(5) Represents the amount paid to Mr. Canale for costs of relocation.
(6) Represents the value of a company-owned vehicle transferred to Mr. Cobb in 1997.

                                                                      Management

  The following table provides information on options granted to the executive officers named in the Summary Compensation Table above during the fiscal year ended December 31, 1998.

                    Stock Option Grants in Last Fiscal Year

                                                                              Potential
                                                                             Realizable
                                        Individual Grants                 Value at Assumed
                         -----------------------------------------------   Annual Rates of
                         Number of                                           Stock Price
                           Shares    Percent of                             Appreciation
                         Underlying Total Options Exercise or            for Option Term (2)
                          Options    Granted to   Base Price  Expiration -------------------
          Name           Granted(1)   Employees     ($/Sh)       Date       5%        10%
          ----           ---------- ------------- ----------- ---------- --------- ---------
Anthony E. Canale.......  250,000       38.9%        $8.00     7/31/08   1,257,789 3,187,485
Patrick D. Cobb.........  100,000       15.6%        $8.00     7/31/08     503,116 1,274,994
Deanne Varner...........  228,000       35.5%        $8.00     7/31/08   1,147,104 2,906,986

--------

(1) These options can be exercised beginning July 31, 1999, the first anniversary of the date of grant.
(2) The 5% and 10% assumed annual compound rates of stock value increases are required by the rules of the Securities and Exchange Commission and are not our estimate or projection of future prices of our common stock. The actual value for which any stock from these options may be sold may be greater or less than the potential realizable value set forth in the table.

  The following table sets forth, as of December 31, 1998, the number of options and the value of unexercised options held by the executive officers named in the Summary Compensation Table above. As of December 31, 1998, no stock options had been exercised by any of our executive officers.

                         Fiscal Year-End Option Values

                               Number of Shares         Value of Unexercised
                            Underlying Unexercised      In-the-Money Options
                          Options at Fiscal Year End    at Fiscal Year End(1)
                         ---------------------------- -------------------------
     Name                Exercisable(2) Unexercisable Exercisable Unexercisable
     ----                -------------- ------------- ----------- -------------
Anthony E. Canale.......      --           500,000        --       $1,662,500
Patrick D. Cobb.........      --           200,000        --          665,000
Deanne Varner...........      --           456,000        --        1,516,200

--------
(1) There was no public trading market for our common stock at December 31, 1998. Accordingly, as permitted by the Securities and Exchange Commission, these values have been calculated based on the initial public offering price of $8.00 per share less the per share exercise price of $1.35 per share. 508,000 of the total unexercised options are not considered to be in-the-money because the public offering price and per share exercise price equal $8.00 per share.

(2) These options become exercisable on July 31, 1999.

Management

Executive Employment Agreements

  We entered into employment agreements with each of Charles E. Fioretti, Patrick D. Cobb, Anthony E. Canale, Bill H. McAnalley and Deanne Varner, as of September 1, 1998. These agreements provide that these officers will receive their current base salary and bonus compensation based upon the management bonus plan formula. The agreements have an initial term of five years and extend automatically each year for one additional year unless both parties agree to terminate the contract before the end of any term. If we terminate any of these employment agreements for any reason other than reasons specified in the agreements, the officer is entitled to receive an amount equal to the sum of all salary and bonus which would have been paid in the five years after such termination.

Management Bonus Plan

  Executive officers and some other members of corporate management are eligible to receive bonuses in addition to their base salaries. Our compensation committee is now responsible for reviewing and approving bonuses for these officers.

Compensation Committee Interlocks and Insider Participation

  During 1998, we had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning amounts paid to executive officers were made by the full board of directors. In February 1999, after the completion of the initial public offering, our board of directors established the compensation committee. The compensation committee is now responsible for decisions regarding compensation of our executive officers.

Stock Option Plans

  The 1997 Stock Option Plan was adopted by our board of directors and approved by our shareholders on May 14, 1997. The 1998 Incentive Stock Option Plan was adopted by the Board of Directors on April 8, 1998 and was amended on September 4, 1998 to increase the number of shares reserved for issuance. Both stock option plans are intended to encourage investment by our officers, employees, non-employee directors and consultants in shares of our common stock so that they will have an increased interest in and greater concern for the welfare of Mannatech.

  Options granted under either stock option plan may either be incentive stock options or options that do not qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986. Options granted under the 1998 Incentive Stock Option Plan may only be granted to our officers and employees.

  Incentive stock options may be granted under stock option plans to any person who is one of our officers or other employees (including officers and employees who are also

                                                                      Management
directors) or any parent or subsidiaries that may exist in the future. The exercise price of incentive stock options must be at least the fair market value of a share of our common stock on the date of grant.

  The following table sets forth information regarding our stock option plans as of August 9, 1999:

                         Stock Option Plan Information

                                                              Weighted     # vested   # of shares
                          # of shares                         average         and      available
                          authorized  # of options granted exercise price exercisable  for grant
                          ----------- -------------------- -------------- ----------- -----------
1997 Stock Option Plan..   2,000,000       1,950,000           $2.63       1,365,852     50,000
1998 Incentive Stock
 Option Plan............   1,000,000         418,000           $8.00         233,000    582,000

  The option committee has full and final authority in its discretion, subject to the stock option plans' provisions, to determine, among other things:

  .  the individuals to whom options shall be granted;

  . whether the option granted shall be an incentive stock option or a non-qualified stock option;

  .  the number of shares of our common stock covered by each option;

  .  the time or times at which options will be granted;

  .  the option vesting schedule;

  .  the exercise price of the options;

  .  the duration of the options granted;

  . prescribe, amend and rescind rules and regulations relating to the stock option plans;

  . accelerate or defer (with the consent of the optionee) the exercise date of any option; and

  . authorize any person to execute on our behalf any instrument required to effectuate the grant of an option previously granted by our board of directors.

  The option committee also has the power to decide upon and make rules that control the stock option plans and make decisions and take all actions necessary for the proper administration of the stock option plans. The stock option plans may be changed or cancelled by our board of directors at any time without the approval of our shareholders, with a few exceptions. However, they may not take action that affects options previously granted under the stock option plan.

401(k) Plan

  Starting May 9, 1997, we adopted a 401(k) Pre-tax Savings Plan. All employees who have been employed by us for at least 90 days at the beginning of a quarter and are at least

Management

21 years of age are eligible to participate. Employees may contribute to the 401(k) Plan up to 15% of their current compensation, up to a statutorily prescribed annual limit. Under the 401(k) Plan, we will make regular matching contributions to the 401(k) Plan in the amount of $0.25 for each $1.00 contributed by a participating employee, up to 6% of a particpating employee's annual compensation, including overtime. The 401(k) Plan also provides that if we want to we can make profit-sharing contributions to the plan each year based upon our profit. Employee contributions and our matching contributions are paid to a corporate trustee and invested as directed by the participating employee. Our contribution in the 401(k) Plan vests over five years or earlier if the participating employee retires at age 65, becomes disabled or if the participating employee dies or is terminated. Payments to participating employees may also be made in the case of a financial hardship. Payments may be made in a lump sum. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, so that contributions made by employees or by us to the 401(k) Plan, and income earned on these contributions, are not taxable to employees until withdrawn from the 401(k) Plan.

                                                                      Management

                              CERTAIN TRANSACTIONS


Loans to Officers

  We orally agreed to advance certain officers money to pay the taxes caused by the cancellation of their incentive compensation agreements. On December 31, 1997, we made loans of $162,052 to Dr. Bill H. McAnalley Ph.D., our vice president of research and product development, and of $121,782 to Peter E. Hammer, our vice president of new business and international development. The non-interest bearing loans were collateralized by shares of our common stock owned by these officers. The loans were repaid in February 1999 after the officers received the proceeds from the sale of their shares of common stock in the initial public offering.

Loans to Agritech Labs, Inc.

  During 1996 and 1997, we made cash advances to Agritech Labs, Inc. and Agritech Technology, Ltd. totalling approximately $918,000. William C. Fioretti, Charles E. Fioretti, Samuel L. Caster and Patrick D. Cobb own over 90% of the capital stock of these Agritech companies. Because we were concerned about the ability of these Agritech companies to repay the loans, each of Messrs. William C. Fioretti, Charles E. Fioretti, Samuel L. Caster, Patrick D. Cobb, another shareholder of both Agritech companies and Mannatech agreed to pay the obligations that these Agritech companies owed Mannatech. Each of these individuals gave promissory notes to us totalling approximately $918,000. Each promissory note bore interest at six percent per year and was payable on the earlier of the sale of the Agritech companies or December 31, 1998. The principal amount outstanding under the notes issued by each of Messrs. William
C. Fioretti, Charles E. Fioretti and Samuel L. Caster at December 31, 1998 was approximately $275,400 and the principal amount outstanding under the note made by Mr. Patrick D. Cobb at December 31, 1998 was approximately $45,900. On December 31, 1998, we renewed the notes with an extended due date of December 31, 1999. On February 17, 1999, we signed new notes with each of the shareholders. The new notes bear interest at six percent per year, with the first payment due immediately and the remainder to be paid in annual installments through February 17, 2004. The principal amount outstanding under the new notes made by each of Messrs. William C. Fioretti, Charles E. Fioretti and Samuel L. Caster is approximately $200,000 and the principal amount outstanding under the new note made by Mr. Patrick D. Cobb is approximately $33,000.

Commission Agreement and Consulting Fees

  In 1998, William C. Fioretti, earned approximately $121,000 in commissions pursuant to an agreement with Mannatech, which commissions were paid in 1998 and early 1999. On October 20, 1998, we paid Mr. Fioretti $250,000 for consulting services he performed for us over the course of 1998 in sports marketing and product development issues. Mr. Fioretti is one of our founders, a major shareholder and the cousin of Charles E. Fioretti, our chairman of the board and chief executive officer.

Certain Transactions

                       PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth as of August 9, 1999, and as adjusted to reflect the sale by the selling shareholders of 1,519,542 shares of our common stock in this offering, the number of shares of our common stock and the percentage of the outstanding shares of such class that are beneficially owned by (1) each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) the executive officers named in the Summary Compensation Table on page 63, (4) each selling shareholder and (5) the executive officers and directors named on page 59 as a group.

                                Shares                            Shares
                             Beneficially                      Beneficially
                            Owned Prior to                     Owned After
                             Offering(1)         # of         Offering(1)(2)
                          --------------------- Shares      ----------------------
    Name and Address        Number      Percent Offered       Number       Percent
    ----------------      ----------    ------- -------     ----------     -------
Samuel L. Caster........   5,713,549     23.3   305,000      5,408,549      22.0
 c/o Mannatech,
 Incorporated
 600 S. Royal Lane,
 Suite 200
 Coppell, Texas 75019

William C. Fioretti.....   5,474,407(3)  22.3   325,000(4)   5,149,407      21.0
 c/o Agritech Labs, Inc.
 6333 N. St. Highway
 161, Suite 350
 Irving, Texas 75063

Charles E. Fioretti.....   5,391,549     22.0   285,000      5,106,549      20.8
 c/o Mannatech,
 Incorporated
 600 S. Royal Lane,
 Suite 200
 Coppell, Texas 75019

H. Reginald McDaniel....     504,800      2.1    40,000        464,800       1.9
Chris T. Sullivan(5)....     442,537      1.8    50,000        392,537       1.6
Donald W. Herndon.......     421,585      1.7    50,000        371,585       1.5
Patrick D. Cobb.........     418,525(6)   1.7   100,000(7)     318,525(8)    1.3
Bill H. McAnalley.......     412,963(9)   1.7    35,000(10)    377,963(11)   1.5
Anthony E. Canale(12)...     400,000      1.6       --         400,000       1.6
Gary Watson(13).........     377,630      1.5    50,000        327,630         *
Deanne Varner(14).......     356,000      1.4       --         356,000       1.4
Dick Hankins, Jr........     307,845      1.3    50,000        257,845       1.1
Phillip P. Brous........     250,000      1.0    50,000        200,000         *
Peter E. Hammer.........     196,630        *    50,000        146,630         *
Kim Snyder..............      98,532        *    25,000         73,532         *
Kathy Schiffer..........      67,942        *     5,542         62,400         *
Robert B. Hydeman.......      40,000        *    40,000            --          *
Samuel A. Tancredi......      30,000        *    10,000         20,000         *
Michael Scheid..........      20,000        *    20,000            --          *
Eileen M. Vennum........      14,500        *       --          14,500         *
Paul Schiffer...........      12,000        *    12,000            --          *
Gregory and Candace
 Ross...................      12,000        *    12,000            --          *
Beverly Stubblefield....       5,000        *     5,000            --          *
All executive officers
 and directors as a
 group (15 persons).....  14,031,838     54.4   875,000     13,156,838      51.0

--------

                                              Principal and Selling Shareholders

 * Less than 1%.
(1) The information contained in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934. All information with respect to the beneficial ownership of any shareholder has been furnished by such shareholder and, except as otherwise indicated or pursuant to community property laws, each shareholder has sole voting and investment power with respect to shares listed as beneficially owned by such shareholder. Pursuant to the rules of the Securities and Exchange Commission, each person is deemed to beneficially own shares subject to options or warrants exercisable within 60 days of the date of this prospectus and those shares are deemed outstanding for purposes of calculating the percentage of outstanding shares owned by such person, but shares subject to options or warrants owned by others (even if exercisable within 60 days) are deemed not to be outstanding for purpose of this calculation. In calculating the percentage of outstanding shares held by the executive officers and directors as a group, option and warrants exercisable within 60 days held by any such person are deemed outstanding.
(2) Assumes all shares offered are sold.
(3) Includes 1,450,102 shares of our common stock held by the Fioretti Family Partnership, Ltd. of which William C. Fioretti is the general partner and he, his wife and trusts for the benefit of their children are the limited partners. Mr. Fioretti was a director of Mannatech until he resigned on December 1, 1997.

(4) Of the 325,000 shares offered by William C. Fioretti, 216,668 are held of record by William C. Fioretti and 108,332 are held of record by The Fioretti Family Partnership, Ltd.

(5) Includes 100,000 shares subject to stock options exercisable within 60 days of the date of this prospectus. All of these shares of our common stock and the stock options are held by Multi-Venture Partners, Limited, an investment partnership. The management of Multi-Venture is controlled by its sole general partner, SBG Investments, L.L.C., which owns a 0.6% general partnership interest in Multi-Venture. Mr. Sullivan owns a 27.2% interest in SBG Investments, L.L.C. Mr. Sullivan shares voting and dispositive power with respect to our common stock owned by Multi-Venture.

(6) Includes 100,000 shares subject to stock options exercisable within 60 days of the date of this prospectus. Also includes 60,000 shares held by Joni J. Cobb, Mr. Cobb's spouse, and 10,000 shares held of record by trusts established for the benefit of Mr. Cobb's children and stepchildren.

(7) Of the 100,000 shares offered by Mr. Cobb, 10,000 are held of record by trusts established for the benefit of Mr. Cobb's children and stepchildren and 90,000 are held of record by Mr. Cobb.

(8) Includes 100,000 shares subject to stock options exercisable within 60 days of the date of this prospectus. Also includes the 60,000 shares held by Joni J. Cobb, Mr. Cobb's spouse, and assumes the sale of the 10,000 shares held of record by trusts established for the benefit of Mr. Cobb's children and stepchildren.

(9) Includes 15,000 shares held of record by Dr. McAnalley's children. Also includes 85,926 shares subject to stock options exercisable within 60 days of the date of this prospectus.

(10) Of the 35,000 shares offered by Dr. McAnalley, 15,000 are held of record by Dr. McAnalley's children.

(11) Includes 85,926 shares subject to stock options exercisable within 60 days of the date of this prospectus, and assumes the sale of the 15,000 shares held of record by Dr. McAnalley's children.






(12) Includes 400,000 shares subject to stock options exercisable within 60 days of the date of this prospectus.

(13) Includes 100,000 shares subject to stock options exercisable within 60 days of the date of this prospectus.

(14) Includes 356,000 shares subject to stock options exercisable within 60 days of the date of this prospectus.

Principal and Selling Shareholders

                          DESCRIPTION OF CAPITAL STOCK

General

  As of the date of this prospectus, our authorized capital stock consists of 99,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.01. The following description is a summary and is subject to and qualified in its entirety by reference to the provisions of our articles of incorporation and our bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

  Prior to this offering and as of August 6, 1999, there were 24,564,593 shares of common stock outstanding, held by approximately 5,432 holders of record. The same number will be issued and outstanding following this offering. Holders of our common stock:

  . are allowed one vote per share in all shareholder votes, including the election of directors;

  .  do not have cumulative voting rights;

  .  may receive dividends if declared by our board of directors;

  . would share ratably in the net assets of Mannatech if a liquidation occurred;

  .  have no preemptive rights to purchase shares of our stock;

  .  are not subject to having their shares redeemed by us; and

  . are not able to convert the shares of our common stock into other securities of Mannatech.

  All outstanding shares of our common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and nonassessable.

Preferred Stock

  Following this offering, 1,000,000 shares of preferred stock will be authorized and no shares will be outstanding. The board of directors has the authority to issue one or more classes or series of preferred stock without shareholder approval. The board of directors also has the authority to change the number of shares constituting any series and fix and determine the designation and preferences, limitations and relative rights, including voting rights, of the shares of any series of preferred stock without any action or vote by the shareholders. We have no current plans to issue any shares of preferred stock of any class or series.

  Undesignated preferred stock may enable the board of directors to discourage an attempt to obtain control of Mannatech by means of a tender offer, proxy contest, merger or otherwise, and thereby protect our management. The issuance of preferred stock may have a negative effect on the rights of our common stock shareholders. For example, preferred stock issued by Mannatech may be given preference over common stock as to: (1) dividend rights;

                                                    Description of Capital Stock

(2) liquidation preference or both; (3) may have full or limited voting rights; and (4) may be convertible into shares of our common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the trading price of our common stock.

Certain Effects of Authorized but Unissued Stock

  Under our articles of incorporation, upon completion of this offering there will be 74,435,407 shares of our common stock available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or facilitate acquisitions. We do not currently have any plans to issue additional shares of our common stock, other than shares of common stock that may be issued upon the exercise of options that have been granted or may be granted in the future.

Special Provisions of our Articles, our Bylaws and Texas Law

  The Texas Miscellaneous Corporation Laws Act authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of their fiduciary duty as directors. The liability of a director is not limited or eliminated if the director:

  . breaches such director's duty of loyalty to Mannatech or our shareholders;

  . engages in an act or omission that is not in good faith or that involves intentional misconduct or a knowing violation of laws;

  . engages in a transaction from which the director receives an improper personal benefit; or

  . engages in an act or omission for which the liability of the director is expressly provided by an applicable statute.

Our articles of incorporation limit the liability of our directors, but only in their capacity as directors, to Mannatech or our shareholders to the fullest extent permitted by any applicable law. The inclusion of this provision in our articles of incorporation may reduce the likelihood of derivative litigation against our directors. This provision may also discourage or deter shareholders from suing directors for breach of their duty of care, even though such an action, if successful, might otherwise benefit Mannatech and our shareholders. We have included this provision in our articles of incorporation, together with a similar indemnification provision in our bylaws, to enable us to attract qualified persons to serve as directors who might otherwise be reluctant to do so. The Securities and Exchange Commission has taken the position that personal liability of directors for violations of the federal securities laws cannot be limited and that indemnification by the issuer for such violations is unenforceable.

  We have entered into separate indemnification agreements with each of our directors. These agreements may require us to indemnify our directors against certain liabilities that may arise in their capacity as directors to the maximum extent permitted under the Texas

Description of Capital Stock

Business Corporation Act. In addition, we may be required to advance their expenses incurred as a result of any proceeding against them for which they could be indemnified, obtain directors' and officers' insurance or maintain self-insurance.

  Under the Texas Business Corporation Act, the board of directors of a corporation has the power to amend and repeal the corporation's bylaws unless:
(1) the corporation's articles of incorporation reserve the power exclusively to the shareholders or (2) a particular bylaw expressly provides that the board of directors may not amend or repeal the bylaw. Our bylaws give our board of directors the power to alter, amend or repeal our bylaws or adopt new bylaws. Our bylaws also provide that the number of directors shall be fixed from time to time by resolution of our board of directors. These provisions, in addition to the existence of authorized but unissued capital stock, may have the effect, either alone or in combination with each other, of discouraging an acquisition of Mannatech deemed undesirable by the board of directors.

Anti-Takeover Considerations

  Anti-takeover statute. On September 1, 1997, we became subject to newly enacted Part 13 of the Texas Business Corporation Act. Part 13 prohibits a Texas corporation from engaging in any "business combination" with an "affiliated shareholder" for three years following the date that such shareholder became an affiliated shareholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder; or (2) the business combination is authorized at a meeting of shareholders called more than six months after such date by the affirmative vote of at least two-thirds of the outstanding voting shares not owned by the affiliated shareholder.

  For purposes of Part 13 of the Texas Business Corporation Act, a "business combination" includes, among other things, a merger or conversion involving us and the affiliated shareholder and the sale of 10% or more of our assets to the affiliated shareholder. In general, Part 13 defines an "affiliated shareholder" as any entity or person beneficially owning 20% or more of the outstanding voting stock of Mannatech and any entity or person affiliated with or controlling or controlled by such entity or person. The provisions of Part 13 could have the effect of delaying, deferring or preventing a change of control of Mannatech even if the change of control is in our shareholders' interests.

  Classified board of directors. Our bylaws provide for our board of directors to be divided into three classes serving staggered three-year terms. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The term of office of the first class of directors will expire at the 2000 annual meeting of shareholders, the term of office of the second class will expire at the 2001 annual meeting of shareholders and the term of office of the third class will expire at the 2002 annual meeting of shareholders. The staggered terms for directors may affect our shareholders' ability to change control of Mannatech even if a change of control is in our shareholders' interests.

                                                    Description of Capital Stock

  Shareholder action. As permitted by the Texas Business Corporation Act, our articles of incorporation provide that any action that normally would be taken at an annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote so long as the required number of shareholders consent in writing. This provision could cause shareholders to approve proposals in a more expeditious manner, which at times could be detrimental to minority shareholders.

Transfer Agent And Registrar

  The transfer agent and registrar for our common stock is First Chicago Trust Company of New York.

Description of Capital Stock

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, Mannatech will have 24,564,593 shares of common stock outstanding and all of these shares will be eligible for sale in the open market, all under and subject to the restrictions contained in Rules 144 and 701 under the Securities Act of 1933. The common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, unless purchased by an "affiliate" of Mannatech, as that term is defined in Rule 144, as described below.

Sales of Restricted Shares

  Upon completion of this offering, 19,148,452 restricted shares of our common stock will be outstanding, subject to the restrictions in Rule 144. In general, under Rule 144, a person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, the number of such shares that does not exceed the greater of (1) one percent of the then-outstanding shares of common stock, which will be approximately 245,646 shares immediately after this offering or
(2) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed. Sales under Rule 144 are also subject to certain requirements concerning availability of public information, manner of sale and notice of sale. In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least two years may resell such shares without complying with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of restricted shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares from the issuer or an affiliate.

Lock-up Agreements

  We entered into agreements with each of our shareholders and option holders prohibiting these individuals from selling or otherwise disposing or agreeing to dispose of any of their shares of common stock until August 11, 1999. After August 11, 1999, the shares subject to these agreements will not, absent registration, be freely tradeable, but will become eligible for sale under Rule 144 as described above.

Options

  Rule 701(g) promulgated under the Securities Act of 1933 provides that the shares of common stock acquired upon the exercise of currently outstanding options issued under our

                                                 Shares Eligible for Future Sale
stock option plans may be resold by persons, other than affiliates, subject only to the manner of sale provisions of Rule 144. Such shares may also be resold by affiliates under Rule 144, without complying with its one-year minimum holding period, subject to limitations.

  We have granted options to purchase 2,518,000 shares of our common stock, 50,000 of which were later cancelled and 504,148 of which were exercised, leaving 1,963,852 outstanding. An additional 50,000 shares and 582,000 shares are available for future option grants under the 1997 Stock Option Plan and the 1998 Incentive Stock Option Plan respectively. As of August 9, 1999, 1,693,852 of the outstanding options we have granted are exercisable. The remaining outstanding stock options become exercisable as follows:

  . 15,000 in equal portions over a three-year period with the first one-third having vested on July 31, 1999;

  . 100,000 in equal portions over a three-year period with the first one-third vesting on November 25, 1999;

  . 75,000 in equal portions over a three-year period with the first one-third vesting on January 31, 2000; and

  .   80,000 on May 14, 2000.

  Earlier this year we registered 642,000 shares of our common stock issuable upon the exercise of options issued under the 1997 Stock Option Plan. Of these shares, 504,148 shares have been issued upon the exercise of the underlying options and 137,852 remain available for future exercises. We intend to register, on Form S-8 under the Securities Act of 1933, the offering and sale of the remaining shares of our common stock issuable under our stock option plans as soon as practicable.

Shares Eligible for Future Sale

                              PLAN OF DISTRIBUTION

  The purpose of this prospectus is to permit the selling shareholders, if they desire, to offer and sell up to 1,519,542 shares of our common stock at such times and at such places as the selling shareholders choose.

  We will not receive any proceeds from the sale of the common stock offered through this prospectus. We have agreed to pay the expenses of registration of the shares offered hereby, including all legal and accounting fees, but excluding underwriters' discounts and commissions, if any.

  Shares offered under this prospectus may be offered and sold, from time to time and at any time, either inside or outside of the United States:

  .  directly to purchasers or a single purchaser;

  .  to brokers or dealers as principal or as agent;

  . to investors and/or dealers through a specific bidding or auction process or otherwise;

  .  through underwriters or dealers;

  .  through agents; or

  .  through a combination of any such methods of sale.

Such sales may be made on any stock exchange on which the common stock may be listed at the time of sale, in the over-the-counter market, in privately negotiated transactions, or otherwise at prices prevailing in such exchange or market or at prices related to the then-current market price or as may be negotiated at the time of sale. The shares offered by this prospectus will be listed on the Nasdaq National Market System.

  Offers to purchase shares of common stock may be solicited directly by the selling shareholders or by agents designated by the selling shareholders from time to time. Any such agent which may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, involved in the offer or sale of the shares of common stock in respect of which this prospectus is delivered will be named, and any commissions payable to such agent will be set forth, in a prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis. In effecting sales, underwriters, brokers or dealers may arrange for other underwriters, brokers or dealers to participate. Brokers or dealers will receive commissions, concessions or discounts in amounts to be negotiated immediately prior to the sale.

  If a dealer is utilized in the sale of the shares of common stock in respect of which this prospectus is delivered, such shares of common stock will be sold to such dealer as principal. The dealer may then resell such shares of common stock to the public at varying prices to be determined by such dealer at the time of resale. In the case of a sale to a dealer, the prospectus supplement will state the name of such dealer, the number of shares purchased and the price paid.

                                                            Plan of Distribution

                                 LEGAL MATTERS

  The validity of the issuance of the shares of our common stock offered hereby will be passed upon for Mannatech by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Dallas, Texas.

                                    EXPERTS

  The consolidated financial statements of Mannatech as of December 31, 1997 and 1998, and for each of the years ended December 31, 1997 and 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Mannatech as of December 31, 1996, and for the year ended December 31, 1996, included in this prospectus have been so included in reliance on the report of Belew Averitt LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

  In November 1997, we advised Belew Averitt LLP that we would no longer retain the firm as independent accountants. The reports of Belew Averitt LLP on Mannatech did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was precipitated by our plan to complete an initial public offering in 1998 and was approved by our board of directors in November 1997. During the periods audited by Belew Averitt LLP and through November 1997 there were no disagreements with Belew Averitt LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Belew Averitt LLP, would have caused it to make reference to the matter in their reports. We engaged PricewaterhouseCoopers LLP as our independent accountants in November 1997.

                             ADDITIONAL INFORMATION

  Mannatech has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the 1,519,542 shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. For further information with respect to Mannatech and our common stock, we refer you to the registration statement. Copies of such materials may be examined without charge at or obtained upon payment of prescribed fees from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison

Additional Information

Street, 14th Floor, Chicago, Illinois 60661-2511. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the website is http://www.sec.gov.

  We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. As long as we are subject to such periodic reporting and information requirements, we will file with the Securities and Exchange Commission all the required reports, proxy statements and information. We intend to furnish our shareholders with annual reports containing financial statements audited by an independent certified public accounting firm and may furnish to shareholders quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                                          Additional Information

                            MANNATECH, INCORPORATED

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Consolidated Financial Statements:

Report of Independent Accountants........................................  F-2

Independent Auditor's Report.............................................  F-3

Consolidated Balance Sheets as of December 31, 1997 and 1998 and June 30,
 1999....................................................................  F-4

Consolidated Statements of Income for the years ended December 31, 1996,
 1997 and 1998 and the six months ended June 30, 1998 and 1999 ..........  F-5

Consolidated Statements of Changes in Shareholders' Equity (Deficit) for
 the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999.....................................................  F-6

Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999.....  F-7

Notes to Consolidated Financial Statements...............................  F-8

                                                            Financial Statements

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Mannatech, Incorporated

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Mannatech, Incorporated and its subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
February 19, 1999, except as to Note 6, which is as of March 16, 1999

Financial Statements

                          INDEPENDENT AUDITOR'S REPORT

Shareholders and Board of Directors of Mannatech, Incorporated

  We have audited the accompanying consolidated statements of income, of changes in shareholders' equity (deficit) and of cash flows for the year ended December 31, 1996 of Mannatech, Incorporated. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Mannatech, Incorporated for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

BELEW AVERITT LLP

Dallas, Texas
August 21, 1997

                                                            Financial Statements

                            MANNATECH, INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

               DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999

                                               December 31,          June 30,
                                          ------------------------  -----------
                                             1997         1998         1999
                                          -----------  -----------  -----------
                                                                    (unaudited)
                 ASSETS
Cash and cash equivalents...............  $    61,148  $   763,375  $14,001,177
Restricted cash.........................      199,619          --           --
Short-term investments..................          --           --     1,336,619
Accounts receivable, less allowance for
 doubtful accounts of $194,000 in 1997
 and $58,000 for 1998 and 1999,
 respectively...........................      549,904       62,834       61,597
Receivable from related parties.........      148,888      125,000      125,000
Current portion of notes receivable-
 shareholders...........................      934,929      307,487      158,359
Inventories.............................    5,323,056    6,875,044    7,932,140
Prepaid expenses and other current
 assets.................................      542,978      446,564      909,878
Deferred tax assets.....................      399,368      398,000      398,000
                                          -----------  -----------  -----------
    Total current assets................    8,159,890    8,978,304   24,922,770
Property and equipment, net.............   10,583,910   14,103,372   13,246,844
Notes receivable-shareholders, excluding
 current portion........................          --       701,042      522,529
Other assets............................      470,952      947,489      852,725
Deferred offering costs.................      343,672    2,143,743          --
                                          -----------  -----------  -----------
    Total assets........................  $19,558,424  $26,873,950  $39,544,868
                                          ===========  ===========  ===========
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of capital leases and
 notes payable..........................  $   249,655  $   854,423  $   799,544
Accounts payable........................    4,287,159    5,480,033      941,497
Accrued expenses........................   11,540,577   15,063,237   14,762,377
Dividends payable.......................    1,321,654          --           --
                                          -----------  -----------  -----------
    Total current liabilities...........   17,399,045   21,397,693   16,503,418
Capital leases and notes payable,
 excluding current portion..............      110,482    1,055,609      698,675
Deferred tax liabilities................      505,000    1,438,000    1,438,000
                                          -----------  -----------  -----------
    Total liabilities...................   18,014,527   23,891,302   18,640,093
                                          -----------  -----------  -----------
Commitments and contingencies (note
 11)....................................
Redeemable warrants.....................      300,000      300,000          --
                                          -----------  -----------  -----------
Shareholders' equity:
  Preferred stock, $0.01 par value,
   1,000,000 shares authorized, no
   shares issued and outstanding........          --           --           --
  Common stock, $0.0001 par value,
   99,000,000 shares authorized,
   22,101,738 shares issued and
   outstanding in 1997 and 1998 and
   24,356,753 in 1999, respectively.....        2,210        2,210        2,436
Additional paid-in capital..............    2,632,238    2,632,238   16,460,880
Notes receivable from shareholders......     (636,418)    (636,418)         --
Retained earnings (deficit).............     (754,133)     684,618    4,441,459
                                          -----------  -----------  -----------
    Total shareholders' equity..........    1,243,897    2,682,648   20,904,775
                                          -----------  -----------  -----------
      Total liabilities, redeemable
       warrants and shareholders'
       equity...........................  $19,558,424  $26,873,950  $39,544,868
                                          ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

Financial Statements

                            MANNATECH, INCORPORATED

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

              AND THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                      December 31,                       June 30,
                          --------------------------------------- ------------------------
                             1996          1997          1998        1998         1999
                          -----------  ------------  ------------ -----------  -----------
                                                                        (unaudited)
Net sales...............  $86,311,972  $150,569,843  $164,933,261 $83,725,176  $87,651,076
                          -----------  ------------  ------------ -----------  -----------
Cost of sales...........   13,406,303    24,735,616    27,139,647  13,544,007   14,060,071
Commissions.............   35,155,231    61,677,103    66,650,001  33,871,882   35,981,469
                          -----------  ------------  ------------ -----------  -----------
                           48,561,534    86,412,719    93,789,648  47,415,889   50,041,540
                          -----------  ------------  ------------ -----------  -----------
    Gross profit........   37,750,438    64,157,124    71,143,613  36,309,287   37,609,536
                          -----------  ------------  ------------ -----------  -----------
Operating expenses:
  Selling and
   administrative
   expenses.............   17,764,415    27,845,502    31,880,442  14,940,883   17,360,150
  Other operating
   costs................   11,746,003    19,402,317    22,359,134  10,037,923   12,108,193
  Cancellation of
   incentive
   compensation
   agreements...........          --      2,191,610           --          --           --
  Write-off of deferred
   offering costs.......          --            --        846,782         --           --
                          -----------  ------------  ------------ -----------  -----------
    Total operating
     expenses...........   29,510,418    49,439,429    55,086,358  24,978,806   29,468,343
                          -----------  ------------  ------------ -----------  -----------
Income from operations..    8,240,020    14,717,695    16,057,255  11,330,481    8,141,193
Other (income) expense,
 net....................     (116,009)      (43,170)      259,912     (21,237)     136,555
                          -----------  ------------  ------------ -----------  -----------
Income before income
 taxes..................    8,356,029    14,760,865    15,797,343  11,351,718    8,004,638
Income tax expense......    1,193,640     4,138,822     5,743,364   4,370,412    2,921,693
                          -----------  ------------  ------------ -----------  -----------
Net income..............  $ 7,162,389  $ 10,622,043  $ 10,053,979 $ 6,981,306  $ 5,082,945
                          ===========  ============  ============ ===========  ===========
Earnings per common
 share:
  Basic.................  $      0.35  $       0.50  $       0.45 $      0.31  $      0.22
                          ===========  ============  ============ ===========  ===========
  Diluted...............  $      0.35  $       0.47  $       0.42 $      0.29  $      0.20
                          ===========  ============  ============ ===========  ===========
Unaudited pro forma data
 (note 1)
  Income before income
   taxes, as reported...  $ 8,356,029  $ 14,760,865
  Pro forma provision
   for income taxes.....    3,133,511     5,682,933
                          -----------  ------------
Pro forma net income....  $ 5,222,518  $  9,077,932
                          ===========  ============
Pro forma earnings per
 common share:
  Basic.................  $      0.25  $       0.42
                          ===========  ============
  Diluted...............  $      0.25  $       0.41
                          ===========  ============

          See accompanying notes to consolidated financial statements.

                                                            Financial Statements

                            MANNATECH, INCORPORATED

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                  AND THE SIX MONTHS ENDED JUNE 30, 1999

                            Common Stock                   Notes                      Total
                          ----------------- Additional   receivable   Retained    shareholders'
                                      Par     Paid-in       from      earnings       equity
                            Shares   Value    capital   shareholders  (deficit)     (deficit)
                          ---------- ------ ----------- ------------ -----------  -------------
Balance at December 31,
 1995...................  20,626,971 $2,063 $       --   $     --    $  (393,500)  $  (391,437)
 Dividends declared
  ($10.00 per share)
  (1)...................         --     --          --         --       (100,000)     (100,000)
 Net income.............         --     --          --         --      7,162,389     7,162,389
 Distributions to
  partners..............         --     --          --         --     (5,840,125)   (5,840,125)
                          ---------- ------ -----------  ---------   -----------   -----------
Balance at December 31,
 1996...................  20,626,971  2,063         --         --        828,764       830,827
 Issuance of common
  stock to cancel
  incentive compensation
  agreements............   1,474,767    147   2,191,463        --            --      2,191,610
 Vesting of nonemployee
  stock options.........         --     --      155,503        --            --        155,503
 Tax benefit of shares
  issued for merger of
  partnerships..........         --     --      285,272        --            --        285,272
 Issuance of notes
  receivable to
  shareholders..........         --     --          --    (636,418)          --       (636,418)
 Dividends declared
  ($0.37 per share).....         --     --          --         --     (8,150,201)   (8,150,201)
 Net income.............         --     --          --         --     10,622,043    10,622,043
 Distributions to
  partners..............         --     --          --         --     (4,054,739)   (4,054,739)
                          ---------- ------ -----------  ---------   -----------   -----------
Balance at December 31,
 1997...................  22,101,738  2,210   2,632,238   (636,418)     (754,133)    1,243,897
 Dividends declared
  ($0.39 per share).....         --     --          --         --     (8,615,228)   (8,615,228)
 Net income.............         --     --          --         --     10,053,979    10,053,979
                          ---------- ------ -----------  ---------   -----------   -----------
Balance at December 31,
 1998...................  22,101,738  2,210   2,632,238   (636,418)      684,618     2,682,648
 Dividends declared
  ($0.06 per share)
  (unaudited)...........         --     --          --         --     (1,326,104)   (1,326,104)
 Repayment of notes
  receivable--
  shareholders
  (unaudited)...........         --     --          --     636,418           --        636,418
 Net proceeds from
  offering (unaudited)..   1,500,000    150   9,240,809        --            --      9,240,959
 Exercise of warrants
  (unaudited)...........     475,015     48     941,223        --            --        941,271
 Proceeds from stock
  options (unaudited) ..     280,000     28     377,972        --            --        378,000
 Tax benefit from
  exercise of warrants
  and options
  (unaudited)...........         --     --    3,268,638        --            --      3,268,638
 Net income
  (unaudited)...........         --     --          --         --      5,082,945     5,082,945
                          ---------- ------ -----------  ---------   -----------   -----------
Balance at June 30, 1999
 (unaudited)............  24,356,753 $2,436 $16,460,880  $     --    $ 4,441,459   $20,904,775
                          ========== ====== ===========  =========   ===========   ===========

--------
(1) Dividends are based on the shares outstanding prior to the reorganization and the 1000-for-1 stock split (10,000 shares) as discussed in Notes 1 and 12, respectively.

          See accompanying notes to consolidated financial statements.

Financial Statements

                            MANNATECH, INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

              AND THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                     December 31,                        June 30,
                         ---------------------------------------  -----------------------
                            1996          1997          1998         1998        1999
                         -----------  ------------  ------------  ----------  -----------
                                                                       (unaudited)
Cash flows from
 operating activities:
 Net income............  $ 7,162,389  $ 10,622,043  $ 10,053,979  $6,981,306  $ 5,082,945
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Depreciation and
  amortization.........      414,299     1,189,494     2,226,931     958,609    1,449,300
 Loss on disposal of
  assets...............        3,876       411,202       351,642      67,345          --
 Noncash charge for
  cancellation of
  incentive
  compensation
  agreements...........          --      2,191,610           --          --           --
 Vesting of nonemployee
  stock options and
  warrants.............          --        455,503           --          --           --
 Write-off of deferred
  offering costs.......          --            --        846,782         --           --
 Write-off of
  investment...........      115,000           --            --          --           --
 Deferred income tax
  expense (benefit)....     (136,829)      350,283       934,368     702,300          --
 Tax benefit from
  exercise of warrants
  and stock options....          --            --            --          --     3,268,638
 Changes in operating
  assets and
  liabilities:
  Accounts and notes
   receivable..........     (449,899)   (1,740,731)      437,358     462,555       (8,763)
  Refundable income
   taxes...............     (455,089)      741,000           --          --           --
  Inventories..........   (1,801,879)     (375,719)   (1,551,988)   (386,136)  (1,057,096)
  Prepaid expenses and
   other current
   assets..............      (50,330)     (376,507)       96,414     (44,754)    (463,314)
  Other assets.........       70,798        (4,749)       47,798      19,774       94,764
  Accounts payable.....      191,504     1,747,043     1,192,874  (1,327,749)  (4,538,536)
  Accrued expenses.....    4,531,725     4,555,685     3,522,660   2,255,504     (300,860)
                         -----------  ------------  ------------  ----------  -----------
   Net cash provided by
    operating
    activities.........    9,595,565    19,766,157    18,158,818   9,688,754    3,527,078
                         -----------  ------------  ------------  ----------  -----------
Cash flows from
 investing activities:
 Acquisition of
  property and
  equipment and
  construction in
  progress.............   (2,660,108)   (8,737,232)   (4,625,849) (2,359,326)    (592,772)
 Security deposits.....     (460,350)          --        (88,865)        --           --
 Deposits of restricted
  cash.................          --       (199,619)      199,619     199,619          --
 Short-term
  investments..........          --            --            --          --    (1,336,619)
 (Advance) Repayment of
  shareholders/related
  party receivables....          --            --            --      (44,336)     974,059
 Other assets..........      (40,000)          --            --          --           --
                         -----------  ------------  ------------  ----------  -----------
   Net cash used in
    investing
    activities.........   (3,160,458)   (8,936,851)   (4,515,095) (2,204,043)    (955,332)
                         -----------  ------------  ------------  ----------  -----------
Cash flows from
 financing activities:
 Distributions to
  partners.............   (5,268,033)   (4,054,739)          --          --           --
 Payment of dividends..      (20,000)   (6,928,547)   (9,936,882) (6,621,620)  (1,326,104)
 Repayment of capital
  lease obligations....          --        (37,265)     (301,031)    (73,309)    (311,557)
 Advances from
  shareholders and
  employees............       26,435        61,055           --          --           --
 Repayments to
  shareholders and
  employees............     (688,293)     (598,527)          --          --           --
 Repayment to an
  affiliated company...     (206,660)          --            --          --           --
 Proceeds from the
  initial public
  offering.............          --            --            --          --    12,000,000
 Proceeds from warrant
  exercises............          --            --            --          --       641,271
 Proceeds from stock
  options..............          --            --            --          --       378,000
 Payment of notes
  payable..............      (71,200)      (26,400)      (56,730)        --      (100,256)
 Deferred offering
  costs................          --       (343,672)   (2,646,853)   (781,975)    (615,298)
                         -----------  ------------  ------------  ----------  -----------
   Net cash provided by
    (used in) financing
    activities.........   (6,227,751)  (11,928,095)  (12,941,496)  7,476,904   10,666,056
                         -----------  ------------  ------------  ----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........      207,356    (1,098,789)      702,227       7,807   13,237,802
Cash and cash
 equivalents:
 Beginning of period...      952,581     1,159,937        61,148      61,148      763,375
                         -----------  ------------  ------------  ----------  -----------
 End of period.........  $ 1,159,937  $     61,148  $    763,375  $   68,955  $14,001,177
                         ===========  ============  ============  ==========  ===========
Supplemental disclosure
 of cash flow
 information:
 Income taxes paid.....  $ 1,716,100  $     68,800  $  3,642,000  $3,657,000  $ 3,464,000
                         ===========  ============  ============  ==========  ===========
 Interest paid.........  $       --   $     10,885  $    109,000  $    3,000  $    78,000
                         ===========  ============  ============  ==========  ===========
A summary of non-cash
 investing and
 financing activities
 follows:
 Accrued dividends and
  distributions........  $   672,091  $  1,321,654  $        --   $1,326,104  $       --
                         ===========  ============  ============  ==========  ===========
 Assets acquired
  through capital lease
  obligations..........  $       --   $    397,402  $  1,471,986  $1,367,457  $       --
                         ===========  ============  ============  ==========  ===========
 Asset acquired through
  note payable.........  $       --   $        --   $    435,670  $      --   $       --
                         ===========  ============  ============  ==========  ===========

          See accompanying notes to consolidated financial statements.

                                                            Financial Statements

                            MANNATECH, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Mannatech, Incorporated (the "Company") was incorporated in the State of Texas on November 4, 1993, as Emprise International, Inc. Effective October 25, 1995, the Company changed its name to Mannatech, Incorporated. The Company, located in Coppell, Texas, develops and sells proprietary nutritional supplements and topical products through a network marketing system. The Company currently sells its products in the United States, Canada and Australia. Independent associates ("Associates") purchase products, at wholesale, for the primary purpose of selling to retail consumers or for personal consumption. In addition, Associates earn commissions on their sales volume.

  On April 22, 1998, the Company formed a wholly owned subsidiary, Mannatech Australia Pty Limited for the purpose of conducting business in Australia. The Australian subsidiary, located in St. Leonards, began operations on October 1, 1998.

Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and it's wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Reorganization

  In December 1994, to achieve certain tax efficiencies and to protect certain of the Company's proprietary rights, the Company transferred certain of its rights and interests in intellectual property, the right to use a supplier's trademark and it's marketing rights to two affiliated partnerships ("Royalty Partnership" and "Marketing Partnership," respectively, or collectively "the Partnerships"). The Marketing Partnership was owned by two affiliated partnerships that also shared common ownership with the Company. The respective ownership interests in the Partnerships were structured with the intention of retaining the same economic interests among the partners as that of the shareholders of the Company. In the case of the intellectual property and trademark transferred to the Royalty Partnership, the Company entered into a 17-year agreement with the Royalty Partnership to pay a royalty based on sales volume. In the case of the Marketing Partnership, the Company paid a commission based on a specified percentage of sales volume. At the time of transfer, the rights and interest in intellectual property, supplier's trademark and marketing rights had a minimal basis. During 1994, the Company also entered into separate incentive compensation agreements with two of its shareholders pursuant to which the Company agreed to pay commissions based on specified monthly sales volumes and increases in number of new enrolled Associates. These agreements were designed to compensate for the differences in ownership in the Partnerships for one of the principal shareholders and to provide compensation to a shareholder in lieu of receiving a Partnership interest.

Financial Statements

  On June 1, 1997, in order to simplify the Company's ownership structure and consolidate all operating activities, the Company entered into agreements to effect a reorganization through merging with the corporate general partners of the Partnerships (with the Company as the surviving corporation) and exchanging 10,000,000 shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), for the entire ownership interests of the corporate general partners and the Partnerships and issued 2,027,571 shares of the Common Stock in consideration for the cancellation of incentive compensation agreements with the two shareholder-employees and four other employees of the Company. The net effect of the foregoing transactions was to increase the Company's common shares outstanding by 12,027,571 while retaining substantially the same relative original ownership of the Company. The only ownership percentage change among the original shareholders related to 208,024 shares granted to one shareholder in recognition of significant contributions to the Company, which resulted in minor dilution to the other original seven shareholders at the time of the exchange. The fair value of these additional shares was expensed, and included in the cancellation of incentive compensation agreements in the income statement. No monetary consideration changed hands and the changes were designed to reestablish the original economic characteristics of the Company. Aside from the new shares issued to the four employees to cancel their incentive compensation agreements, relative ownership interests, as evidenced by retention of economic risks and benefits, remained virtually the same. After the exchange, the Company terminated and liquidated the Partnerships at no gain or loss. The accompanying consolidated financial statements include the accounts of the Partnerships and the Company as if the merger was consummated on December 31, 1994. The merger was accounted using the historical basis for each entity, effectively combining the entities as a pooling of interests.

Use of Estimates

  In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make certain estimates and assumptions that may affect the reported amounts of assets, liabilities, revenues and expenses during the reporting periods. Actual results may differ from such estimates.

Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash

  At December 31, 1997, $199,619 of cash was held by the Company's former credit card processor under the terms of the credit card processing agreement. The restricted funds were released in early 1998.

Accounts Receivable Allowance Account

  Accounts receivable consists of payments due from vendors for the purchase of raw material inventories offset by an allowance account for any amounts that are deemed

                                                            Financial Statements
uncollectible. The balance of the allowance for doubtful accounts at December 31, 1997 and 1998 was approximately $194,000 and $58,000, respectively.

Inventories

  Inventories consist of raw materials, work-in-progress and finished goods and are stated at the lower of cost (using the first-in, first-out method) or market.

Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation which is computed using the straight-line method over the estimated useful life of each asset. Expenditures for maintenance and repairs are charged to expense as incurred. The cost of property and equipment sold or otherwise retired and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in other (income) expense.

  Property and equipment are reviewed for impairment whenever an event or change in circumstances indicates the carrying amount of an asset or group of assets may not be recoverable. The impairment review includes a comparison of future cash flows expected to be generated by the asset or group of assets with their associated carrying value. If the carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss is recognized to the extent the carrying amount of the asset exceeds its fair value.

Other Assets

  Other assets consist primarily of deposits and include a restricted term deposit of approximately $88,000 in an Australian bank. This term deposit matures every six months and is automatically renewed by the Company as security for the Australian building lease.

Deferred Offering Costs

  Deferred offering costs are costs incurred in connection with the public offering of the Common Stock (the "Offering"). Subsequent to year end, the Offering was consummated and the deferred offering costs were deducted from the proceeds received. (Note 15).

Accounts Payable

  The Company records book overdrafts in its cash accounts as accounts payable. Accounts payable includes book overdrafts of $1,028,676 and $1,309,908 at December 31, 1997 and 1998, respectively.

Income Taxes

  The Company accounts for income taxes using the asset and liability approach to financial accounting and reporting for income taxes. In the event that differences between the financial reporting bases and the tax bases of the Company's assets and liabilities result in

Financial Statements
net deferred tax assets, the Company evaluates the probability of realizing the future benefits indicated by such assets. A valuation allowance is provided for a portion or all of the net deferred tax assets when it is more likely than not that such portion, or all of such deferred tax assets, will not be realized.

  Prior to the merger of the Partnerships, the Company and the Partnerships filed separate tax returns. Prior to June 1, 1997, no provision for income taxes was necessary in the consolidated financial statements for the income attributable to the Partnerships because, as partnerships, they were not subject to federal income tax because the tax effect of their activities flowed through directly to the individual partners. Beginning June 1, 1997, all income earned by the Company became subject to income tax.

Pro Forma Information (Unaudited)

  Pro forma income tax information has been provided, using the statutory tax rate of the Company, as if all of the Company's and the Partnerships' income had been subject to income taxes.

Revenue Recognition

  Revenue is recognized for product sales upon shipment of the products to the Associates. Revenues are received for starter and renewal packs provided to Associates, which include nutritional products and sales aids.

  The Company defers revenue received from the sale of the starter and renewal packs, which is in excess of the wholesale value of the individual items included in such packs. Such deferrals are amortized over a twelve-month period. Revenues from the packs are allocated between products and event admission based on the proportionate fair value of these items. Allocated event revenue from the sales of these packs was approximately $405,000, $906,000 and $471,000 in 1996, 1997 and 1998, respectively. The allocated event revenues are amortized over a twelve-month period. Total net deferred revenue was $808,749 and $662,176 at December 31, 1997 and 1998, respectively. Substantially all product sales are made to Associates at a published wholesale price. Net sales also reflect product returns and any related refunds.

Accounting for Stock-based Compensation

  The Company uses Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation," for stock-based compensation issued to nonemployees. FAS 123 requires that stock-based compensation be measured by the fair value at the date of grant. The Company measures the cost of stock-based compensation issued to employees under Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"), and its related interpretations. The Company however, has provided pro forma disclosures, as required by FAS 123, in note 10 for stock-based compensation accounted for under APB 25.

                                                            Financial Statements

Advertising Costs

  Advertising and promotional expenses are included in selling and administrative expenses and are charged to operations when incurred. Advertising and promotional expenses were approximately $1,475,000, $2,241,000 and $3,821,000 for 1996, 1997 and 1998, respectively. Literature and promotional items are sold to Associates to support their sales effort. Such items are included in inventories and charged to cost of sales when sold.

Research and Development Costs

  The Company expenses research and development costs when incurred. Research and development costs related to specific clinical studies, quality assurance programs and new product development were approximately $283,000, $381,000 and $391,000 in 1996, 1997 and 1998, respectively. Research and development costs related to conceptualizing new products, enhancing existing products, Food and Drug Administration compliance studies, general supplies, internal salaries and consulting fees were approximately $1,204,000, $3,008,000 and $3,365,000 in 1996, 1997 and 1998, respectively. All of the research and development costs are included in other operating expenses in the accompanying consolidated financial statements.

Software Development Costs

  The Company capitalizes qualifying costs relating to the development of internal use software. Capitalization of qualifying costs begins after the conceptual formulation stage has been completed, and such costs are amortized over the estimated useful life of the software, which is estimated at five years. Capitalized costs totaled $58,000, $1,713,000 and $929,000 in 1996, 1997 and 1998, respectively.

Earnings per Share

  The Company calculates earnings per share pursuant to Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). FAS 128 requires dual presentation of basic and diluted earnings per share ("EPS") on the face of the consolidated statement of income for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS calculations are based on the weighted-average number of common shares outstanding during the period, while diluted EPS calculations are based on the weighted-average common shares and dilutive common share equivalents outstanding during each period.

Concentrations of Credit Risk

  Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, cash equivalents and receivables from related parties. The Company utilizes financial institutions, which the Company considers to be of high credit quality. The Company believes its receivables from related parties at December 31, 1998 and its notes receivables from shareholders are fully collectible.

Financial Statements

Fair Value of Financial Instruments

  The fair value of the Company's financial instruments, including cash and cash equivalents, notes receivable, notes payable, capital leases and accrued expenses, approximate their recorded values due to their relatively short maturities.

Foreign Currency Translation

  The Australian subsidiary's functional currency is the U.S. dollar. Nonmonetary assets and liabilities are translated at historical rates, monetary assets and liabilities are translated at exchange rates in effect at the end of the year, and income statement accounts are translated at average exchange rates for the year. During 1998, translation gains and losses of the foreign subsidiary totaling $16,541 are included in the consolidated statements of income.

Commissions

  Commissions to Associates are based on several factors, including direct and indirect sales, downline growth and training of Associates. Commissions are accrued when earned and generally paid at various times within the following month.

Segment Information

  The Company conducts its business within one industry segment. No Associate accounted for more than 10% of total sales for the years ended December 31, 1996, 1997 and 1998. Sales to Canadian Associates began in April 1996 and were approximately $7.0 million, $22.7 million and $26.8 million for 1996, 1997 and 1998, respectively. Canadian sales, as a percentage of total sales were 8.2%, 15.1% and 16.1% in 1996, 1997 and 1998, respectively. Sales to Australian Associates began in October 1998 and were approximately 1.4% or $2.2 million of consolidated net sales in 1998. There are no long-lived assets in Canada. Australia had recorded long-lived assets, totaling approximately $500,000 at December 31, 1998.

Reclassification

  Certain prior years' balances have been reclassified to conform to the 1998 consolidated financial statement presentation.

Unaudited Interim Financial Information

  In the opinion of management, all adjustments, consisting only of normal recurring adjustments that are necessary for fair presentation, have been included in the unaudited financial information for the interim periods ended June 30, 1998 and 1999.

                                                            Financial Statements

NOTE 2 INVENTORIES

  Inventories at December 31, 1997, 1998 and June 30, 1999 consist of the following:

                                                                        1999
                                                                     -----------
                                                  1997       1998    (unaudited)
                                               ---------- ---------- -----------
Raw materials................................. $1,827,823 $3,054,317 $4,350,062
Work-in-progress..............................        --         --         --
Finished goods................................  3,495,233  3,820,727  3,582,078
                                               ---------- ---------- ----------
                                               $5,323,056 $6,875,044 $7,932,140
                                               ========== ========== ==========

NOTE 3 PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1997 and 1998 consist of the following:

                                         Estimated
                                        Useful Lives    1997         1998
                                        ------------ -----------  -----------
   Office furniture and equipment...... 5 to 7 years $ 3,087,775  $ 4,776,409
   Computer equipment.................. 3 to 5 years   2,724,579    6,833,690
   Automobiles.........................      5 years     298,722      394,806
   Leasehold improvements..............     10 years   3,162,714    4,845,439
                                                     -----------  -----------
                                                       9,273,790   16,850,344
   Less accumulated depreciation and
    amortization.......................               (1,389,233)  (3,379,202)
                                                     -----------  -----------
                                                       7,884,557   13,471,142
   Construction in progress............                2,699,353      632,230
                                                     -----------  -----------
                                                     $10,583,910  $14,103,372
                                                     ===========  ===========

  Included in the December 31, 1997 and 1998 balances are capital leases of $397,402 and $1,869,388, respectively, related to the warehouse equipment and laboratory. Construction in progress primarily consists of the construction of a new warehouse facility, a research and development laboratory and the internal development of a new computer software package.

NOTE 4 ACCRUED EXPENSES

  Accrued expenses at December 31, 1997 and 1998 consist of the following:

                                                           1997        1998
                                                        ----------- -----------
   Commissions payable................................. $ 3,801,324 $ 3,706,301
   Income taxes payable................................   2,692,248   3,865,000
   Accrued royalties and compensation..................   1,251,215   2,086,290
   Accrued inventory purchases.........................   1,218,975   1,559,845
   Sales and other taxes payable.......................     812,368     839,931
   Deferred revenue....................................     808,749     662,176
   Customer deposits...................................     216,436     660,557
   Other accrued expenses..............................     739,262   1,683,137
                                                        ----------- -----------
                                                        $11,540,577 $15,063,237
                                                        =========== ===========

Financial Statements

NOTE 5 NOTES PAYABLE

  In 1998, the Company entered into an unsecured note payable totaling $435,670, with a finance company to finance its three-year product liability insurance premiums. The note bears interest at 8.0% and is payable in monthly installments of $16,412 through December 2000. The remaining balance at December 31, 1998 was $378,940 of which $189,718 is reflected as a current liability.

  The Company had an unsecured noninterest bearing promissory note payable to a former employee, payable in monthly installments of $6,600 through May 1997. The note was repaid during 1997.

NOTE 6 CAPITAL LEASE OBLIGATIONS

  In March and August 1998, the Company entered two lease agreements totaling $631,000 and $841,000, respectively, with Banc One Leasing Corporation to fund the purchase of furniture and certain capital equipment in connection with the relocation to its new warehouse and laboratory facilities. The leases are collateralized by the leased assets, bear interest at 9.3%, are payable in thirty-six monthly installments and contain certain covenants which require the Company to maintain stated levels of debt to tangible net worth and cash flow coverage. At December 31, 1998, the Company was in violation of the tangible net worth covenant; however, a satisfactory waiver of this violation was received from the lender on March 16, 1999 waiving the violation through the period ended February 28, 1999. As of this date, the Company was in compliance with this covenant.

  The Company also leases certain furniture, equipment and automobiles under various capital leases agreements of approximately $280,000. These agreements have terms that range from three to five years and contain either a bargain purchase option or a buyout provision, which the Company intends to exercise. Total interest expense, for the years ended December 31, 1997 and 1998 was approximately $11,000 and $109,000, respectively. A summary of future minimum payments under these capital lease agreements are as follows:

   Year Ending December 31,
   ------------------------
   1999............................................................. $  701,980
   2000.............................................................    654,965
   2001.............................................................    366,078
   2002.............................................................     28,189
                                                                     ----------
   Future minimum lease payments....................................  1,751,212
   Less imputed interest (approximately 12%)........................   (220,120)
                                                                     ----------
                                                                      1,531,092
   Less current portion of capital lease obligations................   (664,705)
                                                                     ----------
   Capital lease obligations, excluding current portion............. $  866,387
                                                                     ==========

                                                            Financial Statements

NOTE 7 INCOME TAXES

  The components of the Company's income tax provision for 1996, 1997 and 1998 were as follows:

                                                  1996        1997       1998
                                               ----------  ---------- ----------
   Current provision:
     Federal.................................. $1,147,481  $3,324,855 $4,350,762
     State....................................    182,988     463,685    430,234
     Foreign..................................        --          --      28,000
                                               ----------  ---------- ----------
                                                1,330,469   3,788,540  4,808,996
                                               ----------  ---------- ----------
   Deferred provision:
     Federal..................................   (124,397)    291,223    853,368
     State....................................    (12,432)     59,059     81,000
     Foreign..................................        --          --         --
                                               ----------  ---------- ----------
                                                 (136,829)    350,282    934,368
                                               ----------  ---------- ----------
                                               $1,193,640  $4,138,822 $5,743,364
                                               ==========  ========== ==========

  A reconciliation of income tax based on the U.S. federal statutory rate is summarized as follows for the years ended December 31:

                             1996   1997  1998
                             -----  ----  ----
   Federal statutory income
    taxes..................   34.0% 35.0% 35.0%
   Partnership income......  (23.8) (9.6)  --
   State income taxes, net
    of federal benefit.....    2.0   2.4   2.1
   Difference between U.S.
    statutory rate and
    foreign rate...........    0.0   0.0  (1.4)
   Nondeductible expenses..    3.0   0.5   0.7
   Other...................   (0.9) (0.2)  --
                             -----  ----  ----
                              14.3% 28.1% 36.4%
                             =====  ====  ====

  Deferred taxes consisted of the following at December 31:

                                                              1997      1998
                                                            -------- ----------
   Deferred tax assets:
     Current:
       Deferred revenue.................................... $311,368 $  253,000
       Inventory capitalization............................   86,000    123,000
       Other...............................................    2,000     22,000
                                                            -------- ----------
         Total current deferred tax assets.................  399,368    398,000
                                                            -------- ----------
     Noncurrent:
       Compensation expense................................  318,000    213,000
       Capital loss carryforward...........................   20,000     19,000
                                                            -------- ----------
         Total noncurrent deferred tax assets..............  338,000    232,000
                                                            -------- ----------
           Total gross deferred tax assets................. $737,368 $  630,000
                                                            ======== ==========
   Deferred tax liabilities:
     Noncurrent:
       Depreciation and amortization....................... $843,000 $1,670,000
                                                            ======== ==========

Financial Statements

  The net deferred tax assets (liabilities) are classified in the consolidated financial statements as follows:

                                                          1997        1998
                                                        ---------  -----------
   Current deferred tax assets......................... $ 399,368  $   398,000
   Noncurrent deferred tax liabilities.................  (505,000)  (1,438,000)
                                                        ---------  -----------
   Net deferred tax assets (liabilities)............... $(105,632) $(1,040,000)
                                                        =========  ===========

  It is the opinion of the Company's management that the deferred tax assets will more likely than not be realized; therefore, a valuation allowance is not required.

NOTE 8 TRANSACTIONS WITH RELATED PARTIES AND AFFILIATES

  In April 1994, the Company entered into two incentive compensation agreements with Ray Robbins, a shareholder of the Company. The agreements and their subsequent amendments required the Company to pay commissions based on a specified monthly sales volume and admittance of independent Associates. One of these agreements was subsequently cancelled, (Note 9). During 1996, 1997 and 1998 the Company paid commissions to Mr. Robbins of approximately $511,000, $467,000 and $120,000, respectively.

  During 1997 and 1998, the Company advanced to funds certain employees, shareholders and an affiliated company of which $148,888 and $125,000 remained unpaid at December 31, 1997 and 1998, respectively.

  During 1997, the Company converted certain accounts receivable from an affiliated company to notes receivable from the shareholders of the affiliated company. These shareholders are also shareholders of the Company. The notes receivable bear interest at 6.0%, and were due upon the earlier of the sale of the affiliated company or December 31, 1998. On December 31, 1998, the due date was extended to December 31, 1999. On February 17, 1999, the Company signed new notes receivable agreements with each of the shareholders. The new notes bear interest at 6.0%; first payment is payable immediately and the remaining installments are due annually through February 17, 2004. The total amount of such notes outstanding at December 31, 1997 and 1998 was $934,929 and $1,008,529, respectively. The total amount of interest income recorded during 1997 and 1998 was approximately $106,000 and $92,000, respectively. The future maturities of notes receivables from shareholders are as follows:

   Year Ending December 31,
   ------------------------
   1999........................................................... $  307,487
   2000...........................................................    118,106
   2001...........................................................    125,241
   2002...........................................................    132,807
   2003...........................................................    140,830
   Thereafter.....................................................    184,058
                                                                   ----------
                                                                    1,008,529
   Less current portion...........................................   (307,487)
                                                                   ----------
   Notes receivable due from shareholders, excluding current
    portion....................................................... $  701,042
                                                                   ==========

                                                            Financial Statements

  On December 31, 1997, the Company advanced $283,834 to two officers and $352,584 to two directors of the Company to pay taxes due in connection with the cancellation of their incentive compensation agreements. These advances are also evidenced by notes receivable from the shareholders. These notes are noninterest bearing, collateralized by 203,101 shares of common stock held by such shareholders and are due upon the earlier of December 31, 1999 or upon sale of the stock. The total amount of these notes outstanding at December 31, 1997 and 1998 was $636,418, respectively. Subsequent to year end, these notes were repaid by the shareholders after consummation of the offering.

  In 1997 and 1998, the Company incurred commission expenses to a major shareholder and former executive officer of $14,378 and $121,000, of which $30,034 remained unpaid at December 31, 1998. During 1998, the Company also paid to a major shareholder and former executive officer $250,000 for various consulting activities related to new product development.

NOTE 9 CANCELLATION OF INCENTIVE COMPENSATION AGREEMENTS

  Prior to June 1, 1997, the Company paid certain shareholders and employees commissions which were based on sales volume. During 1997, the Company issued 2,027,571 shares of the Common Stock to shareholders and employees to cancel these agreements. These shares included 626,971 of shares issued to cancel incentive compensation agreements, which had been provided to two shareholders in lieu of ownership interests in the Partnerships (Note 1). The shares issued were valued at $1.30 per share, which was based on an appraisal at the date of the transaction. In December 1997, the Company agreed to cancel another incentive compensation agreement by issuing 74,167 shares of the Common Stock valued at $5.00 per share. As a result of these transactions, during 1997 the Company recognized additional nonrecurring compensation expense of $2,191,610.

NOTE 10 EMPLOYEE BENEFIT PLANS

Employee Retirement Plan

  Effective May 9, 1997, the Company adopted a defined contribution 401(k) and Profit sharing plan (the "Plan"). The Plan covers all full-time employees whom have completed three months of service and attained the age of twenty-one. Employees can contribute up to 15% of their annual compensation. The Company will match 25% of the first 6% contributed and may also make discretionary contributions to the Plan, which may not exceed 100% of the first 15% of the employees annual compensation. Company contributions to employees vest ratably over a five-year period. During 1997 and 1998, the Company contributed approximately $49,000 and $93,000, respectively to the Plan.

Stock Option Plans

  In May 1997, the Board of Directors approved the 1997 Stock Option Plan (the "1997 Stock Option Plan") which provides incentive and nonqualified stock options to employees and nonemployees, respectively. The Company reserved 2,000,000 shares of common stock

Financial Statements
for issuance pursuant to the stock options granted under the 1997 Stock Option Plan. In 1997, 1,600,000 options were granted under the 1997 plan and become exercisable 90 days after the effective date of the offering. The remaining 400,000 options were granted in 1998 and become exercisable beginning July 31, 1999.

  In May 1998, the Board of Directors approved the 1998 Incentive Stock Option Plan (the "1998 Stock Option Plan") which provides incentive and nonqualified stock options to employees and nonemployees, respectively. The Company reserved 1,000,000 shares of common stock for issuance pursuant to the stock options granted under the 1998 Stock Option Plan. As of December 31, 1998, all 343,000 of the options granted in 1998 were outstanding and become exercisable beginning July 31, 1999. Stock options outstanding for the 1997 and 1998 Stock Options Plans, (collectively, "the Stock Option Plans") are as follows:

                                                     1997            1998
                                                --------------- ---------------
                                                       Weighted        Weighted
                                                       Average         Average
                                                Shares Exercise Shares Exercise
                                                (000s)  Price   (000s)  Price
                                                ------ -------- ------ --------
Outstanding at beginning of year..............    --    $ --    1,600   $1.45
  Granted.....................................  1,600    1.45     743    8.00
  Exercised...................................    --      --      --      --
  Cancelled...................................    --      --      --      --
                                                -----           -----
Outstanding at end of year....................  1,600   $1.45   2,343   $3.53
                                                =====   =====   =====   =====
Options exercisable at year end...............    --      --      --      --
                                                =====   =====   =====   =====
Weighted-average fair value of options granted
 during the year..............................          $1.11           $2.20
                                                        =====           =====

  The following table summarizes information with respect to options outstanding and exercisable at December 31, 1998:

                                                                  Options
                                 Options Outstanding            Exercisable
                          ---------------------------------- ------------------
                                                Weighted
                                    Weighted     Average               Weighted
                           Number   Average     Remaining              Average
                          of Shares Exercise   Contractual    Number   Exercise
   Exercise Price Range    (000s)    Price   Life (in years) of Shares  Price
   --------------------   --------- -------- --------------- --------- --------
   $1.35-$2.00...........   1,600    $1.45         7.6          --       $--
   $8.00.................     743     3.47         9.6          --        --
                            -----                               ---
   $1.35-$8.00...........   2,343    $3.53         8.1          --       $--
                            =====    =====         ===          ===      ====

  Under the Stock Option Plans, incentive stock options granted to employees are valued using the intrinsic method, are nontransferable and are granted for terms no longer than ten years and at a price which may not be less than 100% of the fair value of the common stock on the date of grant. During 1997, of the 1,600,000 stock options granted, the Company issued 1,244,000 stock options to employees at a price ranging from $1.35 to $2.00 per share. During 1998, the Company issued 743,000 stock options to employees at a price of $8.00 per share. No compensation cost was recognized as the exercise price of the options

                                                            Financial Statements
was equal to the fair value of the stock at the date of grant. Had compensation cost for employee stock options been determined based on the Black-Scholes option-pricing model at the grant date, pro forma consolidated net income and earnings per share for 1997 and 1998 using the following weighted-average assumptions would have been as follows:

                                                                     1997  1998
                                                                     ----  ----
   Dividend yield...................................................   4%    4%
   Expected volatility..............................................   0%    0%
   Risk-free rate of return......................................... 5.0%  5.4%
   Expected life (in years).........................................  10     6

  For purposes of pro forma disclosures, the estimated fair values of the options are amortized to expense over the vesting period. The Company's pro forma information follows:

                                                            1997        1998
                                                         ----------- -----------
   Consolidated net income
     As reported........................................ $10,622,043 $10,053,979
     Pro forma.......................................... $10,542,364 $ 9,701,349
   Basic EPS
     As reported........................................ $      0.50 $      0.45
     Pro forma.......................................... $      0.49 $      0.44
   Diluted EPS
     As reported........................................ $      0.47 $      0.42
     Pro forma.......................................... $      0.47 $      0.41

  Under the Stock Option Plans, nonqualified stock options granted to nonemployees are valued using the fair value method, are nontransferable and are granted for terms no longer than six years and at a price which may not be less than 100% of the fair value of the common stock on the date of grant. During 1997, the Company issued 356,000 nonqualified stock options to nonemployees at an exercise price of $1.35 per share. No additional stock options were issued, exercised or cancelled during 1998. Additionally, the Company issued 100,000 nonqualified stock options in July 1997. These options are priced at $2.00, vest immediately, exercisable after one year and have a term of six years.

  During 1997, compensation expense of $155,503 was included in other operating expenses for the nonemployee options. This expense was determined by calculating the fair value of options granted on the date of grant using the Black-Scholes option-pricing model and the following weighted-average assumptions:

   Dividend yield..........................................................   4%
   Expected volatility.....................................................  30%
   Risk-free rate of return................................................ 5.0%
   Expected life (in years)................................................   6

  During 1997, the Company granted to a consulting firm 475,015 warrants to purchase the same number of shares of the Company's common stock which are nontransferable and vested as follows: 178,125 shares at issuance and 26,990 each month through March 1, 1998. The warrants

Financial Statements
are exercisable at $1.35 per share and expire on the earlier of May 1, 2003 or thirty-six months after the warrant shares are registered for public resale under the Securities Act. At December 31, 1997 and 1998, 394,015 and 475,015, respectively, of the warrants were vested and none were exercised. Subsequent to December 31, 1998, all of the warrants were registered and exercised.

  As a provision of the warrant agreement, the consulting firm can require the Company to repurchase the outstanding warrants between May 1998 and May 1999 for $300,000. Accordingly, it was determined that the fair value of the warrants as of December 31, 1997 and 1998 was $300,000.

NOTE 11 COMMITMENTS AND CONTINGENCIES

  The Company leases certain office space, automobiles and equipment under various noncancelable operating leases, and has options to renew and renegotiate most of the leases. The leases expire at various times through January 2008. The Company also leases equipment under various month-to-month cancelable operating leases. Total rent expense was approximately $317,000, $702,000 and $1,160,000 in 1996, 1997 and 1998, respectively.

  Approximate future minimum rental commitments for the operating leases are as follows:

   Year Ending December 31,
   ------------------------
   1999............................................................ $1,000,000
   2000............................................................    958,000
   2001............................................................    943,000
   2002............................................................    991,000
   2003............................................................    982,000
   Thereafter......................................................  2,738,000
                                                                    ----------
                                                                    $7,612,000
                                                                    ==========

  Effective September 1, 1998, the Company entered into various employment agreements with five of its executives. The employment agreements are for five years with a specified minimum salary and are extended automatically each year for one additional year unless both parties agree to termination prior to the end of any term. The agreements can be cancelled by either party; however if cancelled, without cause, by the Company, the Company is required to pay the minimum salary for the life of the agreement. In 1995 and 1996, the Company entered into various cancellable employment agreements with some of its key employees which provide for minimum annual salaries based on sales volume. However, in 1997 the Company terminated several of these contracts. As a result of the terminations, the Company incurred approximately $499,000 in severance of which $145,000 was accrued at December 31, 1997 and paid in 1998.

  The Company has a commitment with a supplier to purchase approximately $6.8 million of raw materials over the remaining nineteen month period ended August 2000.

                                                            Financial Statements

  The Company utilizes royalty agreements with individuals or entities to provide compensation for items such as reprints of articles or speeches relating to the Company; sales of promotional videos featuring sports personalities and promotional efforts in product sales or attracting new Associates. In addition, the Company pays a monthly fee of $20,000 to a research foundation for promoting and conducting health studies of Associates. This fee was discontinued in August 1998. The total expenses for all of these agreements were approximately $1,345,000, $1,568,000 and $933,000 in 1996, 1997
and 1998, respectively.

  The Company is in the final stages of a sales tax audit with a certain state comptroller. The State Comptroller has proposed certain adjustments to the Company's April 1994 through April 1998 sales tax returns. As a result, the Company has accrued $295,000 for any possible assessment, including any applicable interest by the state agency. The expense is included in general and administrative expenses.

NOTE 12 STOCK SPLIT

  On May 14, 1997, the Board of Directors declared a 1,000-for-1 stock split of the Company's common stock. The Board also approved a change in the stated par value of common shares from $0.01 per share to $0.0001 per share, and increased the number of authorized shares to 100,000,000. All share and per share data have been retroactively adjusted for this split.

  On April 8, 1998, the Company amended its Articles of Incorporation to reduce the number of authorized shares of common stock from 100,000,000 to 99,000,000. Additionally, the Company has authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share.

NOTE 13 LITIGATION

  In 1995, the Company entered into a settlement and mutual release agreement related to the termination of a former employee. Under the terms of the agreement, the Company agreed to pay the former employee $83,000 in cash and issued a $97,600 promissory note (Note 5). In 1996, the Company paid an additional $59,000 to the former employee related to this lawsuit. The settlement is recorded in other (income) expense, net in the accompanying consolidated financial statements.

  The Company has several pending claims incurred in the normal course of business which, in the opinion of management, can be resolved without material affect on the Company's consolidated results of operations or consolidated financial condition.

Financial Statements

NOTE 14 EARNINGS PER SHARE

  The following data show the amounts used in computing earnings per share and the effect on the weighted-average number of shares of dilutive common stock. The number of shares used in the calculations for 1996 reflects the 1,000-for-1 stock split on May 14, 1997.

                                 1996                                1997                                1998
                  ----------------------------------- ----------------------------------- -----------------------------------
                    Income       Shares     Per Share   Income       Shares     Per Share   Income       Shares     Per Share
                  (Numerator) (Denominator)  Amount   (Numerator) (Denominator)  Amount   (Numerator) (Denominator)  Amount
                  ----------- ------------- --------- ----------- ------------- --------- ----------- ------------- ---------
Basic EPS:
Net income
 available to
 common
 shareholders...  $7,162,389   20,626,971     $0.35   $10,622,043  21,448,551     $0.50   $10,053,979  22,101,738     $0.45
                  ----------   ----------     =====   -----------  ----------     =====   -----------  ----------     =====
Effect of
 dilutive
 securities:
Stock options...         --           --                      --      770,018                     --    1,293,481
Stock warrants..         --           --                      --      181,815                     --      263,703
                  ----------   ----------             -----------  ----------             -----------  ----------
Diluted EPS:
Net income
 available to
 common
 shareholders
 plus assumed
 conversions....  $7,162,389   20,626,971     $0.35   $10,622,043  22,400,384     $0.47   $10,053,979  23,658,922     $0.42
                  ==========   ==========     =====   ===========  ==========     =====   ===========  ==========     =====

                                  June 30, 1998                    June 30, 1999
                                   (Unaudited)                      (Unaudited)
                         -------------------------------- --------------------------------
                                                    Per                              Per
                           Income       Shares     Share    Income       Shares     Share
                         (Numerator) (Denominator) Amount (Numerator) (Denominator) Amount
                         ----------- ------------- ------ ----------- ------------- ------
Basic EPS:
Net income available to
 common shareholders.... $6,981,306   22,101,738   $0.31  $5,082,945   23,639,894   $0.22
Effect of dilutive
 securities:
Stock options...........        --     1,332,737                 --     1,432,300
Stock warrants..........        --       270,867                 --        70,260
                         ----------   ----------          ----------   ----------
Diluted EPS:
Net income available to
 common shareholders
 plus assumed
 conversions............ $6,981,306   23,705,342   $0.29  $5,082,945   25,142,454   $0.20
                         ==========   ==========   =====  ==========   ==========   =====

NOTE 15 SUBSEQUENT EVENTS

  On February 12, 1999, the Company issued 1,500,000 shares of common stock to investors at $8.00 per share, resulting in net cash proceeds to the Company of approximately $9.2 million. In addition, in February 1999, the Company received $187,083 in proceeds from the exercise of 138,580 outstanding warrants at $1.35 per share. On February 22, 1999, the Company filed a Registration Statement on Form S-8, registering 336,435 shares of the Common Stock issuable upon exercise of the remaining 336,435 outstanding warrants. In late February 1999, the Company received $454,188 in proceeds from the exercise of the remaining 336,435 outstanding warrants at $1.35 per share. The shares of Common Stock issued upon exercise of these warrants were then sold in the public markets.

                                                            Financial Statements

                 [LOGO OF MANNATECH INCORPORATED APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The estimated expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table. Each amount, except for the Securities and Exchange Commission fee, is estimated. We intend to pay all expenses of registration, issuance and distribution with respect to the shares being sold by the selling shareholders.

     SEC registration fee............................................. $  7,710
     Transfer agent's and registrar's fees and expenses...............    2,000
     Printing and engraving expenses..................................  135,000
     Legal fees and expenses..........................................  150,000
     Accounting fees and expenses..................................... $ 25,000
     Miscellaneous....................................................    5,000
                                                                       --------
         Total........................................................ $324,710
                                                                       ========

Item 14. Indemnification of Directors and Officers

  Mannatech is empowered by Article 2.02-1 of the Texas Business Corporation Act to indemnify its directors and officers with respect to certain liabilities arising out of their capacity or status as directors and officers. Further, we are required to indemnify and pay reasonable expenses incurred or paid by any of its directors or officers in the successful defense of any action, suit or proceeding arising out of their capacity as a director or officer. Article 2.02-1 also provides that such indemnification is not exclusive of other rights to which the person may be entitled under a corporation's articles of incorporation, bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Texas Business Corporation Act. In addition, pursuant to Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, we provided in our articles of incorporation that a director shall not be liable to us or our shareholders for monetary damages for an act or omission in a director's capacity as director.

  Furthermore, we have entered into individual indemnification agreements with each of our directors that contractually obligate us to indemnify the directors for liabilities they may incur in the performance of their duties and provide insurance or self-insurance in lieu of. The form of such indemnification agreements with a schedule of director signatories is incorporated by reference as Exhibit 10.3.

Item 15. Recent Sales of Unregistered Securities

  The following sets forth information regarding all sales of unregistered securities of Mannatech during the past three years. All such shares were issued in reliance upon an exemption from registration under the Securities Act of 1933 by reason of Section 4(2) or

3(b) of the Securities Act of 1933 and/or the rules and regulations promulgated thereunder. In connection with each of these transactions, the shares were sold to a very limited number of persons. Such persons were provided access either through employment or other relationships to all relevant information regarding Mannatech and/or represented to Mannatech that they were "sophisticated" investors. No underwriters were involved in the sales of securities set forth below. Appropriate legends are affixed to the certificates evidencing such shares and such persons represented to us that the shares were purchased for investment purposes only and with no view toward distribution. All of the securities described below are deemed restricted securities for purposes of the Securities Act of 1933.

    1. Issuance of an aggregate of 10,000,000 shares of our common stock on June 1, 1997 in exchange for (1) all the outstanding common stock of each of Eight Point Services, Inc., Triple Gold Business, Inc., Five Small Fry, Inc. and Beta Nutrient Technology, Inc., held by the individuals listed below, and (2) all of the limited partnership interests in Dynamic Eight Partners, Ltd., Power Three Partners, Ltd., Beta M. Partners, Ltd. and Eleven Point Partners, Ltd. held by the individuals listed below.

      Name                                                      Number of Shares
      ----                                                      ----------------
      Samuel L. Caster.........................................    3,094,946
      William C. Fioretti......................................    3,094,946
      Charles E. Fioretti......................................    2,867,284
      Patrick D. Cobb..........................................      235,706
      Dick R. Hankins..........................................      235,706
      Don W. Herndon...........................................      235,706
      Gary L. Watson...........................................      235,706

    2. Issuance of an aggregate of 2,027,571 shares of our common stock to the individuals set forth below on June 1, 1997 in exchange for the cancellation of certain incentive compensation agreements.

      Name                                                      Number of Shares
      ----                                                      ----------------
      Ray Robbins..............................................     607,333
      H. Reginald McDaniel.....................................     546,600
      Bill H. McAnalley, Ph.D..................................     303,667
      Peter E. Hammer..........................................     228,206
      Charles E. Fioretti......................................     227,662
      Kim Snyder...............................................     114,103

    3. Issuance of 74,167 shares of our common stock on March 3, 1998 to Richard Howard in exchange for the cancellation of his incentive compensation agreement.

    4. On May 1, 1997, we granted a warrant to purchase 475,015 shares of our common stock at a price of $1.35 per share, which were exercised in February 1999. The warrant has been exercised in full and the shares of our common stock received upon exercise have been sold pursuant to a Registration Statement on Form S-8.

    5. We granted options to purchase an aggregate of 2,518,000 shares of our common stock at a weighted average exercise price of $3.60 per share. Options totalling 504,148 shares of common stock have been exercised, all at an exercise price of $1.35, and options granted to one individual to purchase 50,000 shares of our common stock have been cancelled, leaving options to purchase 1,963,852 shares of common stock outstanding at a weighted average exercise price of $3.98.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
   No.   Exhibits
 ------- --------
  3.1    Amended and Restated Articles of Incorporation of Mannatech,
         incorporated herein by reference to Exhibit 3.1 to Mannatech's Form S-
         1 (File No. 333-63133) filed with the Securities and Exchange
         Commission on September 10, 1998.

  3.2 Second Amended and Restated Bylaws of Mannatech, incorporated herein by reference to Exhibit 4.3 to Mannatech's Form S-8 (File No. 333-
         77227) filed with the Securities and Exchange Commission on April 28,
         1999.

  4.1 Specimen Certificate representing our common stock, par value $0.0001 per share, incorporated herein by reference to Exhibit 4.1 to Mannatech's Amendment No. 1 to Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on October 28, 1998.

  4.2 Settlement Agreement dated July 2, 1999, entered into by and between Robert B. Hydeman, Ray Robbins and Robbins Enterprises, Inc., and
         Mannatech, incorporated herein by reference to Exhibit 4.2 to Mannatech's Form 10-Q (File No. 000-24657) filed with the Securities and Exchange Commission on August 5, 1999.

  5*     Opinion and Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

 10.1 1997 Stock Option Plan dated May 20, 1997, incorporated herein by reference to Exhibit 10.1 to Mannatech's Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.2 1998 Incentive Stock Option Plan dated April 8, 1998, incorporated herein by reference to Exhibit 10.2 to Mannatech's Form S-1 (File No.
         333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.3 Form of Indemnification Agreement with a schedule of director signatures, incorporated herein by reference to Exhibit 10.8 to Mannatech's Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.4    Letter of Understanding Regarding Development of Proprietary
         Information for Mannatech effective as of August 1, 1997, as amended, by and between Bill H. McAnalley, Ph.D. and Mannatech, incorporated herein by reference to Exhibit 10.12 to Mannatech's Form S-1 (File No.
         333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.5    Commercial Lease Agreement dated November 7, 1996 between MEPC Quorum
         Properties II Inc. and Mannatech, as amended by the First Amendment dated May 29, 1997 and the Second Amendment dated November 13, 1997, incorporated herein by reference to Exhibit 10.13 to Mannatech's Form
         S-1 (File No. 333-63133) filed with the Securities and Exchange
         Commission on September 10, 1998.

 10.6    Commercial Lease Agreement dated May 29, 1997 between MEPC Quorum
         Properties II Inc. and Mannatech, as amended by the First Amendment dated November 6, 1997, incorporated herein by reference to Exhibit
         10.14 to Mannatech's Form S-1 (File No. 333-63133) filed with the
         Securities and Exchange Commission on September 10, 1998.


 EXHIBIT
   NO.   EXHIBITS
 ------- --------
 10.7    Assignment of Patent Rights dated October 30, 1997 by and among Bill
         H. McAnalley, Ph.D., H. Reginald McDaniel, D. Eric Moore, Eileen P.
         Vennum and William C. Fioretti and Mannatech, incorporated herein by reference to Exhibit 10.15 to Mannatech's Form S-1 (File No. 333-
         63133) filed with the Securities and Exchange Commission on September
         10, 1998.

 10.8 Supply Agreement effective as of August 14, 1997 by and between Mannatech and Caraloe, Inc., incorporated herein by reference to
         Exhibit 10.17 to Mannatech's Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.9 Trademark License Agreement effective as of August 14, 1997 by and between Mannatech and Caraloe, Inc., incorporated herein by reference to Exhibit 10.19 to Mannatech's Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.10   Product Development and Distribution Agreement effective as of
         September 15, 1997 between New Era Nutrition Inc. and Mannatech, incorporated herein by reference to Exhibit 10.21 to Mannatech's Form
         S-1 (File No. 333-63133) filed with the Securities and Exchange
         Commission on September 10, 1998.

 10.11   Summary of Management Bonus Plan, incorporated herein by reference to
         Exhibit 10.23 to Mannatech's Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.12 Individual Guaranty of Samuel L. Caster dated January 5, 1998, incorporated herein by reference to Exhibit 10.27 to Mannatech's Form
         S-1 (File No. 333-63133) filed with the Securities and Exchange
         Commission on September 10, 1998.

 10.13 Individual Guaranty of Charles E. Fioretti dated January 5, 1998, incorporated herein by reference to Exhibit 10.28 to Mannatech's Form
         S-1 (File No. 333-63133) filed with the Securities and Exchange
         Commission on September 10, 1998.

 10.14 Lease dated September 1, 1998 between Mannatech Australia Pty Limited and Legal & General Properties No. 1 Pty Limited, incorporated herein by reference to Exhibit 10.29 to Mannatech's Form S-1 (File No. 333-
         63133) filed with the Securities and Exchange Commission on September
         10, 1998.

 10.15 Form of Employment Agreement entered into between Mannatech and each of Charles E. Fioretti, Patrick D. Cobb, Anthony E. Canale, Bill H.
         McAnalley and Deanne Varner, incorporated herein by reference to
         Exhibit 10.30 to Mannatech's Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.16 Renewal and Extension Promissory Note dated February 17, 1999 in the amount of $33,316.02 made by Patrick D. Cobb, incorporated herein by reference to Exhibit 10.25 to Mannatech's Form 10-K (File No. 000-
         24657) filed with the Securities and Exchange Commission on March 31,
         1999.

 Exhibit
   No.   Exhibits
 ------- --------
 10.17   Renewal and Extension Promissory Note dated February 17, 1999 in the amount of $199,896.10 made by Samuel L. Caster, incorporated herein by reference to Exhibit 10.26 to Mannatech's Form 10-K (File No. 000-
         24657) filed with the Securities and Exchange Commission on March 31,
         1999.
 10.18   Renewal and Extension Promissory Note dated February 17, 1999 in the amount of $199,896.09 made by Charles E. Fioretti, incorporated herein by reference to Exhibit 10.27 to Mannatech's Form 10-K (File No. 000-
         24657) filed with the Securities and Exchange Commission on March 31,
         1999.

 10.19 Lease dated April 27, 1999 between Mannatech and Regus (UK) Ltd., incorporated herein by reference to Exhibit 10.20 to Mannatech's Form
         10-Q (File No. 000-24657) filed with the Securities and Exchange
         Commission on August 5, 1999.

 16 Letter of Belew Averitt LLP, former accountants to Mannatech, incorporated herein by reference to Exhibit 16 to Mannatech's Form S-1
         (File No.333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 21+     List of Subsidiaries.

 23.1*   Consent of PricewaterhouseCoopers LLP.

 23.2*   Consent of Belew Averitt LLP.

 23.3* Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in its opinion filed as Exhibit 5 to this registration statement).

 24+     Power of Attorney.

 27 Financial Data Schedule incorporated herein by reference to Exhibit 27 to Mannatech's Form 10-Q (File No. 000-24657) filed with the
         Securities and Exchange Commission on August 5, 1999.

--------

+Previously filed
*Filed herewith

  (b) Financial Statement Schedules

  None.

  Schedules not listed above have been omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or related notes.

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to Item 14 herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


  The undersigned registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the information statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on August 9, 1999.

                                          MANNATECH, INCORPORATED

                                                  /s/ Charles E. Fioretti
                                          By: _________________________________
                                                    Charles E. Fioretti
                                              Chairman of the Board and Chief
                                                     Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and as of the dates indicated.

              Signature                            Title                    Date
              ---------                            -----                    ----

       /s/ Charles E. Fioretti         Chairman of the Board and        August 9, 1999
______________________________________  Chief Executive Officer
         Charles E. Fioretti            (principal executive
                                        officer)

                  *                    President and Director           August 9, 1999
______________________________________
           Samuel L. Caster

                  *                    Vice President, Chief            August 9, 1999
______________________________________  Financial Officer and
           Patrick D. Cobb              Director (principal
                                        financial officer)

                  *                    Vice President of Accounting     August 9, 1999
______________________________________  and Controller (principal
       Stephen D. Fenstermacher         accounting officer)

                  *                    Director                        August 9, 1999
______________________________________
          Chris T. Sullivan

                  *                    Director                        August 9, 1999
______________________________________
           Steven A. Barker
     * By /s/ Charles E. Fioretti
______________________________________
         Charles E. Fioretti
           Attorney-in-Fact


                               INDEX TO EXHIBITS

 Exhibit
   No.   Exhibits
 ------- --------
  3.1    Amended and Restated Articles of Incorporation of Mannatech,
         incorporated herein by reference to Exhibit 3.1 to Mannatech's Form S-
         1 (File No. 333-63133) filed with the Securities and Exchange
         Commission on September 10, 1998.

  3.2 Second Amended and Restated Bylaws of Mannatech, incorporated herein by reference to Exhibit 4.3 to Mannatech's Form S-8 (File No. 333-
         77227) filed with the Securities and Exchange Commission on April 28,
         1999.

  4.1    Specimen Certificate representing the our common stock, par value
         $0.0001 per share, incorporated herein by reference to Exhibit 4.1 to Mannatech's Amendment No. 1 to Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on October 28, 1998.

  4.2 Settlement Agreement dated July 2, 1999, entered into by and between Robert B. Hydeman, Ray Robbins and Robbins Enterprises, Inc., and
         Mannatech, incorporated herein by reference to Exhibit 4.2 to Mannatech's Form 10-Q (File No. 000-24657) filed with the Securities and Exchange Commission on August 5, 1999.

  5*     Opinion and Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

 10.1 1997 Stock Option Plan dated May 20, 1997, incorporated herein by reference to Exhibit 10.1 to Mannatech's Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.2 1998 Incentive Stock Option Plan dated April 8, 1998, incorporated herein by reference to Exhibit 10.2 to Mannatech's Form S-1 (File No.
         333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.3 Form of Indemnification Agreement with a schedule of director signatures, incorporated herein by reference to Exhibit 10.8 to Mannatech's Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.4    Letter of Understanding Regarding Development of Proprietary
         Information for Mannatech effective as of August 1, 1997, as amended, by and between Bill H. McAnalley, Ph.D. and Mannatech, incorporated herein by reference to Exhibit 10.12 to Mannatech's Form S-1 (File No.
         333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.5    Commercial Lease Agreement dated November 7, 1996 between MEPC Quorum
         Properties II Inc. and Mannatech, as amended by the First Amendment thereto dated May 29, 1997 and the Second Amendment thereto dated
         November 13, 1997, incorporated herein by reference to Exhibit 10.13 to Mannatech's Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.


 EXHIBIT
   NO.   EXHIBITS
 ------- --------
 10.6    Commercial Lease Agreement dated May 29, 1997 between MEPC Quorum
         Properties II Inc. and Mannatech, as amended by the First Amendment thereto dated November 6, 1997, incorporated herein by reference to
         Exhibit 10.14 to Mannatech's Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.7    Assignment of Patent Rights dated October 30, 1997 by and among Bill
         H. McAnalley, Ph.D., H. Reginald McDaniel, D. Eric Moore, Eileen P.
         Vennum and William C. Fioretti and Mannatech, incorporated herein by reference to Exhibit 10.15 to Mannatech's Form S-1 (File No. 333-
         63133) filed with the Securities and Exchange Commission on September
         10, 1998.

 10.8 Supply Agreement effective as of August 14, 1997 by and between Mannatech and Caraloe, Inc., incorporated herein by reference to
         Exhibit 10.17 to Mannatech's Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.9 Trademark License Agreement effective as of August 14, 1997 by and between Mannatech and Caraloe, Inc., incorporated herein by reference to Exhibit 10.19 to Mannatech's Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.10   Product Development and Distribution Agreement effective as of
         September 15, 1997 between New Era Nutrition Inc. and Mannatech, incorporated herein by reference to Exhibit 10.21 to Mannatech's Form
         S-1 (File No. 333-63133) filed with the Securities and Exchange
         Commission on September 10, 1998.

 10.11   Summary of Management Bonus Plan, incorporated herein by reference to
         Exhibit 10.23 to Mannatech's Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 10.12 Individual Guaranty of Samuel L. Caster dated January 5, 1998, incorporated herein by reference to Exhibit 10.27 to Mannatech's Form
         S-1 (File No. 333-63133) filed with the Securities and Exchange
         Commission on September 10, 1998.

 10.13 Individual Guaranty of Charles E. Fioretti dated January 5, 1998, incorporated herein by reference to Exhibit 10.28 to Mannatech's Form
         S-1 (File No. 333-63133) filed with the Securities and Exchange
         Commission on September 10, 1998.

 10.14 Lease dated September 1, 1998 between Mannatech Australia Pty Limited and Legal & General Properties No. 1 Pty Limited, incorporated herein by reference to Exhibit 10.29 to Mannatech's Form S-1 (File No. 333-
         63133) filed with the Securities and Exchange Commission on September
         10, 1998.

 10.15 Form of Employment Agreement entered into between Mannatech and each of Charles E. Fioretti, Patrick D. Cobb, Anthony E. Canale, Bill H.
         McAnalley, Ph.D. and Deanne Varner, incorporated herein by reference to Exhibit 10.30 to Mannatech's Form S-1 (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.


 Exhibit
   No.   Exhibits
 ------- --------

 10.16 Renewal and Extension Promissory Note dated February 17, 1999 in the amount of $33,316.02 made by Patrick D. Cobb, incorporated herein by reference to Exhibit 10.25 to Mannatech's Form 10-K (File No. 000-
         24657) filed with the Securities and Exchange Commission on March 31,
         1999.

 10.17 Renewal and Extension Promissory Note dated February 17, 1999 in the amount of $199,896.10 made by Samuel L. Caster, incorporated herein by reference to Exhibit 10.26 to Mannatech's Form 10-K (File No. 000-
         24657) filed with the Securities and Exchange Commission on March 31,
         1999.

 10.18 Renewal and Extension Promissory Note dated February 17, 1999 in the amount of $199,896.09 made by Charles E. Fioretti, incorporated herein by reference to Exhibit 10.27 to Mannatech's Form 10-K (File No. 000-
         24657) filed with the Securities and Exchange Commission on March 31,
         1999.

 10.19 Lease dated April 27, 1999 between Mannatech and Regus (UK) Ltd., incorporated herein by reference to Exhibit 10.20 to Mannatech's
         Form 10-Q (File No. 000-24657) filed with the Securities and Exchange
         Commission on August 5, 1999.

 Exhibit
   No.   Exhibits
 ------- --------

 16 Letter of Belew Averitt LLP, former accountants to Mannatech, incorporated herein by reference to Exhibit 16 to Mannatech's Form S-1
         (File No. 333-63133) filed with the Securities and Exchange Commission on September 10, 1998.

 21+     List of Subsidiaries.

 23.1*   Consent of PricewaterhouseCoopers LLP.

 23.2*   Consent of Belew Averitt LLP.

 23.3* Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in its opinion filed as Exhibit 5 to this registration statement).

 24+     Power of Attorney.

 27 Financial Data Schedule incorporated herein by reference to Exhibit 27 to Mannatech's Form 10-Q (File No. 000-24657) filed with the
         Securities and Exchange Commission on August 5, 1999.

--------

+ Previously filed
* Filed herewith